SCHEDULE 14A INFORMATION


                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
            OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. 2)


                           Filed by the Registrant [X]
                 Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ] Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                               COLOR IMAGING, INC.

                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                       N/A
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

               PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1.   Title of each class of securities to which transaction applies:

     2.   Aggregate number of securities to which transaction applies:

     3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4.   Proposed maximum aggregate value of transaction:

     5.   Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1.   Amount Previously Paid:

     2.   Form, Schedule or Registration Statement No.:

     3.   Filing Party:

     4.   Date Filed:

                               COLOR IMAGING, INC.
                       4350 PEACHTREE INDUSTRIAL BOULEVARD
                                    SUITE 100
                             NORCROSS, GEORGIA 30071


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD SEPTEMBER 19, 2005

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Color Imaging, Inc. ("Color Imaging" or the "Company") will be held at 10:00 a.m., local time, on September 19, 2005, at the St. Ives Country Club, One St. Ives Country Club Drive, Duluth, GA 30097, for the following purposes:

1. To approve a series of amendments to Color Imaging's Certificate of Incorporation to effect a reverse stock split ("Reverse Stock Split") of our common stock at one of the ratios specified below and the repurchase of the resulting fractional shares held by each stockholder with less than one share after the Reverse Stock Split, followed immediately by an amendment of Color Imaging's Certificate of Incorporation to effect a forward stock split of Color Imaging's common shares upon the inverse of the ratio used in the Reverse Stock Split was effected (collectively the "Stock Splits"). As a result of the Stock Splits, (a) each stockholder owning less than one share after the Reverse Stock Split will receive $1.10 in cash, without interest, for each Color Imaging common share owned by such stockholder immediately prior to the Stock Splits and will no longer be a stockholder of Color Imaging; and (b) each stockholder owning more than the number of common shares upon which the Reverse Stock Split was effected immediately before the Stock Splits will receive common shares equal to the number of common shares they held prior to the Stock Splits. The Stock Splits are proposed for the purpose of taking Color Imaging private and terminating its reporting obligations under the Securities Exchange Act of 1934, as amended (the "Stock Splits Proposal").

     A. To effect a one-for-1500 reverse stock split of the outstanding shares of Color Imaging's common stock.

     B. To effect a one-for-2500 reverse stock split of the outstanding shares of Color Imaging's common stock.

     C. To effect a one-for-5000 reverse stock split of the outstanding shares of Color Imaging's common stock.


2.   To  elect  seven  directors  to serve  until  the next  Annual  Meeting  of
     Stockholders  or  until  their   respective   successors  are  elected  and
     qualified.

3. To ratify the selection of Lazar Levine & Felix LLP as Color Imaging's independent accountants for the year ending December 31, 2005.

4. To transact such other business as may properly come before the annual meeting or any adjournment thereof.

After careful consideration, the Board of Directors of Color Imaging, acting in part upon the unanimous recommendation of the Special Committee, unanimously determined that the Stock Splits Proposal is advisable, fair to and in the best interests of the Color Imaging stockholders, accordingly, recommends that you vote "FOR" adoption of the Stock Splits Proposal. The board also recommends that you vote "FOR" the other proposals listed above.


The Board of Directors has fixed the close of business on July 29, 2005, as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the annual meeting and all adjourned meetings thereof.


                       BY ORDER OF THE BOARD OF DIRECTORS

                           /s/ MORRIS E. VAN ASPEREN
                           Morris E. Van Asperen
                           Secretary


Dated: August __, 2005


PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE RETURN ENVELOPE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THIS TRANSACTION, PASSED UPON THE MERITS OR FAIRNESS OF THIS TRANSACTION, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                TABLE OF CONTENTS

Summary Term Sheet.............................................................................1
Color Imaging Background.......................................................................1
Stock Splits Proposal..........................................................................1
Purpose of and Reasons for the Stock Splits....................................................2
Fairness of the Stock Splits...................................................................3
Position of the Wangs as to Fairness of the Transaction........................................4
Voting Information.............................................................................4
Certain Federal Income Tax Consequences........................................................4
Unavailability of Appraisal or Dissenters' Rights..............................................4
Escheat Laws...................................................................................5
Cautionary Notice Regarding Forward-Looking Statements.........................................5
SPECIAL FACTORS................................................................................6
Purpose of the Stock Splits....................................................................6
What is the Reverse Stock Split?...............................................................6
What is the Forward Stock Split................................................................6
What is the Pink Sheets Electronic Quotation Service?..........................................6
Reasons for the Stock Splits...................................................................7
Did the Board consider any disadvantages of going private?.....................................9
What does "going private" mean?...............................................................11
Why is the Board seeking stockholder approval for three different Reverse Split Ratios?.......11
How will the Board Select the Reverse Split Ratio?............................................11
Is there a possibility that the Board will not complete the Stock Splits even if the stockholders approve the proposal?....................................................12
What will I receive in the Stock Splits if the proposal is approved and implemented?..........13
What if I hold shares in "street name"?.......................................................13
May I buy additional shares in order to remain a stockholder of Color Imaging?................13
How did the Board determine the fairness of the reverse stock split?..........................14
What are the interests of affiliates of Color Imaging in the reverse stock split?.............14
Will I have appraisal or dissenters' rights?..................................................14
What are the tax implications of the Stock Splits?............................................14
What are the approval requirements for the Stock Splits Proposal?.............................15
Effects of the Stock Splits...................................................................15
Alternatives to the Stock Splits..............................................................18
Background of the Stock Splits................................................................19
Fairness of the Stock Splits..................................................................26
Other Factors.................................................................................29
Conclusion....................................................................................30
Position of the Wangs as to Fairness of the Transaction.......................................31
SPECIAL FACTORS - OPINION OF CBIZ VALUATION GROUP, LLC........................................31
Purpose and Content of the Fairness Opinion...................................................33
Review of Color Imaging Current and Historical Market Performance.............................35
Going Concern Fair Value Estimates............................................................36
Discounted Cash Flow Method...................................................................37
Discounted Cash Flow Analysis - Stand-Alone Basis.............................................39
Discounted Cash Flow Analysis - Reverse Stock Split Basis.....................................40
Publicly-traded Company Analysis..............................................................40
Publicly-Traded Company Analysis - Stand-Alone Basis..........................................41
Publicly-Traded Company Analysis - Reverse Stock Split Basis..................................42
Merger and Acquisition Analysis...............................................................42
Merger and Acquisition Analysis - Stand-Alone Basis...........................................43
Acquisition Method - Reverse Stock Split Basis................................................43
Liquidation Analysis..........................................................................43
Premium Analysis..............................................................................44
Other Considerations..........................................................................44
Conclusion....................................................................................44
Engagement of CBIZ Valuation Group, LLC.......................................................45
Meeting and Voting Information................................................................45
Time and Place................................................................................45
Revoking Your Proxy...........................................................................45
Record Date...................................................................................46
Quorum and Required Vote......................................................................46


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

Solicitation and Costs........................................................................46
PROPOSAL NO. 1 - STOCK SPLITS PROPOSAL........................................................47
Summary and Structure.........................................................................47
Recommendation of the Board...................................................................49
Potential Disadvantages of the Stock Splits to Stockholders...................................49
Share Certificates............................................................................49
Material Federal Income Tax Consequences......................................................50
Unavailability of Appraisal or Dissenters' Rights.............................................51
Reservation of Rights.........................................................................51
Escheat Laws..................................................................................51
Regulatory Approvals..........................................................................52
PROPOSAL 1-A -- APPROVAL OF AMENDMENT OF COLOR IMAGING'S AMENDED AND RESTATED................ 52
PROPOSAL 1-B -- APPROVAL OF AMENDMENT OF COLOR IMAGING'S CERTIFICATE OF INCORPORATION TO
    EFFECT A ONE-FOR-2500 REVERSE STOCK SPLIT.................................................52
PROPOSAL 1-C -- APPROVAL OF AMENDMENT OF COLOR IMAGING'S CERTIFICATE OF INCORPORATION TO
    EFFECT A ONE-FOR-5000 REVERSE STOCK SPLIT.................................................53
INFORMATION ABOUT COLOR IMAGING...............................................................53
Interest of Certain Persons in Matters to be Acted Upon.......................................53
Market Price and Dividend Information.........................................................54
Common Share Market Purchase Information......................................................56
FINANCIAL INFORMATION.........................................................................57
Summary Historical Financial Information......................................................57
Certain Financial Effects of the Stock Splits.................................................58
Pro Forma Financial Information...............................................................58
PRO FORMA CONDENSED BALANCE SHEET JUNE 30, 2005...............................................59
PRO FORMA CONDENSED BALANCE SHEET DECEMBER 31, 2004...........................................60
PRO FORMA CONDENSED INCOME STATEMENT SIX MONTHS ENDED JUNE 30, 2005...........................61
PRO FORMA CONDENSED INCOME STATEMENT YEAR ENDED DECEMBER 31, 2004.............................62
PROPOSAL NO. 2 - ELECTION OF DIRECTORS........................................................63
INFORMATION ABOUT THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD..........................64
Director Nominations..........................................................................64
Stockholder Communications....................................................................65
Director Attendance at Stockholder Meetings...................................................66
Meetings of the Board of Directors............................................................66
Director Compensation.........................................................................66
Audit Committee...............................................................................66
Nominating and Compensation Committees........................................................66
REPORT OF AUDIT COMMITTEE.....................................................................66
Fees Paid to Color Imaging's Independent Auditors.............................................67
Audit Committee's Pre-Approval Policies and Procedures........................................68
REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION....................................69
Overview......................................................................................69
Base Salary...................................................................................69
Cash Based Incentive Plans....................................................................69
Stock Based Incentive Plans...................................................................70
Chief Executive Officer Compensation..........................................................70
EXECUTIVE COMPENSATION........................................................................71
Option Grants Table...........................................................................72
Option Exercises and Year-End Value Table.....................................................72
Employment Agreements.........................................................................72
Compensation Committee Interlocks and Insider Participation...................................73
PERFORMANCE GRAPH.............................................................................73
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................................75
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT................................76
Section 16(a) Beneficial Ownership Reporting Compliance.......................................77
PROPOSAL NO. 3 - RATIFICATION OF INDEPENDENT ACCOUNTANTS......................................77
OTHER BUSINESS................................................................................77
STOCKHOLDER PROPOSALS.........................................................................78
AVAILABLE INFORMATION.........................................................................78
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...............................................78
Annual Report on Form 10-K....................................................................79
EXHIBIT A - FAIRNESS OPINION.................................................................A-1
EXHIBIT B - FORM OF REVERSE STOCK SPLIT......................................................B-1
EXHIBIT C - FORM OF FORWARD STOCK SPLIT......................................................C-1
EXHIBIT D - FORM OF TRANSMITTAL LETTER.......................................................D-1


SUMMARY TERM SHEET

The following is a summary of the material terms of the Stock Splits upon which Color Imaging's stockholders will vote at the Annual Meeting. While this summary describes what we believe are the most material terms and conditions of the Stock Splits, this Proxy Statement contains a more detailed description of such terms and conditions. We urge you to carefully review, in their entirety, this Proxy Statement, the attached Exhibits and the documents incorporated by reference before voting.

COLOR IMAGING BACKGROUND

Color Imaging is a Delaware corporation. Color Imaging's principal offices are located at 4350 Peachtree Industrial Blvd, Suite 100, Norcross, GA 30071 and Color Imaging's phone number at that address is (770) 840-1090.

Please see the section of this Proxy Statement entitled "Information About Color Imaging" for a more detailed discussion.

STOCK SPLITS PROPOSAL


Our stockholders are now being asked to vote upon the proposed amendments of our Certificate of Incorporation to effect the reverse stock split in which each 1500, 2500 or 5000 outstanding shares of our common stock will be combined into one share of our common stock. Upon receiving stockholder approval, the Board will have the sole discretion pursuant to Section 242(c) of the Delaware General Corporation Law, to elect, as it determines to be in the best interests of Color Imaging and its stockholders, whether or not to effect a reverse stock split, and if so, whether to effect a one-for-1500, one-for-2500, or one-for-5000 reverse stock split. Our Board believes that stockholder approval of the proposed amendments granting the Board this discretion, rather than approval of only one specified reverse stock split ratio, provides the Board with maximum flexibility to react to then-current conditions and the factors listed below and, therefore, is in the best interests of Color Imaging and its stockholders.


The Stock Splits will consist of the following steps:

As used throughout this Proxy Statement, the term "Stock Splits" refers to a transaction consisting of the following steps:

     o The Stock Splits will take effect on the date (the "Effective Date") that the Delaware Secretary of State accepts for filing certificates of amendment to our Certificate of Incorporation (one amendment effecting the reverse stock split, the other effecting the forward stock split).


     o On the Effective Date, the Company will first effect a reverse stock split of its common shares, which will be either a 1-for-1500, 1-for-2500 or 1-for-5000 reverse stock split, depending on the approval of the stockholders and the final determination of the Board of Directors as to the appropriate reverse stock split ratio ("Reverse Split Ratio").


     o Each holder of less than one whole share of common stock after the operation of the reverse stock split will receive cash instead of a fractional share. The Company will pay each of these holders an amount in cash (the "Cash Out Price") equal to $1.10 per share held by such holder immediately before the reverse stock split.

     o On the Effective Date, following the completion of the reverse stock split, the Company will effect a forward stock split of the common shares, which will be either a 1500-for-1, 2500-for-1 or 5000-for-1 forward stock split, depending on the final determination of the Board of Directors as to the stock split ratio. The Board will use a forward ratio which is the inverse of the Reverse Split Ratio. Each holder of one or more shares immediately after the reverse stock split will participate in the forward stock split, which will result in such holder holding the same number of shares after the forward stock split as was held by such holder immediately before the reverse stock split.


Please see the sections of this Proxy Statement entitled "Special Factors - Effects of the Stock Splits," "Special Factors - How Will the Board Select the Reverse Split Ratio?" and "Proposal No. 1 - Stock Splits Proposal - Summary and Structure" for a more detailed discussion of the Stock Splits.


The Board of Directors retains the discretion to abandon the stock splits transaction even if the stockholders approve it. The Board currently expects that the costs will remain within the acceptable range and plans to complete the transaction, if it is approved by the stockholders, which is expected given the insiders and their affiliates hold a controlling interest in the Company. However, after the annual meeting of the stockholders the Board will meet and consider whether or not the going private transaction remains in the best interest of Color Imaging and its stockholders. The Board desires to complete the transaction for the lowest cost possible, consistent with reducing the number of holders, both of record and beneficial holders, to approximately 200. The Company is now, in the judgment of the Board, dependent on new products that still need to be perfected or developed, and the Board is cognizant of the need to maintain a strong financial condition while the Company is in this transitional period. The Board does not want to significantly lower the Company's liquidity or incur debt in order to complete the transaction. A number of factors or situations could cause the Board to decide to abandon the transaction, even if approved by the stockholders. These factors or situations include:

     (1) Both the desired total cost of the transaction and the reduced number of holders needs to be achieved, or the Board may decide to abandon the transaction. Should the Company not be able to sufficiently reduce the number of holders, within a total dollar expenditure amount acceptable to the Board, to a level that reasonably assures that the Company would not revert to a publicly reporting entity in the foreseeable future after the transaction is completed, then the Board would likely abandon the transaction.


     (2) It is likely that the Board will also abandon the transaction should the overall expenditure necessary to complete it approach $1.0 million.


     (3) Even if the overall costs of the transaction is within the budgetary guideline set by the Board, the Board may still decide to abandon the transaction should the then economic conditions or the financial condition of the Company, or their outlook, be such that in the judgment of the Board it is no longer advisable to use its cash resources to go private.

     (4) If, after the completion of the transaction, the Company's financial condition was projected to violate, or approach a violation of, its covenants with its bank, the Board would likely decide not to complete the transaction whether or not the bank were to agree waive such violation or be agreeable to loosen the covenants.

The Board's decision is subject to continuing favorable business conditions, and other factors. Factors that the Board will consider in making the final determination are discussed at "Special Factors - Is there a possibility that the Board will not complete the Stock Splits even if the stockholders approve the proposal?"

PURPOSE OF AND REASONS FOR THE STOCK SPLITS

     o The principal purpose of the Stock Splits is to acquire for cash common shares from those holders of fewer than either 1500, 2500 or 5000 common shares.

     o The Stock Splits are intended to reduce the number of holders of record of the common shares to substantially below 300 and thereby enable the Company to terminate the registration of its common shares under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") with the reasonable expectation of remaining below 300 stockholders. The Company's termination of the registration of its common shares under the Exchange Act does not require the approval of the holders of common shares and will not be voted upon at the meeting. Upon such termination, the Company's duty to file periodic reports with the Commission will be suspended, and the Company will no longer be classified as a public reporting company. Notwithstanding such termination, the Company will continue to be subject to the general anti-fraud provisions of federal and applicable state securities laws and to the laws of the State of Delaware. Please see the section of this Proxy Statement entitled "Special Factors--Effects of the Stock Splits" for a more detailed discussion of the foregoing.

     o The following are the principal reasons the Board considered in pursuing the Stock Splits:

          - the cost savings and future costs avoided of approximately $115,000 and $45,000 per year, respectively, that the Company expects to realize in the future as a result of the suspension of its periodic reporting obligations under the Exchange Act due to the deregistration of the common shares under the Exchange Act, including the cost savings resulting from no longer being subject to the public company provisions of the Sarbanes-Oxley Act of 2002, as amended (the "Sarbanes-Oxley Act");

          - the Sarbanes-Oxley Act of 2002 and related regulations have increased the costs of remaining a public company, and have the effect of increasing the burdens and potential liabilities of being a public reporting company, such as increasing audit fees, attorneys' fees, and insurance premiums as the potential liability of officers and directors is increased;

          - since Color Imaging stock is not listed on a major stock exchange or interdealer quotation system, such as the NYSE, AMEX, or NASDAQ Stock Market, Color Imaging stockholders are not currently realizing many of the principal benefits of public ownership;

          - in light of Color Imaging's current size and resources, and the lack of a robust trading market in its common stock, the Board of Directors does not believe that these costs are justified, and believes that it is in Color Imaging's best interests to eliminate the financial and administrative burdens associated with being and remaining a public company;

          - the additional savings in terms of management's and employees' time that will no longer be spent preparing the periodic reports required of public companies under the Exchange Act and managing stockholder relations and communications;

          - the reduced premiums that may result for the Company's directors' and officers' insurance policies as a result of the Company no longer being a public reporting company;

          - the decrease in expenses resulting from no longer being required to service holders with small positions in our common shares;

          - the ability of the Company to control the dissemination of competitively sensitive business information, which is currently disclosed in the Company's periodic reports and accordingly available to the Company's competitors, vendors, customers and other interested parties, potentially to the Company's detriment;

          -    the   ability  of  the  Company  to  gain   greater   operational
               flexibility by being able to focus on long-term growth without an undue emphasis on current earnings and other short-term metrics;

          - the belief of the Board that the Stock Splits constitute the most expeditious, efficient, cost-effective and fairest method to convert the Company from a public reporting company to a privately-held, non-reporting company in comparison to other alternatives considered by the Board;

          - the fact that the Company has not realized many of the benefits normally presumed to result from being a public reporting company due to the relatively limited liquidity of the common shares such as enhanced stockholder value, enhanced corporate image, access to capital markets, active trading market, analysts' reports, ability to use company stock to attract, retain and incentivize employees, and ability to use company stock as currency for acquisitions; and

          - allowing holders of fewer than either 1500, 2500 or 5000 common shares, as the case may be, to liquidate their common shares for cash at a fair market value, without the payment of brokerage commissions or other transaction fees.

FAIRNESS OF THE STOCK SPLITS

The Board has set $1.10 per pre-split Common Share (the "Repurchase Price") as the cash consideration to be paid by Color Imaging in lieu of issuing fractional Common Shares (i.e., less than one whole Common Share) in connection with the Stock Splits. The Board made this determination in good faith and received a fairness opinion (the "Fairness Opinion") prepared by CBIZ Valuation Group, LLC ("CVG"), an independent financial advisor. The Board also considered other factors the Board deemed relevant, as described in greater detail in this Proxy Statement.

The Fairness Opinion was delivered to the Board to assist the Board in establishing the terms and conditions of the Stock Splits. The Fairness Opinion states that based upon and subject to the factors and assumptions set forth therein as of May 2, 2005, the Repurchase Price is fair, from a financial point of view, to Color Imaging's stockholders who would not retain their interest in Color Imaging, and those who would retain their interest, after the transaction, in each case excluding executive officers and directors of the Company and their affiliates.

The full text of the Fairness Opinion, dated May 2, 2005, is attached to this Proxy Statement as Exhibit A. We urge you to read the Fairness Opinion in its entirety. CVG provided the Fairness Opinion for the information and assistance of the Special Committee and the Board in connection with its consideration of the Stock Splits. The Fairness Opinion is not a recommendation as to how you should vote with respect to the Stock Splits.

The Board believes that the Stock Splits are in Color Imaging's and its stockholders best interests and are substantively and procedurally fair to both the affiliated and unaffiliated holders of the Common Shares, including both those holders whose Common Shares will be completely cashed out pursuant to the


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

Stock Splits ("Cashed Out Holders") and those who will continue to hold Common Shares after the Stock Splits ("Continuing Holders").

The Board has reviewed and considered the analyses and conclusions of CVG contained in the Fairness Opinion, received the recommendation of the Special Committee, and unanimously approved the Stock Splits.

Please see the sections of this Proxy Statement entitled "Special Factors - Fairness of the Stock Splits," "Opinion of CBIZ Valuation Group, LLC," "Proposal No. 1 - Stock Splits Proposal - Background of the Stock Splits" and "Proposal No. 1 - Stock Splits Proposal - Recommendation of the Board" for a more detailed discussion of the foregoing.

POSITION OF THE WANGS AS TO FAIRNESS OF THE TRANSACTION

The rules of the SEC require  Jui-Hung  Wang,  Jui-Kung  Wang,  Sueling Wang and
Jui-Chi Wang (collectively the "Wangs") to express their belief as to the fairness of the Stock Splits Proposal to our stockholders. The Wangs are listed as filing persons in Color Imaging's Schedule 13E-3 filed in connection with the going private transaction. Each of the Wangs is a Director of Color Imaging. Biographical information for them is included at "Proposal No. 2- Election of Directors." The Wangs are brothers. As a group, they control Color Imaging by virtue of their collective beneficial ownership of approximately 63% of the voting stock, and their position as Directors of the Company. Their primary business address is that of the Company.

The Wangs were not part of, and did not participate in the deliberations of, the Special Committee. Based on their belief regarding the reasonableness of the conclusions and analyses of the Special Committee and the Board of Directors, the Wangs adopted the conclusions and analyses of the Special Committee and the Board of Directors described above and believe that the $1.10 per share consideration is fair to Color Imaging's stockholders owning fewer than 1500, 2500 or 5000 shares of our common stock and is fair, from a financial point of view, to the other stockholders, including the unaffiliated stockholders. For a discussion of the factors considered by the Wangs, see "Special Factors - Position of the Wangs as to the Fairness of the Transaction."

VOTING INFORMATION


Approval of each of the Stock Split ratios requires the approval of a majority of the outstanding Common Shares entitled to vote at the Annual Meeting. As of the close of business on July 29, 2005 (the "Record Date"), there were 12,697,805 Common Shares outstanding and entitled to vote at the Annual Meeting, of which 6,348,903 are required to approve the Stock Splits. Since the members of the Board have indicated their intention to vote their shares for the approval of such proposal, and such members hold or control a majority of the votes that may be cast at the Annual Meeting, approval of the stock splits proposal is assured.


Please see the section of the Proxy Statement entitled "Meeting and Voting Information" for a more detailed discussion of the foregoing.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

Color Imaging will not recognize any gain, loss or deduction for federal income tax purposes as a result of the Stock Splits.

Color Imaging's stockholders will generally recognize a gain or loss for federal income tax purposes equal to the difference between the amount of cash received and the stockholder's tax basis in the Common Shares that are exchanged for the repurchase price in lieu of issuing fractional shares.

Please see the section of this Proxy Statement entitled "Proposal No. 1 - Stock Splits Proposal - Material Federal Income Tax Consequences" for a more detailed discussion of the foregoing.

UNAVAILABILITY OF APPRAISAL OR DISSENTERS' RIGHTS

A holder of Common Shares does not have the right under Delaware law or Color Imaging's Certificate of Incorporation or Code of Regulations (the "Regulations") to demand the appraised value of such Common Shares or any other dissenters' rights if the holder votes against the Stock Splits.

Please see the section of this Proxy Statement entitled "Proposal No. 1 - Stock Splits Proposal - Unavailability of Appraisal or Dissenters' Rights" for a more detailed discussion of the foregoing.

ESCHEAT LAWS

All unclaimed cash amounts payable to stockholders in lieu of issuing fractional shares will be subject to applicable state laws regarding abandoned property.

Please see the section of this Proxy Statement entitled "Proposal No. 1 - Stock Splits Proposal - Escheat Laws" for a more detailed discussion of the foregoing.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

When used in this Proxy Statement the words or phrases "intend," "plan," "will likely result," "are expected to," "will continue," "anticipate," "estimate," "project" or similar expressions are intended to identify "forward-looking statements." Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from results presently anticipated or projected. Forward-looking statements in this report are not based on historical facts, but rather reflect the current expectations of our management concerning future results and events. It should be noted that the protections provided by Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, do not apply to the discussions in this Proxy Statement related to the "going private" transaction being submitted to the stockholders at the annual meeting. We have attempted to qualify our forward-looking statements with appropriate cautionary language to take advantage of the judicially created doctrine of "bespeaks caution" and other protections. Color Imaging cautions you not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Color Imaging advises readers that Color Imaging's actual results may differ materially from any opinions or statements expressed with respect to future periods in any current statements in this Proxy Statement or in our other filings with the SEC.

Color Imaging does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Please see the section of this Proxy Statement entitled "Available Information."

                                 SPECIAL FACTORS

PURPOSE OF THE STOCK SPLITS

The primary purpose of the Stock Splits is to terminate Color Imaging's status as a public reporting company with the SEC. As a result of the reverse stock split and the repurchase of the resulting fractional shares from holders of fewer than 1500, 2500 or 5000 shares, depending upon which of the foregoing ratios is used for the reverse stock split, Color Imaging expects to have fewer than 150 holders of record of the Common Shares, which would enable Color Imaging to terminate the registration of the Common Shares under the Exchange Act. If the Stock Splits are completed, Color Imaging intends to file with the SEC to terminate the registration of the Common Shares. Upon deregistration, the Common Shares would no longer be quoted on the Nasdaq over the counter bulletin board and trades in the Common Shares would only be possible through privately negotiated transactions or provided there is support from market makers in the Pink Sheets(R) Electronic Quotation Service, a centralized quotation service described below.

The purpose of the forward stock split, which will occur immediately after the reverse stock split and the repurchase of fractional shares resulting from the reverse split, is to prevent the Common Shares from having an unusually high per share value that would otherwise result from the reverse stock split, which would tend to further decrease the liquidity of the Common Shares. Additionally, those stockholders by virtue of their not holding shares in even multiples of the reverse stock split ratio will have one or more whole shares and fractional shares of Color Imaging. By effecting a forward stock split at the same ratio as that of the reverse stock split, no stockholders will have any fractional shares of Color Imaging's Common Stock.

WHAT IS THE REVERSE STOCK SPLIT?


We are proposing that our stockholders approve an amendment to Color Imaging's Certificate of Incorporation to effect a reverse stock split of our common stock using the Reverse Split Ratio selected by the Board from among the ratios approved by the stockholders. As a result of the reverse stock split, each 1500, 2500 or 5000 shares of outstanding common stock would be converted and reclassified into one share of common stock (depending upon which Reverse Split Ratio is selected by the Board), thereby reducing the number of issued and outstanding shares of common stock and the number of shares of common stock issuable upon conversion of outstanding shares of common stock or upon exercise of outstanding options and warrants to purchase common stock. Each stockholder owning less than one whole share after the reverse stock split of our common stock will have its shares converted into the right to receive a cash payment equal to $1.10 per pre-reverse split share.


WHAT IS THE FORWARD STOCK SPLIT?

We are proposing that our stockholders approve an amendment to Color Imaging's Certificate of Incorporation to effect a forward stock split of our common stock using the inverse of the Reverse Split Ratio selected by the Board to effect the reverse stock split. As a result of the reverse stock split, each 1500, 2500 or 5000 shares of outstanding common stock would be converted and reclassified into one share of common stock (depending upon which Reverse Split Ratio is selected by the Board), thereby increasing the number of issued and outstanding shares of common stock and the number of shares of common stock issuable upon conversion of outstanding shares of common stock or upon exercise of outstanding options and warrants to purchase common stock. Each stockholder owning one or more shares of our common stock after the reverse stock split has been effected will, by virtue of the forward stock split at the same ratio as that used to effect the reverse stock split, have the same number of Common Shares of Color Imaging's Common Stock as the stockholder held prior to the reverse stock split.

WHAT IS THE PINK SHEETS ELECTRONIC QUOTATION SERVICE?

Pink Sheets(R) LLC is a privately owned company that operates the Pink Sheets Electronic Quotation Service, an Internet-based, real-time quotation service for OTC equities and bonds for market makers and brokers. Issuers are not required to register securities with the Securities and Exchange Commission (SEC) under the Securities Exchange Act of 1934, or be current in their reporting requirements to be quoted on the Pink Sheets. Nor are issuers required to file financial or other company information with the Pink Sheets. However, SEC Rule 15c2-11 requires brokers to have available current business and financial information about an issuer if the broker will actively trade the securities of that issuer. In addition, SEC Rule 10b-17 requires all issuers of publicly traded securities, including Pink Sheets securities, to notify the NASD at least 10 calendar days prior to the record date of any dividend or other distribution, stock split, reverse split, or rights or subscription offering. Whether our shares are actually traded in the Pink Sheets depends entirely on the participation of brokers making a market in our stock. Brokers may or may not participate, and a Pink Sheets Market may and may not materialize or continue. Without such brokers, we will not be quoted in the Pink Sheets. To that extent, the availability of a market for our stock in the Pink Sheets is beyond our control. More information regarding the Pink Sheets may be found on the web at www.pinksheets.com.

REASONS FOR THE STOCK SPLITS

Reduced Costs and Expenses. We incur both direct and indirect costs to comply with the filing and reporting requirements imposed on us as a public reporting company. As described below, these costs include, among other things, management's time spent preparing and reviewing our public filings and legal and accounting fees associated with the preparation and review of such filings. Our compliance costs have increased significantly with the adoption and implementation of the Sarbanes-Oxley Act and related SEC and Nasdaq rules, and we expect these costs to increase further in the future. For smaller publicly traded companies, such as Color Imaging, those costs represent a larger portion of our revenues than for larger public companies.

The Board believes that by deregistering the Common Shares and suspending Color Imaging's periodic reporting obligations under the Exchange Act, we will realize recurring annual cost savings of approximately $115,000 in fees and expenses that we have historically incurred, including fees and expenses for compliance with the Sarbanes-Oxley Act. Furthermore, fees for SOX 404 internal controls compliance testing by our independent auditors are estimated to be about $25,000, and those that Color Imaging was going to incur for internal audit services from another were estimated to be $20,000 and those fees would have been in addition to the $115,000 had compliance for non-accelerated filers not been extended until December 31, 2006 by the SEC. These estimated historically incurred fees and expenses and estimated costs avoided, are described in greater detail below.

                             Estimated Cost Savings:
                             -----------------------

      Legal fees                                             $ 40,000
      Printing and mailing costs                             $ 15,000
      Audit fees (1)                                         $ 50,000
      Internal controls consulting fees (2)                  $ 10,000
                                                            ---------
      Total                                                  $115,000
                                                            =========

                            Estimated Costs Avoided:

      Audit fees avoided for SOX 404 testing                 $ 25,000
      Internal controls consulting fees                      $ 20,000
                                                            ---------
      Total                                                  $ 45,000
                                                            =========
----------------------
(1) The estimated savings are derived from the elimination of substantially all of the auditor's quarterly review fees and expenses as well as from lower annual audit fees.
(2) Excludes any internal personnel costs, since these costs are expected to continue.

These estimated historical cost savings reflect, among other things: (i) a reduction in audit and related fees; (ii) a reduction in legal fees related to securities law compliance and compliance with Nasdaq requirements; (iii) the elimination of filing costs and expenses associated with electronically filing periodic reports and other documents (such as proxy statements) with the SEC on its Edgar database; (iv) the lower printing and mailing costs attributable to the reduction in the number of stockholders and the less complicated and extensive disclosure required by our private status; (v) the cost savings due to Color Imaging not being subject to the public company provisions of the Sarbanes-Oxley Act; and (vi) the savings in fees charged by American Stock Transfer & Trust Company, Color Imaging's transfer agent (the "Transfer Agent"), that are expected because of the reduction in the number of stockholder accounts to be handled by the Transfer Agent.

The costs described above do not include potential additional savings which are difficult to estimate, including: (i) a reduction in management time spent on compliance and disclosure matters attributable to our Exchange Act filings; (ii) the lower risk of liability that is associated with non-reporting company status and the expected decrease in premiums for directors' and officers' liability insurance; and (iii) a reduction in direct miscellaneous clerical and other expenses.

In addition to the foregoing annual estimated cost savings, the consummation of the Stock Splits and the subsequent deregistration of the Common Shares would also result in a significant ongoing cost savings of approximately $45,000 in fees and expenses (auditor testing of internal controls and engagement fees for internal audit services) because we would not be subject to the new internal control audit requirements imposed by Section 404 of the Sarbanes-Oxley Act.

The historical and non-recurring cost savings figures set forth above are only estimates. The actual savings we realize from going private may be higher or lower than these estimates. The estimates are based upon the (i) actual costs to us of the services and disbursements in each of the categories listed above that were reflected in our recent financial statements and (ii) allocation to each category of management's estimates of the portion of the expenses and disbursements believed to be solely or primarily attributable to our public reporting company status.

In some instances, these cost savings expectations were based on verifiable assumptions. For example, our auditing fees will be reduced if we cease to be a public reporting company due to the elimination of fees for interim quarterly review services. In addition, the costs associated with retaining legal counsel to assist us with complying with the Exchange Act reporting requirements will be eliminated if we no longer file reports with the SEC.

Operational Flexibility. Another reason for the Stock Splits is the operational flexibility that completion of the Stock Splits and subsequent deregistration would provide. The Board believes that ceasing to be a public reporting company would enable management to focus more on Color Imaging's long-term growth without the distraction of SEC reporting requirements and other aspects of being a public company, and that Color Imaging will benefit if business decisions can be made with this added focus on long-term growth. The Board also believes that the Company will benefit from the ability to control the dissemination of important business information, which is currently required to be disclosed in periodic reports and accordingly made available to its competitors, vendors, customers and other interested parties, potentially to Color Imaging's detriment.

Benefits Normally Associated with Public Reporting Company Status Have Not Been Realized. A further reason for the Stock Splits is that Color Imaging does not realize many of the benefits normally associated with being a public reporting company. A typical advantage of being a public company comes from the ability to use company stock, as opposed to cash or other consideration, to effect acquisitions. Color Imaging has found that the opportunities for companies our size to acquire other businesses using stock are severely limited. We have not previously completed an acquisition using stock and, given the limited opportunities for such acquisitions, it is not likely that would be able to do so in the future. In addition, public companies can obtain financing by issuing securities in public offerings. Color Imaging historically has not been able to avail itself of traditional financing by public offering and instead completed a private placement and its offering on SEC Form SB-2 through a subscription of its foreign affiliate.

Deterrent to Mergers and Acquisitions. Being a small public company, we have found, is a deterrent to the acquisition of and merger with private companies, those who are most likely to complete a transaction with us. In order for us to remain public, the target company(ies) would be required to provide three years of audited statements and be prepared to comply with Section 404 of the Sarbanes-Oxley Act. These requirements are too burdensome for most private companies to meet at any reasonable cost. Further, any such transaction would be more costly and more time consuming as a result of our reporting status and the related proxy and SEC requirements. The Board also believes that the Company will benefit from the ability to control the dissemination of important business information, which is currently required to be disclosed in periodic reports and accordingly made available to its competitors, vendors, customers and other interested parties, potentially to Color Imaging's detriment.

The Reasons for the Reverse Stock Split Ratios. Given that the Form 8-K announcing the decision of the Board was filed on April 19 and that the Company's proxy statement was subject to SEC review, the Board realized that there could be trading in the Company's shares for up to several months before the effective date of the Reverse Stock Split. This trading was expected to result in an increase of the number of street name or holders of record and the number of common shares to be repurchased at each of the reverse stock split ratios, thereby increasing the costs in connection with the repurchase of the Company's common shares. At the 5000 to 1 ratio more holders would be cashed out than at 1500 to 1, better achieving the goal of reducing the number of holders of the Company's common stock but increasing the funds necessary to complete the transaction. The Board recognized that the announcement of the Company's intention to go private at a substantial premium to the then current market price would result in some stockholders selling for a gain, while others who did not wish to be part of a private company and who held more than 1500 shares would sell shares to reduce their holdings below 1500 (holdings below this figure would assure that a stockholder would be cashed out if the transaction were completed). Based on its expectation that these activities would increase the number of holders and the number of shares that would be required to be repurchased upon the completion of the reverse stock split, the Board approved and recommended the 1500, 2500 and 5000 to 1 reverse stock split ratios to the stockholders. The factors considered by the Board when deciding upon the reverse stock split ratios of either 1500, 2500 or 5000 to 1 will include:

     (1) The existing number of holders at the time of the split, both beneficial and of record.

     (2) The number of shares held by each holder following post announcement trading.

     (3) The effect of any increase in the number of shares at each of the three reverse stock split ratios, and the resulting increase, if any, in the cost of the transaction.

     (4) Our overall budgetary goal of $1.0 million or less for the costs of the transaction including payment of fractional of the common shares in order to retain, in the judgment of the Board, adequate working capital and liquidity after the transaction.


     (5) The most efficient and cost-effective ratio to reduce the number of holders, both beneficial in brokerage accounts or street name and of record, to approximately 200 such that as shares are certificated or otherwise traded after the transaction, creating additional holders of record, the Company would not involuntarily again become a reporting company in the foreseeable future.


The Board also considered that small stockholders will have sufficient time between the announcement on Form 8-K of the reverse split ratio to be used in the going private transaction and the effective date of the reverse stock split to buy additional shares to remain stockholders, if so desired.

The reasons for the forward stock split, which will occur immediately after the reverse stock split and the repurchase of fractional shares resulting from the reverse split, is to prevent the Common Shares from having an unusually high per share value that would otherwise result from the reverse stock split, which would tend to further decrease the liquidity of the Common Shares. Additionally, those stockholders by virtue of their not holding shares in even multiples of the reverse stock split ratio will have one or more whole shares and fractional shares of Color Imaging. By effecting a forward stock split at the inverse of the ratio used in the reverse stock split, no stockholders will have any fractional shares of Color Imaging's Common Stock.

Opportunity for Stockholders to Sell Repurchased Common Shares at a Premium and Without Broker Fees or Commissions. The Repurchase Price of $1.10 per Common Share represents (i) a premium of 124% over the average closing price of the Common Shares over the 30 trading days prior to and including April 14, 2005 (the date the Board approved the Stock Splits), which was $0.49 per share, and
(ii) a premium of 100% over the closing price for the Common Shares on April 14, 2005 (the date the Board approved the Stock Splits), which was $0.55 per share. The Board reviewed the proposal made by the Special Committee of the Board of Directors of Color Imaging that $1.10 per share be established as the Repurchase Price for the Common Shares. The Board, in the exercise of its business judgment, adopted such recommendation since the Repurchase Price for the Common Shares represented fair consideration at a premium to the current and historical market prices of the Common Shares while also being consistent with the valuation analysis of CVG. The Board believes that the Repurchase Price is fair to Color Imaging's stockholders. The Board determined that the Stock Splits are fair in part because they provide Cashed Out Holders with an opportunity to liquidate all of their Common Shares without transaction fees, and for Continuing Holders to benefit from the savings resulting from Color Imaging's being non-reporting and its future operations.

While the Board was aware that stockholders who were cashed out would not have "appraisal" or "dissenter's rights" as a result of the reverse splits, this was not a consideration in the Special Committees or the board's decision, and was not a reason why this method of going private was chosen.

In light of the foregoing, the Board believes the benefits Color Imaging receives from maintaining its status as a public reporting company and maintaining its small stockholder accounts are substantially outweighed by the associated costs. The Board believes that it is in Color Imaging's best interests to eliminate the administrative burden and costs associated with maintaining its status as a public reporting company and its small stockholder accounts.

DID THE BOARD CONSIDER ANY DISADVANTAGES OF GOING PRIVATE?

 Yes. The Board of Directors and the Special Committee have considered the disadvantages of going private, including the following:

     o There will be no public market for our common stock, and continuing stockholders will likely experience reduced liquidity for their shares;

     o    Stockholders  will not be  entitled  to the same level of  information
          concerning  Color  Imaging's   financial   condition  and  results  of
          operation;

     o Certain stockholders will be cashed out in the reverse stock split who may prefer to remain stockholders in Color Imaging, and will not be able to participate in any future growth or profits that Color Imaging may experience; and

     o Certain stockholders will remain stockholders of Color Imaging who may prefer to be cashed out.

Substantial or Complete Reduction of the Market for Common Shares. After the completion of the Stock Splits and deregistration of the Common Shares, we anticipate that the public market for the Common Shares will be substantially reduced or altogether eliminated. The Board, however, considered that potential trades in the Common Shares could be facilitated by a market maker in the Pink Sheets(R) following deregistration. Please see the section entitled "Special Factors - Effects of the Stock Splits."

Termination of Publicly Available Information About Color Imaging. Upon termination of the registration of the Common Shares under the Exchange Act, our duty to file periodic reports with the SEC will be suspended. Information regarding our operations and financial results that is currently available to the general public and our investors will not be readily available after deregistration, and investors seeking information about us will have to contact us directly to receive such information. We may or may not provide investors with requested information that we are not required by law to provide. The Stock Splits will not affect the right of Continuing Holders to obtain certain information from Color Imaging under Delaware law. Under Delaware law, a stockholder has the right to make a written request to inspect a company's books and records (including, without limitation, annual financial statements) and make copies thereof for any purpose reasonably related to such person's interest as a stockholder.

While the Board realizes and acknowledges that the termination of publicly available information may be disadvantageous to our stockholders, the Board believes that the overall benefits to Color Imaging of no longer being a public reporting company substantially outweigh the disadvantages associated with a lack of publicly available information about Color Imaging. We currently intend to continue to make available upon request financial statements to our stockholders; however, these documents may not be as detailed or extensive as the information we currently file with the SEC. Although we currently intend to continue to provide these documents, there is no SEC requirement that we do so or that we maintain the present level of disclosure contained in such documents. Please see the section entitled "Special Factors - Effects of the Stock Splits."


Possible Decline in Price of the Common Shares. After the completion of the Stock Splits, the liquidity of the Common Shares will be significantly reduced or eliminated. In addition, the lack of publicly available financial and other information about Color Imaging and the diminished opportunity for Color Imaging's stockholders to monitor the management of Color Imaging due to the lack of such public information may cause the Continuing Holders to experience a decrease in the price at which they may sell their Common Shares.
 Please see "--Termination of Publicly Available Information about Color Imaging" in this section above.


Inability to Participate in Future Increases in Value of the Common Shares or Payments of Dividends. Following the Stock Splits, Cashed Out Holders will have no further financial interest in Color Imaging and will not have the opportunity to participate in the potential appreciation in the value of, or the payment of dividends on, the Common Shares.

After careful consideration, the Board of Directors and the Special Committee believe that the advantages of terminating Color Imaging's status as a public reporting company outweigh the disadvantages. However, the Board of Directors will have the discretion to determine if and when to effect the reverse stock split and reserves the right to abandon the transaction even if it is approved by the stockholders. For instance, if the cost of payments to stockholders owning less than one share after the reverse stock split substantially exceeds $300,000, the Board of Directors may not complete the reverse stock split. Given that the Form 8-K announcing the decision of the Board was filed on April 19, 2005 and that the Company's proxy statement was subject to SEC review, the Board realized that there would likely be trading in the Company's shares for several months and an increase of the number of street name or holders of record and the number of common shares to be repurchased at each of the reverse stock split ratios. This increase could increase the funds needed to pay for fractional shares. Since the number of shares to be cashed out cannot be determined until the effective date of the reverse stock split, the Board cannot be certain what the aggregate costs will be to pay for fractional shares in the transaction. Therefore, the cost of cashing out the fractional shares may vary from our original estimates because the number of stockholders holding small numbers of shares may change over time as the stock continues to trade. The Board currently expects that the costs will remain within the acceptable range and plans to complete the transaction, if it is approved by the stockholders.

WHAT DOES "GOING PRIVATE" MEAN?

"Going private" means that Color Imaging will no longer be a public reporting company under the federal securities laws. As there will be fewer than 300 stockholders of record (or held by institutional depositories) remaining following the reverse stock split, registration of Color Imaging's common stock under the Exchange Act will be terminated, and Color Imaging common stock will no longer be traded on the OTC Bulletin Board. If the reverse stock split is approved and implemented, Color Imaging will no longer be required to file annual, quarterly and other reports that it currently files with the SEC, and there will no longer be a public trading market for its common stock.

WHY IS THE BOARD SEEKING STOCKHOLDER APPROVAL FOR THREE DIFFERENT REVERSE SPLIT RATIOS?

The Board is seeking the authority to effect the reverse stock split using a Reverse Split Ratio of either 1500-to-1, 2500-to-1 or 5000-to-1. The Board believes it needs to have the flexibility to select one of these ratios so that the Company may effect the Stock Splits at the lowest possible cost, and at the same time, have assurance that the Stock Splits will be effective in allowing the Company to terminate its Exchange Act registration and realize the benefits of a going private transaction. Based upon an initial analysis of the size and composition of the stockholder base, provided by management to the Board, the Board concluded that a 1500-to-1 ratio would reduce the number of stockholders to a sufficiently low number that the Company could go private, and reasonably expect to remain private. However, in the period between the date of the Board's approval of the Stock Splits Proposal and the Effective Date, the number or composition of the Company's stockholders could change significantly. The Board desires to have the ability to complete the Stock Splits without having the Company incur the additional expense of resoliciting proxies and calling an additional stockholders meeting.

HOW WILL THE BOARD SELECT THE REVERSE SPLIT RATIO?


The stockholders will vote on all three proposed ratios. If the stockholders approve all three ratios, this would give the Board the authority to effect the reverse stock split using a Reverse Split Ratio of either 1500-to-1, 2500-to-1 or 5000-to-1. Since the Directors control a sufficient number of the outstanding shares, approval of all ratios is assured. In close proximity to the date of the stockholder meeting, the Board will obtain an updated analysis of the Company's stockholder base. The Board currently intends to use 1500-to-1 as the Reverse Split Ratio and to reduce the number of stockholders to approximately 200 at a cost of $300,000, or less, for the aggregate Cash-Out Price for all the fractional shares to be cancelled. This will enable the Company to effect a going private transaction while keeping the cost as low as possible. However, the Board reserves the right to select any of the three ratios approved by the stockholders and exceed the target cost and its budgetary guideline based on its judgmental assessment of the Company's financial condition and business situation as of the fiscal period immediately preceding the Effective Date.


If the Stock Splits Proposal is approved by the stockholders, which appears to be assured based on the percentage of our common shares that are owned or controlled by our Directors, then the Board at its discretion may elect to either abandon the going private transaction or effect a reverse stock split at one of three ratios: either 1500, 2500 or 5000 to 1. If the Board elects to abandon the going private transaction, then no funds would be paid and the total transaction costs would consist solely of the expenses incurred to that date in connection with it. These expenses are estimated at $187,500.

Should the Board determine it is in the best interest of the Company and the stockholders to proceed with the going private transaction, then the Board will select one of the three reverse stock split ratios approved by the stockholders of the Company. Depending on the ratio selected, either 1500, 2500 or 5000 to one, stockholders having fewer than 1499, 2499 or 4999 shares on the Effective Date will then hold less than one full share of our common stock and will be cashed out at the price of $1.10 per pre-split common share. It is the objective of the Board to complete the transaction for as little money as possible, while reducing the number of holders of record after the transaction is completed to approximately 200.

The table below, based upon information as of May 13, 2005, shows the number of holders, both beneficially in brokerage accounts and of record, the shares that would remain outstanding and the total estimated transaction costs, under several scenarios, including if the transaction were abandoned or if the transaction were completed with each of the reverse stock split ratios. As of May 13, 2005, we had outstanding 12,690,305 shares.


                                 Holders (1)               Shares Outstanding                  Estimated Transaction Costs
As of May 13, 2005        --------------------------------------------------------  ------------------------------------------------
                           To be cashed               To be cashed                    Cost of
Share Range Information        out       After (2)          out        After (2)      Shares (3)         Expenses          Total
-----------------------   ------------- ------------- -------------  -------------  -------------     -------------    -------------
Total, if Abandoned             -           635                -      12,690,305     $         -       $    187,500      $  187,500

1500 to 1                      408          227           143,155     12,547,150     $   157,471       $    187,500      $  344,971

2500 to 1                      479          156           257,837     12,432,468     $   283,621       $    187,500      $  471,121

5000 to 1                      513          122           357,761     12,332,544     $   393,537       $    187,500      $  581,037


Notes:
(1) Holders include certificates of record and the number of brokerage account holders.
(2) "After" is either the number of holders or the number of shares remaining after the transaction is completed at each of the share ranges.
(3) The total amount paid at $1.10 per common share to repurchase the common shares at each of the share ranges, corresponding to the reverse stock split ratios available at the discretion of the Board of the Company.

At the annual meeting of the Board, immediately following the annual meeting of the stockholders, the Board intends to decide to either abandon the going private transaction or to select the reverse stock split ratio upon with the
Company will effect the transaction. The Company intends to file a Form 8-K report with the SEC thereafter, announcing to the stockholders of the Company the decision of the Board in this regard. Thereafter, the Form 8-K will be posted on the Company's website at www.colorimaging.com under "News." Additionally, if the Company does not abandon the going private transaction, we expect that management, at the direction of the Board, will effect the reverse stock split within approximately a week of the annual meeting by filing an amendment to the Company's certificate of incorporation with the Secretary of State of the State of Delaware. As reasonably soon as is practicable thereafter, stockholders of the Company will receive a letter from the Company.

IS THERE A POSSIBILITY THAT THE BOARD WILL NOT COMPLETE THE STOCK SPLITS EVEN IF THE STOCKHOLDERS APPROVE THE PROPOSAL?

Yes. The Board reserves the right to forego the completion of the Stock Splits after stockholder approval. The Board currently intends to complete the Stock Splits as outlined above, but in its discretion it may choose not to. The Board will consider the following factors immediately after the meeting date to determine whether to go forward with the transaction:

     o Changes in the number and composition of the stockholder base, and the expected number of stockholders remaining if the transaction is completed.

     o    The total cost to complete the transaction.

     o The Company's financial condition immediately prior to, and expected financial condition after, the completion of the transaction.

     o Changes in economic, industry and regulatory conditions prior to the expected Effective Date.

     o Advice from the Company's management, legal counsel and financial advisors regarding possible risks of completing the transaction.

     o Whether or not the Company will remain in compliance with the covenants of its credit arrangement with its lender.


The Company expects covenants with its bank upon renewal on or after June 30, 2005, to provide for a minimum tangible net worth of $9.0 million, a fixed charge coverage ratio of not less than 1.25 to 1 and a traditional leverage ratio of not greater than 2 to 1. As of the quarter ended June 30, 2005, the Company's tangible net worth was $12.2 million, its fixed charge coverage was 3.87:1, and its traditional leverage ratio was .45:1, all of which comply with the covenants. Based upon the Company's current financial condition, profitability, net working capital and its projections for calendar year 2005, it is the Company's best judgment that it will remain in compliance with these covenants upon the completion of the transaction.

In addition, unforeseen circumstances may prevent the Company from completing the going private transaction.

WHAT WILL I RECEIVE IN THE STOCK SPLITS IF THE PROPOSAL IS APPROVED AND IMPLEMENTED?

If the Stock Splits Proposal is approved and implemented:

     o Stockholders who hold at least 1500, 2500, or 5000 shares (depending upon the Reverse Split Ratio selected by the Board) of Color Imaging common stock immediately before the effective time of the reverse stock split will have their shares automatically converted into a few number of shares based on the Reverse Split Ratio. However, those shares will be subject to a forward stock split immediately following the reverse stock split. The forward split will be completed using the inverse of the Reverse Split Ratio, i.e., 1500-to-1, 2500-to-1 or 5000-to-1, as the case may be. These stockholders will continue to hold the same number of shares as they held prior to the reverse split.

     o Stockholders who hold fewer than 1500, 2500, or 5000 shares (depending upon the Reverse Split Ratio selected by the Board) of Color Imaging common stock immediately before the effective time of the reverse stock split will, instead of receiving a fractional share of common stock as a result of the reverse stock split, have the right to receive $1.10 per share on a pre-split basis.

     o The procedure for the payment of cash in lieu of fractional shares is described below under the caption "Proposal No. 1 - Stock Splits Proposal - Share Certificates."

WHAT IF I HOLD SHARES IN "STREET NAME"?

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the "beneficial owner" of shares held "in street name," and these proxy materials have been forwarded to you by your broker or nominee which is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the annual meeting. However, as a beneficial owner, you are not the stockholder of record, and you may not vote these shares in person at the meeting unless you obtain a signed proxy from the stockholder of record giving you the right to vote the shares. Your broker or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares. If you hold fewer than the applicable number of our shares in street name (1500, 2500 or 5000, depending on the Reverse Split Ratio selected by the Board), each of your shares will be converted to the right to receive $1.10 in cash. The exchange will be handled through your broker, bank or other nominee.

MAY I BUY ADDITIONAL SHARES IN ORDER TO REMAIN A STOCKHOLDER OF COLOR IMAGING?

Yes. The key date is the effective date of the Stock Splits because owners of fewer than 1500, 2500 or 5000 shares will be cashed out on that date. If you will be a cashed-out stockholder as a result of the Stock Splits and you want to continue to hold our common stock after the Stock Splits, you may do so by taking either of the following actions far enough in advance so that it is complete by 5 p.m. on the last business day immediately preceding the effective date of the Stock Splits, which we expect to occur shortly after the stockholders meeting upon the filing of the Certificate of Amendment with the Secretary of State of Delaware:

     o Purchase a sufficient number of our shares on the open market and have them registered in your name and consolidated with your current record account, if you are a record holder, or have them entered in your account with a nominee (such as your broker or bank) in which you hold your existing common shares so that you hold at least 1500 shares of our common stock (2500 or 5000 shares if the terms of the Stock Splits are changed by our Board of Directors) in your account by 5 p.m. on the last business day before the effective date of the Stock Splits; or

     o If applicable, consolidate your record accounts or accounts with nominees so that you hold at least 1500 shares of our common stock (2500 or 5000 shares if the terms of the Stock Splits are changed by our Board of Directors) in one record or nominee account by 5 p.m. on the date immediately prior to the effective date of the Stock Splits.

You will have to act far enough in advance so that the purchase of our common shares or consolidation of your accounts containing our common stock is complete by 5 p.m. on the last business day immediately prior to the effective date of the Stock Splits.

HOW DID THE BOARD DETERMINE THE FAIRNESS OF THE REVERSE STOCK SPLIT?

The Board of Directors and the Special Committee believe that the reverse stock split is in the best interests of Color Imaging and its stockholders and is substantively and procedurally fair to the affiliated and unaffiliated stockholders, including both those stockholders who will be cashed out as a result of the transaction and those who will remain stockholders after the reverse stock split.

The Board of Directors appointed a Special Committee consisting of Mr. Eiswirth, the independent and disinterested director serving on the board, to evaluate strategic alternatives for Color Imaging, including possible mergers or acquisitions, other transactions, and engaging in a "going private" transaction. The Special Committee, upon determining a going private transaction was in the best interest of the Company and its stockholders, then evaluated methods of going private, including whether or not to effect the reverse stock split, and if so, on what terms, including a fair price to be paid to stockholders in lieu of fractional shares less than one whole share.

The Special Committee engaged an independent financial advisor to assist the Special Committee in its evaluation of strategic alternatives, including going private, and to render a written fairness opinion regarding the price to be paid the stockholders who would be cashed out. CBIZ Valuation Group, LLC, the independent financial advisory engaged by the Special Committee, has rendered a fairness opinion stating that the pre-split price to be paid in the reverse stock split transaction is fair, from a financial point of view, to Color Imaging stockholders who would not retain their interest in Color Imaging after completion of the transaction, and stockholders who would retain their interest in Color Imaging after completion of the transaction, in each case other than stockholders who are directors or executive officers of Color Imaging or affiliates of directors or executive officers of Color Imaging.

The $1.10 cash consideration to be paid in lieu of fractional shares less than one whole share represents (i) a premium of 124% over the average closing price of the Common Shares over the 30 trading days prior to and including April 14, 2005 (the date the Board approved the Stock Splits), which was $0.49 per share, and (ii) a premium of 100% over the closing price for the Common Shares on April 14, 2005 (the date the Board approved the Stock Splits), which was $0.55 per share.

The budgetary guideline of $1.0 million was not considered by the Special Committee, the Board or CVG when determining the price per share to be paid for the common stock of the Company.

The Board of Directors and the Special Committee have each expressly adopted the analyses and conclusions of the financial advisor contained in its fairness opinion.

WHAT ARE THE  INTERESTS  OF  AFFILIATES  OF COLOR  IMAGING IN THE REVERSE  STOCK
SPLIT?

Both affiliated and unaffiliated stockholders will be treated the same in the reverse stock split. However, affiliated stockholders generally own more than the applicable number for any of the Reverse Split Ratios of shares of common stock, and thus will all be continuing stockholders in Color Imaging following the reverse stock split and going private. Accordingly, they will continue to have an interest in Color Imaging and will be able to participate in any future growth or profits that Color Imaging may experience, including as a result of reduced costs from not being a public reporting company. The wife of Sueling Wang, our President and director, owns 1,000 shares in a brokerage account which is expected to be cashed out in the Reverse Stock Split. Richard S. Eiswirth, as the sole member of the Special Committee of the Board of Directors to investigate strategic alternatives to increase stockholder value, has been paid to date director's fees aggregating $20,000, and will likely receive an additional $5,000 to $10,000 in fees, in connection with those duties and responsibilities. Otherwise, none of our executive officers, directors or our affiliates will receive any proceeds from the transaction. We expect that, as a result of the reverse stock split, the percentage of ownership of our common stock beneficially held by our current officers and directors as a group (including shares subject to currently exercisable options) will increase from 66.2% to approximately 67.5%.

WILL I HAVE APPRAISAL OR DISSENTERS' RIGHTS?

Under Delaware law, which governs Proposal No. 1 - Stock Splits Proposal, you do not have the right to demand the appraised value of your shares or any other dissenters' rights if you vote against Proposal No. 1 - Stock Splits Proposal.

WHAT ARE THE TAX IMPLICATIONS OF THE STOCK SPLITS?

In general, based upon existing federal income tax law, stockholders who receive cash in lieu of fractional shares will be treated as receiving cash as payment in exchange for their fractional shares, and they will recognize a capital gain or loss in an amount equal to the difference between the amount of cash received and the adjusted basis of the fractional shares surrendered for cash. Whether gains or losses from the sale of capital assets are short-term or long-term capital gains or losses depends on the period the capital asset was held.

     o Stockholders who remain stockholders of Color Imaging after the reverse stock split will not incur any tax liability as a result of the reverse stock split and will in general incur a capital gain or loss upon the ultimate disposition of their stock.

     o This summary does not purport to address all aspects of the range of possible federal income tax consequences of the reverse/forward stock split and is not intended as tax advice to any person. In particular, and without limiting the foregoing, this summary does not account for or consider the federal income tax consequences to Color Imaging's stockholders in light of their individual investment circumstances or to holders subject to special treatment under the federal income tax laws.

We strongly recommend that stockholders consult their own tax advisors as to the federal, state, local and foreign tax effects of the reverse/forward stock split in light of their individual circumstances.

WHAT ARE THE APPROVAL REQUIREMENTS FOR THE STOCK SPLITS PROPOSAL?

The affirmative vote of holders of a majority of the outstanding shares of common stock of Color Imaging entitled to vote and present in person or by proxy at the annual meeting is required for the approval of the Stock Splits. It is expected that shares beneficially owned by current executive officers, directors and affiliates of Color Imaging, which in the aggregate represent approximately 63.7% of the outstanding shares of common stock, will be voted in favor of the Stock Splits. Since members of the Board have indicated their intention to vote their shares for the approval of such proposal, and such members hold or control a majority of the votes that may be cast at the Annual Meeting, approval of the stock splits proposal is assured.

EFFECTS OF THE STOCK SPLITS

The Stock Splits are expected to significantly reduce the number of holders of record of the Common Shares from approximately 525, including those in street names, to approximately 150. Upon the completion of the Stock Splits, we intend to apply with the SEC to deregister the Common Shares under the Exchange Act as soon as practicable. After deregistration, the Common Shares will no longer be quoted on the Nasdaq OTC Bulletin Board. The completion of the Stock Splits and the termination of our reporting obligations under the Exchange Act will cause the existing limited trading market for the Common Shares to be further reduced or eliminated.

Effects on the Common Shares. There will be no differences with respect to dividend, voting, liquidation or other rights associated with the Common Shares before and after the Stock Splits. The Common Shares acquired by Color Imaging for cash will be retired. Our common stock is currently registered under Section 12(g) of the Exchange Act and is traded in the over-the-counter market, with last sales prices reported on the OTC Bulletin Board. OTC Bulletin Board is a regulated quotation service that displays real time quotes, last sales prices and volume information in over-the-counter equity securities. As soon as possible after the effective time of the reverse stock split, we will file for deregistration of the common stock under the Exchange Act and will become a "private" company. Our common stock will be ineligible for quotation on the OTC Bulletin Board, which may reduce the liquidity of our common stock.

Effects on All Color Imaging Stockholders. All Color Imaging stockholders:

     o Will not have the opportunity to liquidate, at a time and for a price of their choosing, the Common Shares that are exchanged for cash in lieu of issuing fractional shares;

     o Will not receive a fractional Common Share as a result of the Stock Splits, but will instead receive cash, in a taxable transaction, equal to $1.10 for each Common Share held immediately before the Stock Splits that is exchanged for cash in accordance with the procedures described in this Proxy Statement;

     o Will not have to pay any brokerage commissions or other transaction fees in connection with the exchange of Common Shares for cash in lieu of issuing fractional shares; and

     o Will not receive any interest on cash payments owed as a result of the Stock Splits.

If you hold fewer Common Shares than the number upon which the Reverse Stock Split is effected, your Common Shares will be exchanged for cash. You will receive a letter of transmittal as soon as practicable after the Stock Splits are completed. The letter of transmittal will contain instructions on how to surrender your existing share certificate(s) to the Transfer Agent to receive your cash payment after the reverse stock split. You will not receive your cash payment until you surrender your outstanding share certificate(s) to the Transfer Agent, along with a completed and executed copy of the letter of transmittal. Do not send your share certificate(s) in with your Proxy. Please wait until you receive your letter of transmittal to surrender your share certificate(s) to the Transfer Agent.


For a discussion of the federal income tax consequences of the Stock Splits, please see the section of this Proxy Statement entitled "Proposal No. 1 - Stock Splits Proposal - Material Federal Income Tax Consequences."


Effects on Cashed Out Holders. Cashed Out Holders (i.e., holders of fewer than 1500, 2500 or 5000 Common Shares, depending upon the Reverse Split Ratio, immediately before the consummation of the Stock Splits) will have no further ownership interest in Color Imaging and will not be able to participate in future earnings or growth of Color Imaging.

If you hold fewer than 1500, 2500, or 5000 Common Shares, whichever number is applicable depending upon the Reverse Split Ratio, but you would rather continue to hold Common Shares after the Stock Splits and not be completely cashed out, you may do so by taking either of the following actions far enough in advance so that it is complete by the Effective Date:

     o Purchase a sufficient number of additional Common Shares, to the extent available, on the open market and have them registered in your name and consolidated with your current record account, if you are a record holder, or have them entered in your account with a nominee (such as your broker or bank) in which you hold your current shares so that you hold at least 1500, 2500 or 5000 Common Shares, depending upon the Reverse Split Ratio, in your record account immediately before the Effective Date. Due to the limited market in the Common Shares, there is no assurance that you will be able to purchase enough Common Shares to remain a stockholder of Color Imaging.

     o If applicable, consolidate your accounts so that you hold at least 1500, 2500 or 5000 Common Shares, depending upon the ratio used to effect the reverse stock split, in one record account immediately before the Effective Date.

Effects on Continuing Holders. If the Stock Splits are consummated, Continuing Holders (i.e., holders of either 1500, 2500 or 5000 or more Common Shares immediately before the Stock Splits):

     o Will hold the same number of Common Shares after the Stock Splits as they held before the Stock Splits;

     o Will likely experience an increase in their ownership percentage of Color Imaging after completion of the Stock Splits;

     o Will likely experience a substantial reduction in liquidity of the Common Shares; and

     o    Will have less publicly available information about Color Imaging.

Upon the termination of the registration of the Common Shares under the Exchange Act, the Common Shares will no longer be eligible for trading or quotation on any securities market or quotation system, except possibly on the Pink Sheets(R). In order for the Common Shares to be quoted on the Pink Sheets, one or more broker-dealers would need to act as market maker and sponsor the Common Shares on the Pink Sheets. This is beyond the Company's control. There can be no assurance that any broker-dealer will be willing to act as a market maker in Common Shares after the Stock Splits. There is also no assurance that you will be able to sell your Common Shares or purchase additional Common Shares after the Stock Splits.

If you hold 1500, 2500 or 5000 or more Common Shares, depending upon the ratio used to effect the reverse stock split, but you would rather be completely cashed out in connection with the Stock Splits and not remain a stockholder of Color Imaging, you may do so by selling a sufficient number of Common Shares in the open market so that you hold fewer than either 1500, 2500 or 5000 Common Shares, depending upon the ratio used to effect the reverse stock split, as of the Effective Date. Any such sales should be made far enough in advance so they are complete by the Effective Date. Due to the limited market in the Common Shares, there is no assurance that you will be able to sell enough Common Shares to reduce your holdings to fewer than either 1500, 2500 or 5000 Common Shares.

Effect on Common Shares Held in Street Name. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the "beneficial owner" of shares held "in street name." If you hold Common Shares in "street name," your nominee (such as your broker or bank) may have required procedures you must follow and you should contact your nominee to determine how the Stock Splits will affect you. We intend to have shares in brokerage accounts with less than 1500, 2500 or 5000 shares cashed out in similar fashion as those held by record holders. We will instruct brokers to aggregate accounts that have the same name on multiple accounts for purposes of determining whether accounts are eligible to be cashed out in the reverse stock split. However, Color Imaging and its transfer agent will not have the necessary information to compare the record holdings of any stockholder with the "street name" holdings in a brokerage account. In addition, we will lack the information to compare holdings across multiple brokerage firms. As a result, a stockholder holding more than the minimum number of shares may nevertheless have the shares cashed out if he stockholder holds a combination of broker-held shares and "street name" shares or shares in several brokerage firms. If you are in this situation and desire to remain a stockholder after the transaction, we recommend that you consolidate your holdings into one brokerage account or record holder position prior to the effective date. You should be able to determine whether your shares will be cashed out by examining your brokerage account statements to see if you hold more than the minimum number of shares in any one account.

Effects on Option Holders. Upon completion of the Stock Splits, outstanding options to purchase Common Shares under Color Imaging's 2003 Stock Incentive Plan (the "Option Plan") will have the same number and exercise prices after the Stock Splits.

Effects on Color Imaging. If our number of stockholders, including those in street name that may be certificated, falls below 300, we intend to apply to the SEC to deregister the Common Shares as soon as practicable after completion of the Stock Splits. Upon deregistration of the Common Shares, our duty to file periodic reports with the SEC will be suspended and we will no longer be classified as a public reporting company. In addition, we will be relieved of the obligation to comply with the requirements of the proxy rules under Section 14 of the Exchange Act. We will continue to be subject to the general anti-fraud provisions of federal and applicable state securities laws and we will also continue to be subject to laws of the State of Delaware.

Although we will no longer be required to file periodic reports with the SEC, we currently intend to continue to have internally prepared quarterly financial statements and have our financial statements audited annually and provide financial information to our stockholders upon request. Although we intend to continue to provide these documents to our stockholders upon request and may provide them to one or more broker dealers for the purposes of facilitating trading on the Pink Sheets(R), there is no SEC requirement that we do so, and there is no requirement that the level of our disclosure in such financial statements, or in the proxy statement should we prepare it, remain at the level required by our current status as a public reporting company. These documents may not be as detailed or extensive as the information we currently file with the SEC and deliver to stockholders and our financial statements may not be accompanied by management's discussion and analysis in the same detail. It will be more difficult for our stockholders to obtain information about us.

We estimate that we will save approximately $115,000 in annual costs associated with being a public company as well as additional cost savings in time spent by management and employees associated with our SEC reporting activities. We anticipate not incurring costs of approximately $45,000 annually in connection with management's assessment and our auditor's testing of internal controls in compliance with the internal controls audit requirements of Section 404 of the Sarbanes-Oxley Act. These anticipated savings are discussed under the heading entitled "Reasons for the Stock Splits - Reduced Costs and Expenses" above.

The termination of our reporting obligations under the Exchange Act will render the Common Shares ineligible for listing or quotation on any stock exchange or other automated quotation system, except the Pink Sheets. As a result, the Common Shares will no longer be listed on the Nasdaq OTC Bulletin Board and the existing limited trading market for the Common Shares will likely be further reduced or eliminated. This reduction or elimination may result in Color Imaging having less flexibility in attracting and retaining executives and other employees since equity-based incentives (such as stock options) tend to be viewed as having less value in a non-publicly traded company.

We have no current plans to issue Common Shares after the Stock Splits other than pursuant to the Option Plan, but we reserve the right to do so at any time and from time to time at such prices and on such terms as the Board determines to be in Color Imaging's best interests. If in the future the Board determines that the adoption of a new option plan would be beneficial to Color Imaging, it may, in its discretion, adopt such a plan. The exercise of options granted under any newly adopted plan would reduce the ownership percentage of Color Imaging's stockholders at the time. Holders of Common Shares do not currently have, and will not have, any preemptive or other preferential rights to purchase any of our equity securities that we may issue in the future, unless such rights are specifically granted to such holders.

After the Stock Splits have been consummated, Color Imaging may, from time to time, repurchase Common Shares pursuant to privately negotiated sales or other transactions. Whether or not we purchase shares in the future will depend on a number of factors, including Color Imaging's financial condition, operating results and available capital at the time.

We expect our business and operations to continue as they are presently conducted. The executive officers and directors of Color Imaging will not change due to the Stock Splits. Color Imaging expects to realize time and cost savings as a result of terminating its public company status, and intends to invest those savings in other areas of its operations. Other than as described in this Proxy Statement, Color Imaging's management has no current plans or proposals to effect any extraordinary corporate transaction (such as a merger, reorganization or liquidation); to sell or transfer any material amount of Color Imaging's assets; to change the composition of the Board or management of Color Imaging; to change materially Color Imaging's indebtedness or capitalization; to change Color Imaging's dividend policy; or otherwise to effect any material change in Color Imaging's corporate structure or business.

Effects on Color Imaging's Executive Officers, Directors and Affiliates. Our affiliates, comprised of our executive officers, directors, General Plastic Industrial Co Ltd and its wholly owned investment company Chi Fu Investment Co Ltd and any stockholders who own more than 10% of the Common Shares, will be relieved from complying with the stock ownership reporting requirements and "short swing profit" trading restrictions under Section 16 of the Exchange Act, as well as many of the provisions of the Sarbanes-Oxley Act. Our affiliates will lose the ability to dispose of their Common Shares pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act").

As is more thoroughly set forth under the heading entitled "Information About Color Imaging - Interests of Certain Persons in Matters to be Acted Upon," we expect that upon the completion of the Stock Splits, the Common Shares beneficially owned by our executive officers, directors and their affiliates will comprise approximately 67.5% of the then outstanding Common Shares, as compared to approximately 66.2% of the Common Shares outstanding immediately prior to the Stock Splits.

ALTERNATIVES TO THE STOCK SPLITS

Prior to deciding to engage in a going private transaction, management pursued and the Board considered alternative transactions which may have achieved Color Imaging's strategic objectives, including a sale of the business or merger and acquisition transactions. Several specific sale, merger or acquisition transactions were explored and are discussed at "Proposal No. 1 - Stock Splits Proposal - Background of the Reverse Stock Split." Ultimately, a number of the transactions were abandoned prior to any specific negotiations regarding price, terms, strategic or management matters, when either or both parties lost interest in pursing the matter further. Management, the Special Committee and the Board deemed those few prospective transactions that have not been ruled out entirely as transactions unlikely to be completed, since either their completion is so distant in the future, or so unspecific as to what would be satisfactory or agreeable terms, or both.

After determining that a sale of the Company or a merger or acquisition of another company was not likely in the foreseeable future, and that neither the liquidation of the Company nor its remaining a reporting company would, in their opinion, maximize stockholder value, the Special Committee and the Board made the determination to go private and proceed with the Stock Splits. In making this determination, they considered the potential feasibility of the alternative going private transactions described below:

Issuer Tender Offer. The Board considered the feasibility of an issuer tender offer to repurchase Common Shares. The primary disadvantage of this type of transaction is that, due to its voluntary nature, Color Imaging would have no assurance that a sufficient number of Common Shares would be tendered to sufficiently reduce the number of Color Imaging's stockholders, including those in street names that could be certificated and become holders of record, to reasonably assure itself that the Company would remain a non-reporting company after the transaction was completed. In addition, the rules governing tender offers require equal treatment of all stockholders, including pro rata acceptance of offers from stockholders. These requirements make it difficult to ensure that Color Imaging would be able to reduce the number of holders of record of the Common Shares enough to permit Color Imaging to remain non-reporting after it deregistered the Common Shares. Further, Color Imaging could be required to repurchase many more Common Shares at a greater expense than desired by the Board, adversely impacting Color Imaging's financial condition, working capital and potentially placing it in violation of its covenants with its lender, with no guarantee that it could deregister or remain deregistered. A tender offer would likely take longer to complete than the Stock Splits. As a result of these disadvantages, the Board determined not to pursue this alternative.

Stock Repurchase Program. The Board also considered a plan whereby Color Imaging would periodically repurchase Common Shares on the open market at then-current market prices. The Board rejected this type of transaction since repurchasing enough shares in this manner to enable Color Imaging to deregister, and reasonably assure itself it would remain non-reporting after shares in street names were certificated, would, based upon Color Imaging's experience with its current stock repurchase program, likely take an extended period of time, have no assurance of success and be of undeterminable cost.

ESOP or Insider Merger. The Board considered the plans whereby another entity would acquire all of Color Imaging's Common Stock held by unaffiliated stockholders, and determined that Color Imaging did not have the financial condition and operating results to permit the high levels of borrowing necessary to effect such a plan. Additionally, the Board believed it not to be in the best interest of Color Imaging or its stockholders to burden Color Imaging with significant debt and debt repayment obligations.

Maintaining the Status Quo. The Board considered maintaining the status quo. In that case, Color Imaging would continue to incur the expenses of being a public reporting company without enjoying the benefits traditionally associated with public company status. The Board believes that maintaining the status quo is not in the best interests of Color Imaging and its stockholders and rejected this alternative.


In considering the reverse stock split and above methods to go private, the Special Committee and the Board considered which of the methods was both most within its control to effect and could be achieved within its budgetary guideline of $1.0 million or less. Based upon those factors, the Special Committee recommended, and the Board adopted, the reverse stock split method as being the most viable method and in the best interest of the Company and its stockholders, though as a consequence, and not a factor in the decision, was the lack of "appraisal" or "dissenters' rights" for those stockholders who would be cashed out (see "Will I have appraisal or dissenters' rights?" at page 14).

BACKGROUND OF THE STOCK SPLITS

The purpose of our merger in 2000 was to combine Color Image, Inc.'s (now Color Imaging's) toner and consumable expertise and manufacturing plant with Logical Imaging Solutions, Inc.'s advanced printing system capabilities to offer a wider product range and ensure product supply for Logical Imaging Solutions' print system. This would allow Color Imaging to become an OEM with our own high speed color printer, toner and supplies and we expected significantly higher sales and profitability in the future as a result. We believed that becoming a public company would increase stockholder value by affording us the opportunity to raise capital in the equity markets, to finance significant planned growth, and allow us to use our public stock in lieu of cash to acquire other companies.

From 2000 through the year 2002, we expanded cartridge manufacturing capacity four-fold, improved production efficiency and raised capital in a private placement. We also pursued an acquisition that was ultimately unsuccessful. Over time we determined that Logical Imaging Solutions' technology was not fully developed or accepted in the marketplace, and that the company would continue to incur operational losses and use an undetermined amount of capital to complete this development. We therefore entered into a share exchange agreement on September 11, 2002, with Digital Color Print, Inc. and four of our directors to divest Logical Imaging Solutions. We completed the share exchange transaction on September 30, 2002. As the result, we no longer offer printing systems to commercial printers or the support services and consumables related thereto. We were also unable to realize our goal in the transaction that led to our becoming a public company, namely to increase stockholder value by becoming a successful OEM.

In March 2003, we completed a public offering of 4,500,000 shares of Color Imaging's common stock, raising approximately $6.1 million from an affiliate. In July 2003, management continued to consider ways in which stockholder value could be increased. The President and Chief Financial Officer considered (a) growing the Company and eventually pursuing a listing on the American Stock Exchange, (b) the sale of part or all of the Company, (c) going private through a buyout or (d) spinning off the factory and operations leaving the public company to be marketed to another. Management decided at that time to continue to work to grow the business while seeking out and continuing to entertain offers from others.

In July 2003, management was contacted by a merger and acquisition firm that indicated it had a client interested in possibly investing in or buying Color Imaging. Though Color Imaging would have considered any offers or proposals, the investment banker never presented any to the Company and never disclosed its client, and there has been no further contact between this firm and Color Imaging.

In July 2003, Management was contacted by an investment banker who specialized in assisting small cap companies in evaluating strategic alternatives. On July 30, 2003, the investment banker indicated a desire to discuss the feasibility of Color Imaging's going private and of a leveraged buyout by management. At that time, the Company was not considering going private though generally the Board and management had been disappointed that the benefits of being a public company had not been realized when it divested itself of its subsidiary in September 2002 and raised money, not from the public but from an affiliate, in its offering on Form SB-2 in March 2003. Because of this history management was interested in learning more about the going private process and the services and the fees and costs that could be expected from an investment banker should the Company pursue such a transaction in the future. Management met with the investment banker primarily for informational purposes and thereafter there was no further contact between the parties. Management concluded, based on the lack of contact from this firm, that it had no further interest in assisting it.

During October 2003, management was contacted by three different investment banking firms who indicated an initial interest in discussing a possible investment in or acquisition of the Company. In each case, management of Color Imaging indicated an interest in hearing any proposals. However, no proposals were ever made by any of the firms and no reasons were given to the Company by any of the investment banking firms. These firms did not further contact the Company. Management concluded from this that these firms had no interest in pursuing an interest in investing in or acquiring Color Imaging.

In November 2003, management met with and received a presentation from representatives of an investment banking firm who provided an overview of its experience, capabilities and global and national resources, as well as a current overview of the U.S. stock market. They presented several strategic liquidity alternatives designed to create stockholder value, including mergers, acquisitions and going private. We discussed reasons that a public company goes private, factors to consider, and the steps involved in the process, as well as the pros and cons of a number of different methods to effect a going private transaction. We also discussed a public company peer review. In December 2003, the parties exchanged a non-disclosure agreement and agreed to stay in touch should the Company have a transaction it wanted to pursue with this firm. Having met with the investment banking firm for information purposes, since December 2003 there has been no further contact with this firm. Management concluded, based on the lack of contact from this firm, that it had no further interest in investing in or acquiring Color Imaging.

In a management meeting on November 11, 2003, the Chairman asked management about the requirements to move the Company's stock to the American Stock Exchange in order to increase liquidity for the stockholders. In addition to the exchange's operational, stock price and specialist requirements, it was noted that the board needed to be comprised of a majority of independent directors and that the Company would need an audit committee comprised of a minimum of three independent directors. The Chairman and management believed that the Board of Directors could be restructured to meet the requirements of the American Stock Exchange if the Company's operational results increased to the point where listing on the American Stock Exchange would be feasible.

In late 2003, the president of Color Imaging felt that an internet marketer of inkjet cartridges with whom he was familiar might be a merger candidate for Color Imaging. He arranged for Color Imaging's chief financial officer to meet with the owner of this company at a trade show in Las Vegas in January 2004. The company's owner previously had access to Color Imaging's public information. Upon signing a mutual confidentiality agreement in January 2004, the internet marketer shared his company's internally prepared financial statements with Color Imaging. This party was interested in the potential of being public and having liquidity for his ownership interest in his private company. During the meeting the Color Imaging's chief financial officer shared with this party that a merger which resulted in an entity that was public would require three years of audited financial statements from the internet marketer. The internet marketer indicated that they had no audited statements at the time, and any merger of the companies that would result in a public entity would, of necessity, have to occur in the future. Later in the month Color Imaging's Chairman/CEO visited the internet marketer en route to Taiwan and toured their facilities. Subsequent management meetings at Color Imaging following the return of the Chairman/CEO from Taiwan resulted in the conclusion that it was unlikely that a transaction could be completed in the foreseeable future, if ever, since the internet marketer was interested in being part of a public company but was not then interested in obtaining audited financial statements.

In February 2004, management met with a former laser and inkjet cartridge re-manufacturer that had begun sourcing and reselling like branded product under its own label over the internet and to dealers, wholesalers, retailers, corporate accounts and others. This company was a customer of Color Imaging until it discontinued remanufacturing, and was considering a product offered by Color Imaging's affiliates. Management also discussed a potential merger with this company's president. Although Color Imaging indicated an interest in future merger discussions, none occurred. Later management learned that this company's president was no longer with the company, and although our chief financial officer sought to contact the company's owner in March 2004, after leaving messages for the company's owner and chairman about mutual strategic opportunities, this company's owner and chairman did not respond. Management concluded from this lack of contact that this firm had no further interest.

In April 2004, Color Imaging's President met a retailer of inkjet and toner cartridges which also was in the process of completing an acquisition of another company which provided imaging supplies and services to Fortune 500 companies. Representatives met at Color Image's offices. The retailer indicated an interest in further discussions, but that it had to complete its current acquisition and integrate that acquisition into its operations before it would be in a position to consider additional transactions. Later the chief financial officer of Color Imaging followed up with the president of this company, spoke briefly about the status of their existing merger, and then followed up again later. The follow-up inquiry went unanswered by the president of this company. Based on this lack of response, we concluded the other party no longer had any interest in exploring a merger or other transaction with Color Imaging and we decided not to pursue further contacts.

In April 2004, management met with a remanufacturer and wholesaler of laser toner and inkjet cartridges to introduce its new all-in-one products for resale. Management of this company noted at the conclusion of the meeting that Color Imaging was interested in potential merger or acquisition candidates. This wholesaler indicated that it was in a position to assist Color Imaging in improving its new all-in-one product. Management offered to enter into a non-disclosure agreement, but one was never completed. Subsequent meetings took place between the parties in the ordinary course of business, but no further discussions regarding a potential merger took place. Management concluded that the merger discussions were not serious and that only the exclusive distributor arrangement for certain of the Company's products was of interest to them. No exclusive arrangement was offered by Color Imaging, and neither party initiated any further discussions regarding a possible transaction thereafter.

At the annual meeting of the Board of Color Imaging on May 18, 2004, management presented the board members with a summary of the steps that would be involved should the Company find a suitable acquisition or merger candidate. The Board discussed the overall criteria for any such candidate and the time and dollar commitment involved should any such prospect be actively pursued.

In May 2004, management was contacted by an investment banker who had past employment experience at the executive level with an OEM in the toner/imaging products industry. On June 3, this investment banker expressed an interest in assisting Color Imaging to increase its revenue and profits and to formulate a plan to list its stock on either the American Stock Exchange or the Nasdaq small cap market. The plan would include both internal growth as well as a merger and acquisition strategy. A follow-up conversation took place on June 29, wherein the banker requested a retainer for its services as well as equity in the Company. After management informed the investment banker that the Company would not meet the investment banker's compensation requirements, these discussions ceased.

On June 24, 2004, management received a telephone call from an entity which invested in small cap companies and had something less than $100.0 million under management for that purpose. They indicated that their fund invested in health and technology companies with a market cap of less than $250.0 million. Management summarized the public operating information about Color Imaging and this entity indicated that they would review the public filings and make a presentation to their investment committee; and, if there was further interest in investing in Color Imaging they would, again, contact the Company. No further contact occurred, and Management concluded there was no interest.

On August 9, 2004, Jui-Hung Wang made a trip from Taiwan to Georgia for personal reasons, including visiting with his daughter Yi-Jen Wang, another member of Color Imaging's Board. While in Georgia, Jui-Hung Wang met with his brother and Color Imaging's Chairman/CEO Jui-Kung Wang and his daughter, Yi-Jen Wang, to discuss matters in connection with the Company's possibly de-listing or going private. Thereafter Jui-Hung Wang visited the offices of Color Imaging and met with the Chairman/CEO and other management of Color Imaging who were also directors: Sueling Wang, Morris Van Asperen and Yi-Jen Wang. Jui-Hung Wang pointed out at that meeting that the Company had gone public by merging with Logical Imaging Solutions in order to become an original equipment manufacturer with its own proprietary high-speed full-color printer. As a result of being public, the Company had expected to be able to raise money in the public markets, use its stock to purchase other companies, and afford its stockholders a higher level of liquidity for their investments. It was also pointed out that at the time of the merger that the then Chairman/CEO, Michael Brennan, had indicated that an additional $5.0 million investment was expected to be made in the Company, led by an investment banker, but this investment was never made and the subsequent private placement completed by Color Imaging in 2001 was subscribed to largely by insiders. Further, the Company's public offering on Form SB-2 was subscribed to, again, by only an affiliate of the Company and not by the public. It was recognized, based on prior failed attempts to find suitable merger or acquisition candidates and the lack of success raising substantial capital from anyone other than insiders, that it was not likely that Color Imaging would be able to take advantage of any of the benefits that being public was supposed to offer and that no realistic merger or acquisition prospects then existed. De-listing and going private was discussed, including the impact on large and small stockholders, what it meant to option holders, what was needed to comply with Delaware law, and what filings were required with the SEC. To be certain that the information was factually and legally correct, however, the chief financial officer of Color Imaging suggested and arranged a meeting with the Company's counsel. Management, the Company's Chairman/CEO, Vice Chairman/President, CFO/Director and Board members Jui-Hung Wang and Yi-Jen Wang met with the Company's counsel on August 12, 2004 to further explore and understand the various methods of, and costs associated with, de-listing or going private.

On August 30, 2004, management met with the management of another toner products wholesaler whose strategic direction included toner manufacturing. This company is both a customer of and a toner supplier to Color Imaging. The CEO of this company had previous toner cartridge re-manufacturing experience and founded his current company some fifteen years ago. In February 2005, the wholesaler's representative visited Color Imaging's facility in Norcross, Georgia and met with management to discuss ordinary business matters and to ascertain whether there was any continuing interest in the possibility of a merger. During that meeting Color Imaging's interest in pursuing a number of strategic alternatives, including the possibility of going private as disclosed in our Form 10-Q for the period ended September 30, 2004, and filed with the SEC on October 28, 2004, was mentioned. The wholesaler indicated a willingness to further consider a merger, but indicated that it would not be any position to effect any such transaction before the end of 2006 or early 2007. The parties agreed that to pursue the discussions in greater detail or more definitively, non-public information about both parties would likely need to be divulged and it would be appropriate if that were the case that a mutual confidentiality and non-disclosure agreement be exchanged. Color Imaging provided this document in February 2005. Management continues to have ordinary course of business exchanges with the party, and after Form 8-K was filed on April 19, 2005, by the Company with the SEC, management informed this party of the Company's intention to go private. While neither party has ruled out the possibility of a merger at some time in the future, to date, the confidentiality and non-disclosure agreement has not been completed or returned to Color Imaging, and no discussions have taken place and no related agreements or understandings have been reached.

In September 2004 management contacted an investment banking firm to inquire if a portfolio company of that firm had any current interest in acquiring Color Imaging or merging it with another. This firm indicated that the portfolio company had been sold, and that Color Imaging on a standalone basis was too small for their firm to consider. This firm then referred management to another investment banking firm that had acquired a possible merger candidate for Color Imaging. This firm represented that it would only be interested in Color Imaging if it had earnings before interest, taxes, depreciation and amortization of $20.0 million or more.

Management approached a customer, which was a remanufacturer, about its selling the new all-in-one imaging cartridges manufactured by our foreign affiliate on October 13, 2004, and regarding its interest in a merger. Discussions held over several days included Color Imaging's prior fund raising, the price for its common shares, the impact of the price of sales by our former subsidiary and other information, including strategy described in previous SEC filings, as well as the merger process. The customer met at Color Imaging's headquarters on October 20, 2004, together with an investment banker invited to the meeting, and executed confidentiality agreements. The parties exchanged financial information, provided each with background information on itself, discussed the goals of a merger and the potential benefits that the combined entity may realize and heard from the investment banker what financing may be available.

At the end of October 2004, this remanufacturer met with Color Imaging's president and another of its directors in China. The meeting including ordinary business, the potential of jointly manufacturing new and remanufactured product in China and the potential merger. The president of Color Imaging met with the same member of Color Imaging's board on October 30, 2004, and further discussed the potential merger. Management of Color Imaging prepared some pro forma analyses shared them with the customer, who in turn on November 1 introduced management of Color Imaging to another investment banker.

After conversations on the 16th, 17th and 19th of November with the first investment banker, that investment banker provided a presentation dated November 19, 2004. The presentation covered the potential funding, expected structure and cost should the parties engage the investment banker's services. Management met with the customer on November 22nd and with the investment banker on November 23rd. Also on November 23rd, Color Imaging reviewed the transaction with its bank, and on the 1st of December reviewed it with another bank. Both banks had capital market groups, in addition to traditional commercial lending groups, that could potentially assist with the transaction.

At a meeting of the Board on November 15, 2004, management reviewed Color Imaging's efforts to identify potential merger or acquisition candidates, indicating that since 2001 the Company had been seeking out potential candidates, incurring at one time more than $200,000 of due diligence expenses. Ten different companies were approached by management and at that time two others were being considered for contact. Management reported that the Company typically included a risk factor for the Company's merger and acquisition strategy in its public filings with the SEC. At this meeting the Company's chief executive officer and chief financial officer reviewed all of the merger discussions described above with business brokers, investment banking firms, potential investors, suppliers and customers, including all possible sales and acquisitions.

Discussions continued with the remanufacturer described above with whom the Company had ongoing merger discussions through early December, and in late December Color Imaging's management sought and obtained legal advice in connection with the potential structures, tax issues, proxy matters and other related matters. During the latter part of December further discussions were held with the two banks contacted by Color Imaging. The president and chief financial officer of Color Imaging met with the remanufacturer on the 4th and 5th of January 2005. The discussions concluded to that time included the following items (1) the other party proposed to take over control of Color Imaging with its chairman and chief executive officer becoming chairman and chief executive officer of the combined companies, (2) additional financing would be needed in the estimated amount of from $10.0 million to $20.0 million to acquire shares for cash of non-affiliated Color Imaging stockholders and provide the principal owner of the other party a like amount of cash as well,
(3) the price last discussed, was $1.25 per common share, although the other party indicated that price was too high and did not agree to it (4) the relative values, which was also still not definitive, of the two companies would be 3 to 2, meaning that the other was worth $3 for each $2 of Color Imaging's value, (5) the resulting entity would be private and not a pass-through subchapter S or limited liability company due to potential income tax consequences if Color Imaging was sold at a price above its book value, and (6) the companies would benefit from complementary warehouse locations. Though both parties showed some interest in a transaction, significant issues were still unresolved. Additional legal advice was obtained in January and further discussions were held with the banks. The parties continued to discuss a merger, but turned their attention, primarily, to completing their year-end financial statements and operational matters. On January 19th Color Imaging's chief financial officer spoke with the president and principal stockholder of this party regarding ordinary course of business matters, and in that conversation the other party revealed that he would be focusing on his business for the first half of 2005, including his seeking out a private investor to acquire a substantial interest in his company. Though he indicated that he was not going to be focusing on any merger transaction with Color Imaging, both agreed to stay in touch.

At a meeting of the Board on January 27, 2005, the Board again reviewed the history of the Company's efforts to find a suitable merger or acquisition candidate. It reviewed the list of those that had been approached, together with investment banker contacts that had been made. Of the two companies who had an interest in merging, one would only consider a merger offer after it had gone public in late 2006 or early 2007. The other company that had expressed an interest in a merger, had substantial obstacles to overcome, including differences over valuation, management issues and the lack of audited financial statements, which would require the merger to be a going private transaction. Management believed that changes were coming in the industry and already being experienced by the Company's largest customer, including the rapid loss of the Company's black text analog copier business and the increasing popularity of digital and business color multifunctional machines with increasing technological complexity and intellectual property rights. The Board concluded as a result of this review that the Company should consider the possibility of going private. The board noted that its previous experience after the merger with Logical Imaging Solutions was not good. Since there were no prospective merger or acquisition transactions likely, the Board then discussed the Company's going private, considering:

     o    the fact that the Company's stock was undervalued.

     o    the increasing cost and burden of regulatory compliance.

     o    the   competitive   impact   of  the   Company's   public   disclosure
          requirements.

     o that the company did not have access to public capital as a small company with marginal profitability that was not listed on a major stock exchange , and

     o that most realistic merger or acquisition candidates were not likely to have the required three years of audited financial statements or meet the SOX 404 compliance deadlines for internal controls.

The Board then reviewed process, time line, cost and annual savings information prepared by management in connection with going private. Management indicated that Color Imaging could minimize proxy and meeting costs by going private as part of its 2005 annual meeting. Upon further review of the material and discussions, management discussed the desirability of going private for out-of-pocket costs of less than $1.0 million, including the amount needed to cancel the Company's 2003 Stock Incentive Plan if that was found to be necessary. The Board indicated that if total going private expenditures exceeded $1.0 million, or if conditions changed such that going private was no longer in the best interest of Color Imaging, the Board would need to revisit the advisability of going private. No strict maximum dollar amount was placed on the costs of the going private transaction. The chief financial officer indicated that he would request that the Company's lender agree that as much as $1.5 million could be expended for this purpose. The purpose of this higher limit was to give the Board flexibility at the time the decision was made, if conditions were such that going private remained in the best interest of the Company and its stockholders, to do so should the cost exceed $1.0 million. Generally, to preserve working capital and not incur debt, the Board is desirous of completing the transaction for the least amount of money consistent with achieving stockholders of record, including those in street name, of about 200.

The Board then passed a resolution establishing a Special Committee of the Board of Directors, naming Richard Eiswirth, who was present at the meeting, as its sole member. It gave the Special Committee the responsibility to formulate, review, approve and recommend for approval by the Board of Directors strategic and financial alternatives intended to maximize stockholder value, including without limitation potential strategic merger transactions and/or a going private transaction, and compensating the sole member of the Special Committee at the rate of $5,000 per month in connection with these additional duties. The Special Committee was also given the authority to negotiate and to direct the negotiation of the terms of any such transaction, and the authority to retain (and terminate) any professional advisors (including investment bankers, attorneys and accountants) as it may determine necessary, appropriate or desirable in carrying out its responsibilities, including the sole authority to approve the fees and other retention terms of such outside consultants. It was generally anticipated by the members of the Board, based on the lack of success of management to enter into or conclude a strategic merger or acquisition over the last several years and for other reasons, that the outcome of the work of the Special Committee would be a recommendation that Color Imaging go private. The Board suggested no price per share that the Special Committee was to consider in the event that a going private transaction was to be the Special Committee's recommendation to the Board. The Board, including Richard Eiswirth, was aware of the price per share ($1.25) being discussed in the recent merger negotiations with another, as well as an enterprise values per share routinely calculated by Color Imaging's chief financial officer based upon multiples of
(1) 10 times earnings before interest and taxes, (2) 6.5 times earnings before interest, taxes, depreciation and amortization, (3) per share value using a price to earnings multiple of 15, (4) Color Imaging's book value per share and
(5) the then market price of Color Imaging's common stock.

The Board appointed Richard Eiswirth as the sole member of the Special Committee, because the Board considered him to be independent and because of his financial expertise. Mr. Eiswirth had joined the Board in April 2003, in part because the Board believed it desirable to have a "financial expert" (as described in Regulation S-X) to serve on the audit committee and act as its chairman. Mr. Eiswirth owns no Color Imaging common stock, so the Board considered that he would not have a direct stake in the outcome of the going private transaction. Mr. Eiswirth holds stock options to purchase up to 25,000 shares at $0.45 per share, of which 10,000 are exercisable. These options are now issued and outstanding and will remain issued and outstanding both before and after the implementation of the stock splits.

At a meeting of the Special Committee on January 28, 2005 the Special Committee met with Color Imaging's chief financial officer and counsel to discuss the Company's history of merger activity, and the process of evaluating potential transactions including the engagement of an investment banker. On January 31, 2005, the Special Committee completed, with the assistance of the chief financial officer, a brief investment banker solicitation document, seeking to obtain the experience, fees, costs and completion time frames of solicited investment bankers in connection with their delivering to the Special Committee a fairness opinion regarding the Company's going private in a reverse stock split of 2500 to 1 at a per share price of $1.25. That document provided a very brief statement regarding the Company's disappointing three-way public merger and various enterprises values of the Company, as calculated by the chief financial officer of the Company. After the solicitation was delivered to four investment banking firms, the Special Committee verbally changed the scope of the engagement to include strategic alternatives, including the possibility of a going private transaction.

On February 7, 2005, during a trip to China and Taiwan by Color Imaging's President, Sueling Wang, he met with Director Jui-Chi Wang, president of General Plastic Industrial Co Ltd ("GPI") and discussed the strategic status of Color Imaging. During that conversation Jui-Chi Wang stated that Color Imaging, to be a good investment in the view of Taiwanese investors, needed to either have an attractive stock price as a public company or pay dividends if it were private. The discussion continued regarding the consequences to Color Imaging's affiliate, GPI, should Color Imaging be sold or merged with another and control of Color Imaging were changed. Jui-Chi Wang expressed the belief that such a change in control would be accommodated if key Color Imaging management were retained, since it was expected that Color Imaging would still be a large customer of GPI and GPI would likely still retain its large ownership position,
4.5 million shares of our common stock, in Color Imaging. Jui-Chi Wang further expressed the belief that whether or not Color Imaging was merged with or sold to another, either way it would be agreeable to GPI, if it was in the interest of Color Imaging and its stockholders.

During a meeting of the Special Committee on February 17, 2005, the Special Committee reviewed the proposals of the investment banking firms and the comparison chart that it requested management prepare, comparing the proposals of each of the investment bankers whose proposals for services were solicited, and chose CVG as the best candidate based on reputation, the completeness of its proposal, the cost and the description of services to be provided. CVG proposed an extensive pricing analysis for the Company and reviewed its strategic alternatives, including contacting potential merger and acquisition candidates.

On March 22, 2005, the chief financial officer of Color Imaging again followed up with the chief financial officer of the remanufacturer with whom the Company had ongoing merger discussions, and in that conversation he was told that the other party was still interested in the possibility of a transaction in the future, but that other business matters still needed to settle down first.

On March 28, 2005, CBIZ Valuation Group, LLC ("CVG"), the Financial Advisor to the Special Committee, made a preliminary presentation to the Special Committee regarding the various analyses performed in evaluating strategic alternatives to enhance stockholder value. Various metrics were discussed for measuring stock value including current public market trading value, discounted cash flow valuations, comparable public company valuations, comparable acquisition values, estimated liquidation value, book value, and premiums paid by other companies in other going private transactions. They also discussed alternatives to going private including a merger or acquisition, a potential investment from a private equity group, liquidation, and various methods of going private. CVG and the Special Committee agreed that a reverse split going private transaction was currently the most viable transaction available to the Company at a reasonable price and within a reasonable time frame. They also reviewed previous merger discussion the Company had engaged in, including preliminary transaction pricing of $1.25 per share discussed with a potential merger candidate. CVG and the Special Committee agreed this price was not necessarily indicative of the Company's value since no transaction had or was likely to occur at that price, and $1.25 per share represented a substantially higher premium to market value than other companies had recently paid in similar going private transactions. Preliminary pricing discussions included potential per share prices from $1.00 to $1.25 based on CVG's initial analysis.

At the conclusion or immediately after the March 28 meeting, Mr. Eiswirth requested that CVG provide additional analyses related to the potential reverse stock split transaction, which CVG provided to Mr. Eiswirth over the course of the next several days from March 30 to April 1, 2005. These included analyses on the potential per share values using different weighted average costs of capital, comparative reverse split transactions conducted by other companies, and multiples used in public company merger and acquisition transactions.

At another meeting of the Special Committee on April 6, 2005, the Special Committee again met to review various alternatives, including the feasibility of going private and to develop a preliminary recommendation that, when final, would be made to the Board. The Special Committee reviewed CVG's assessment of strategic alternatives including remaining public, merging with another company, selling the Company to a strategic or financial buyer, liquidation or going private. The Special Committee noted that CVG contacted a few potential acquisition and merger candidates in the Company's industry, or private equity funds investing in the company's industry, which CVG was able to identify, and CVG was not able to identify any viable candidates to acquire or merge with the Company. Based on the inquiries of CVG and those previously made by the Company, the Special Committee concluded that a sale or merger of the Company was not a viable alternative at that time. The Special Committee, after reviewing the liquidation analysis of CVG and information obtained from the Company, determined that an orderly liquidation of the company was unlikely to provide proceeds to stockholders in an amount that exceeds the Company's value as a going concern. The Special Committee also noted that CVG did conclude that going private was a viable alternative to increase stockholder value and to increase the attractiveness of the Company to potential buyers and merger candidates, most of which were privately held, and the Special Committee concurred with this conclusion. The Special Committee then reviewed the merits of a per share value of $1.00 for a going private transaction, comparing this valuation to the Company's current trading price, estimated liquidation value, book value and discounted cash flow valuations based on the Company's projections and CVG's valuation analysis.

On April 7, 2005, the chief financial officer of Color Imaging received a telephone call from the president and principal owner of the remanufacturer with whom the Company had ongoing merger discussions commencing in October 2004, discussing ordinary course of business matters and the outcome of their audit of their 2004 financial statements and industry news. On April 11, 2005, Color Imaging's director Jui-Chi Wang reported that in a meeting the president and principal stockholder of the remanufacturer on ordinary course of business matters, the other party once again indicated that "no one could justify" the $1.25 price previously discussed with management of Color Imaging. Director Jui-Chi Wang concluded that the other party was losing interest in a potential merger with Color Imaging.

At a meeting of the Special Committee on April 11, 2005, the Special Committee met again with CVG to discuss its evaluation of the Company's strategic alternatives, including going private. They also discussed the impact on CVG's valuation analysis of the Company's book value and prior merger discussions with third parties. The Special Committee suggested that it was considering a pre-split price per share of $1.00, and CVG responded that such a price was close to the book value of the Company and did not reflect much of a premium to account for the value of the color toner business opportunity of Color Imaging, even though the Company is in transition and much of the sales growth was based upon products yet to be perfected or developed. CVG compared a per share valuation of $1.00 to the Company's current book value of $0.94, and management's projected book value at the time of the going private transaction of $0.98 cents per share. CVG estimated that the Company's color toner opportunity was worth approximately $1.3 million, or approximately $0.10 per share. The Special Committee believed, and CVG agreed, that $1.10 per share would represent a reasonable premium over the Company's current book value which would reflect the projected value of the Company's color toner opportunity. They also agreed that it would provide a reasonable premium to the Company's current market value, liquidation value, and comparable acquisition method values, and was within the range of CVG's analysis of the Company's value in comparison to other public companies and discounted cash flow projections. Regarding third-party merger discussions, the Special Committee indicated that it was of the opinion that these discussions and indications of per share value could not be relied upon due to their not being agreed to or otherwise made definitive. CVG noted that, based upon its discussions with management, there was no definitive agreement upon a price of $1.25 arising from any third party merger negotiations, and that the $1.25 per share amount was derived from informal discussions between the parties and that there was no formal analysis prepared by either party supporting that per share amount.

On April 13, 2005 CVG provided to the Special Committee a preliminary version of its presentation to be made to the Board on April 14. Mr. Eiswirth requested that CVG provide additional analyses related to the potential reverse stock split transaction, which CVG provided to Mr. Eiswirth on April 13, 2005, for inclusion in the presentation being prepared for the Board. These included analyses on the potential private equity group values, and the fairness of the transaction to non-cashed out stockholders. Prior to presentation to the Board on April 14, the preliminary version of the presentation was updated to include these additional items.

In evaluating the Company's strategic options, the Special Committee conducted extensive due diligence, thoroughly reviewed and discussed the research, analysis, and opinions of CVG, and reviewed and analyzed the Company's strategic options applying its best business judgment. On April 14, 2005, the Special

Committee adopted resolutions documenting its opinion that it would be in the best interest of the Company and its stockholders to go private by means of a reverse stock split, and recommended that the Board consider and approve such a transaction. This recommendation was subject to receipt of a fairness opinion from CVG for the pre-split purchase price per fractional share of $1.10.

On April 14, 2005, the Board met and received a report from CVG as the investment banker engaged by the Special Committee to consider strategic alternatives of Color Imaging, including a merger or going private transaction. The strategic alternatives considered included (1) the Company continuing as is, maintaining its public status, (2) a merger or acquisition with either a public or private company, (3) the liquidation of the Company and (4) a going private transaction. With regard to the latter, CVG presented an analysis with respect to each of the following methods: (a) a management buyout, (b) sale to a private equity investor, (c) a stock buy back program or (d) a reverse stock split. After reviewing the report, asking and receiving clarifications from CVG and the Special Committee where needed, the Board concurred with the conclusion of both the Special Committee and CVG that enhancing stockholder value could best be achieved by going private and that the method best to achieve that goal and maintain the to the greatest extent possible the Company's working capital was by reverse stock split. The Special Committee then made its recommendation to the Board that Color Imaging go private in a reverse split transaction at a ratio of either 1500 to 1, 2500 to 1 or 5000 to 1 at a pre-split price of $1.10 per share. The Board then discussed the recommendation of the Committee and asked CVG if such a price was fair to the stockholders who would receive cash in the transaction as well as those who remained stockholders of Color Imaging. CVG reported to the Board that $1.10 was within the range of values it had determined to be fair to the stockholders of Color Imaging who would be cashed out as well as to those who would retain their shares in Color Imaging. Having determined, with the advice of counsel, that the Board did not have to make a tender off to those holding options in the Company's stock to avoid the possibility that in the future an exercise of an option(s) would require that the Company begin reporting with the SEC, the Board passed a resolution indicating that such a tender offer to all of the issued and outstanding options under the Company's 2003 Stock Incentive Program would not be made. The chief financial officer also noted that the valuation assigned by CVG to the tax loss carryforward of the Company was too low, offering his justification for this conclusion. The Board authorized a reverse split going private transaction on the terms and the $1.10 pre-split price per common share recommended by the Special Committee, subject to the Special Committee's receipt of a fairness opinion from CVG, incorporating the changes to the assumptions for the Company's not paying to cancel its 2003 Incentive Stock Option Plan and correcting the value of the Company's tax loss carryforward. The Board also authorized and directed the Company's officers to announce the Company's intentions to go private in a Form 8-K or other filing to be made with the SEC. The Board also determined to abandon its open market stock purchase program, under which it ceased repurchasing the Company's shares in the market in December 2004, when it appeared that either a merger transaction, that would include the Company's going private, was a possibility. The Board reserved for itself the right in its sole discretion to determine the final ratio of the reverse split, and the right to abandon the transaction at any time if it determined it were no longer in the best interest of the Company or its stockholders. Mr. Eiswirth later requested that CVG include in its opinion analysis the results developed using the 17% and 21% weighted average cost of capital. On May 2, at a meeting of the Special Committee, the Special Committee met with CVG, with the chief financial officer of the Company as a guest at that meeting, to receive CVG's final written opinion regarding the fairness of a reverse stock split transaction, at the pre-split price of $1.10 per share as recommended by the Special Committee and authorized by the Board.

On May 2, 2005, Color Imaging's president reported a conversation with the president of the remanufacturer with whom the Company had ongoing merger discussions, wherein the other party disclosed that he was going to accept a significant investment for a substantial ownership interest in his company from a high net worth, foreign, private party. On June 8, 2005, the president and chief financial officer of Color Imaging learned that the remanufacturer had acquired another company.


FAIRNESS OF THE STOCK SPLITS

The Stock Splits are not structured so that approval of at least a majority of unaffiliated stockholders is required. The Board based its decision not to seek such approval due to the equal treatment of affiliated and unaffiliated stockholders in the Stock Splits. In determining not to seek such approval, the Board was aware that the executive officers, directors and their affiliates of Color Imaging, who together own approximately 63.7% of the voting power of the Common Shares outstanding and entitled to vote at the Annual Meeting, have indicated that they will vote in favor of the Stock Splits, making the approval of the Stock Splits Proposal virtually assured.

An independent committee of the Board has reviewed the fairness of the Stock Splits; however, no unaffiliated representative acting solely on behalf of the stockholders for the purpose of negotiating the terms of the transaction proposal or preparing a report covering the fairness of the Stock Splits was retained by Color Imaging or by a majority of directors who are not employees of Color Imaging. The Board views (i) the Fairness Opinion, (ii) the appointment of a Special Committee consisting of an independent director, (iii) the need to obtain the affirmative vote of the holders of at least a majority of the Common Shares, and (iv) the other matters discussed in this Proxy Statement as affording adequate procedural safeguards to unaffiliated stockholders without the extraordinary expense of multiple financial or legal advisors.

Color Imaging has not made any provision in connection with the Stock Splits to grant unaffiliated stockholders access to Color Imaging's corporate files or to obtain counsel or appraisal services at Color Imaging's expense. With respect to unaffiliated stockholders' access to Color Imaging's corporate files, the Board determined that this proxy statement, together with Color Imaging's other filings with the SEC, provide adequate information for unaffiliated stockholders to make an informed decision with respect to the Stock Splits. The Board also considered the fact that under Delaware law, subject to certain conditions, stockholders have the right to review Color Imaging's relevant books and records.

The Board believes that the transaction is substantively and procedurally fair to unaffiliated stockholders, both those receiving cash and retaining their stock in Color Imaging, notwithstanding the absence of an unaffiliated stockholder approval requirement or unaffiliated representative. After consideration of all aspects of the proposed transaction as described above, all of the directors, including the directors who are not employees of Color Imaging, approved the Stock Splits.

The Board considered the factors in support of and in opposition to the Stock Splits discussed below in reaching its conclusion as to the substantive fairness of the Stock Splits. The Board did not assign specific weight to the following factors in a formulaic fashion, but did place special emphasis on the opportunity for unaffiliated holders of Common Shares who will have fractional shares of less than one whole share exchanged for cash to sell such Common Shares at a premium and without brokerage fees or commissions, as well as the significant cost and time savings Color Imaging is expected to realize from deregistration of the Common Shares.


While performing its analysis for the Fairness Opinion, CVG selected the valuation analyses it deemed most relevant. Please see the section entitled
"Special Factors - Opinion of CBIZ Valuation Group, LLC" for a discussion of these analyses.


Neither CVG nor the Board deemed either Color Imaging's liquidation value or the market price for its Common shares as quoted as OTCBB material or relevant in the context of the Stock Splits. CVG and the Board believes that the liquidation and market value of Color Imaging's Common Stock on a per share basis represented arbitrarily low valuations. Using liquidation or the market value to help set the Repurchase Price would have supported a price lower than the price the Board believed would be appropriate in light of its desire to ensure that stockholders who receive cash receive a fair price for their Common Shares that are exchanged for cash in connection with the Stock Splits.

The Special Committee and the Board believe that Color Imaging's net book value per share does not properly reflect Color Imaging's business color sales and gross profit opportunity and resultant earnings stream and cash flow, two factors it considers critical for a meaningful valuation of the Common Shares. Net book value is based upon the historical cost of a company's assets and ignores the value of a company as a going concern. The value of items such as proprietary products and intellectual property, an in-place factory, positive business reputation, a trained workforce and established customer accounts are ignored in computing net book value. Regarding the liquidation value of Color Imaging, CVG presented what it deemed to be an optimistic value of $0.78 per share, even lower than the net book value of the Color Imaging, noting that major assets, such as accounts receivable and inventory often do not realize their book value during liquidation. This inability to realize the book value is due in part to factors such as customers who negotiate discounts on their receivables and additional product (inventory) purchases for the loss of warranty protection, raw material restocking charges, used equipment that often loses value in relation to the costs to dismantle, remove and transport it to another and settlement costs negotiated to cancel unexpired leases obligations, including the remaining term of the non-cancelable lease for the Company's factory that does not expire until 2009 and has annual rental expense commitments of approximately $550,000 per year. The Special Committee and the Board believe that the proper valuation of Color Imaging should be based on Color Imaging's historical and prospective operating performance as reflected in the discounted cash flow analysis and its net book value adjusted upward for the estimated value of its color toner products business opportunity, even though the opportunity was dependent upon products yet to be perfected or developed. CVG's analysis and conclusions were consistent with that judgment. As shown in greater detail in the section of this Proxy Statement entitled "Financial Information--Summary Financial Information," Color Imaging's book value per Common Share as of December 31, 2004 was $0.92. The Board believes that the $1.10 pre-split valuation of the Common Shares, as concluded by the Special Committee of the Board of Directors and supported by the Fairness Opinion of CVG, is significantly greater than the liquidation, market and the book values per Common Share and within the range of the values indicated by the discounted cash flows, which also reflect in part, the color toner business opportunity of Color Imaging.

In arriving at its conclusion and recommendation, the Special Committee considered and reviewed with the Board the following data:

     o The market price per share based upon the average closing price of the Common Shares over the 30 trading days prior to and including April 14, 2005 (the date the Board approved the Stock Splits) was $0.49. CVG and the Special Committee agreed that the trading value of the

          Company's stock was artificially low due to low liquidity, low trading volume, no institutional holders, high insider ownership and few active market makers.

     o The optimistic liquidation value presented by CVG was $0.78 per share. CVG and the Special Committee noted that this value was lower than the Company's current book value.

     o    The book value per share calculated by CVG was $0.92.

     o The Special Committee on April 6, 2005 made an initial assessment of the value per share at which to cash out fractional stockholders resulting from a reverse stock split of $1.00 per pre-split share.

     o On April 6, 2005, in comparing a price of $1.00 per share to analyses or ranges developed by the investment banker, current market prices, and similar recent transactions, the Special Committee noted the following:


          - $1.00 per share represents a premium of 113% over the market price of $0.47 per share as of April 5, 2005, and a premium of 25% over the 52 week high of $0.80 per share. The premiums were in excess of or comparable to the majority of comparable transactions provided by CVG.

          - CVG determined a valuation of $0.72 per share based on an analysis of comparable acquisitions. $1.00 per share represented a premium of 39% to this valuation.

          - CVG determined a valuation of $0.80 to $1.05 per share in comparison to other public companies. $1.00 per share was within that range.

          - CVG determined a liquidation value of $0.78 per share. $1.00 per share represents a premium of 28% to this liquidation value.

          - CVG determined a valuation of $0.87 to $1.59 per share using a discounted cash flow analysis of management's budget. $1.00 per share was within that range. Additionally, the Special Committee and the Board noted that management's budget assumptions were highly dependent upon the Company's ability to perfect and develop new product lines. As such, the Special Committee believes that the lower end of the range of values determined in the discounted cash flow analysis, based on a higher weighted average cost of capital due to the inherent risk in management's projections, was appropriate.


     o The Special Committee did not attribute any weight in determining the amount to be paid for the Common Shares to any of the strategic merger or acquisition discussions between management and others, nor any of the prices discussed (including a transaction value of $1.25 discussed preliminarily with a potential merger candidate), since no price was agreed upon and no discussion resulted in a definitive agreement or transaction. CVG concurred in this analysis.

     o Upon further study, the Special Committee on April 11, 2005, determined the then book value of Color Imaging as of March 31, 2005, was $0.94 and that it was reasonably expected to be approximately $0.98 by the time the going private transaction would be completed. A per share price of $1.00 for the Common Shares would then represent a 2% premium over the expected book value on the date of the transaction. The Special Committee felt the Company's color imaging opportunities merited a higher premium to book value, and as a result increased its preliminary valuation to $1.10 per share.

     o The Company's substantial reliance on the sales and profit contributions of color products, though adversely impacted by quality issues, was generally supported by its historical sales of some 2%, 9% 18% and 28% of sales for the twelve month periods ended December 31, 2002, 2003, 2004 and for the quarter ended March 31, 2005, respectively. While the Company projects higher margin color products to represent some 38% to 40% of total sales for the year ended December 31, 2005, management has not achieved its budget goals for the last few years.

     o The Company's past history of not meeting its budgets or projections meant, in the Special Committee's judgment, that the higher per share valuations derived by the discounted cash flow analysis completed by CVG did not represent an appropriate price to be paid for the Common Shares.

     o The increasing profitability of the Company and its offsetting lower margin business from the loss of the sales of its historically two largest customers with the sales of higher margin products, particularly copier color toner products, to others.

Based on the foregoing, the Special Committee determined in its best judgment that $1.10 per pre-split share was a fair price to be paid for the Common Shares, since (1) it was within the range of the discounted cash flow analyses and (2) provided a 10% premium for the intangible value of the Company's color toner business opportunity over its net book value, even though that opportunity was highly dependent upon products yet to be perfected or developed. After realizing that a sale of the Company, its liquidation or its merger with or acquisition by another were not viable strategic alternatives at this time, and because of the variety of factors considered, many of which are not precisely quantifiable and are instead dependent upon qualitative judgment, the Special Committee did not find it practicable to quantify or otherwise assign relative weights to, and did not make specific assessments of, the specific factors considered in reaching its determination.


Equal Treatment of Affiliated and Unaffiliated Holders of Common Shares. The Stock Splits will not impact affiliated holders of Common Shares differently than unaffiliated holders of Common Shares on the basis of affiliate status. The sole determining factor as to whether a holder of Common Shares will remain a stockholder of Color Imaging and how many Common Shares will be repurchased by Color Imaging in lieu of issuing fractional shares as a result of the Stock Splits is the number of Common Shares held by such holder immediately prior to the Stock Splits. Please see the section entitled "Proposal No. 1 - Stock Splits Proposal - Summary and Structure" for a more detailed discussion.


Minimum Effect on Voting Power. The Stock Splits will have minimum effect on the voting power of Color Imaging's stockholders. The Common Shares are Color Imaging's only voting shares and will continue to be Color Imaging's only voting shares after the Stock Splits. The voting and other rights currently held by the Common Shares will not be affected by the Stock Splits. The only effect of the Stock Splits on Color Imaging's voting power will be a change in the overall percentage of ownership of the Continuing Holders.

No Material Change in Percentage Ownership of Executive Officers and Directors. Since only an estimated 272,244 out of 12,697,805 outstanding Common Shares will be eliminated as a result of the Stock Splits, the percentage ownership of the Continuing Holders will be approximately the same as it was prior to the Stock Splits. For example, the executive officers, directors and their affiliates of Color Imaging currently beneficially own approximately 66.2% of the outstanding Common Shares, and will beneficially own approximately 67.5% of the outstanding Common Shares following completion of the Stock Splits. All of the directors and executive officers currently have over 1500, 2500, or 5000 shares, except the spouse of Sueling Wang who has a brokerage account within which she has 1,000 shares, and will remain stockholders of Color Imaging after completion of the Stock Splits. Please see the section entitled "Information About Color Imaging - Interest of Certain Persons in Matters to be Acted Upon."

Potential Ability to Control Decision to Remain a Holder of or Liquidate Common Shares. Another factor considered by the Board in determining the fairness of the Stock Splits to the holders of the Common Shares is that current holders of fewer than 1500, 2500 or 5000 Common Shares, depending upon the ratio used to effect the reverse split, can seek to remain stockholders of Color Imaging following the Stock Splits by acquiring additional shares so that they own at least 1500, 2500 or 5000 Common Shares, depending upon the ratio used to effect the reverse stock split, immediately before the Stock Splits. Conversely, stockholders that own 1500, 2500 or 5000 or more Common Shares, depending on the ratio used to effect the reverse stock split, who desire to liquidate their shares in connection with the Stock Splits at the premium price offered can seek to reduce their holdings to fewer than 1500, 2500 or 5000 Common Shares, depending upon the ratio used to effect the reverse stock split, by selling shares prior to the Stock Splits. The Board did not place undue emphasis on this factor due to the limited trading market for the Common Shares. Please see the section entitled "Special Factors - Effects of the Stock Splits."

OTHER FACTORS

The Board concluded the factors set forth below to be either inapplicable or not material to its assessment of the fairness of the Stock Splits.

     o Firm Offers. We are not aware of any firm offers to purchase Color Imaging that have been made during the past two calendar years or during the current calendar year.

     o Prior Public Offerings. We have not made any underwritten public offering of the Common Shares or any other securities since the current control of Color Imaging was effected in June of 2000, although we did complete an offering on form SB-2 of 4.5 million shares in March 2003 with our foreign affiliate.

     o Merger, Consolidation or Other Extraordinary Transaction. We have not engaged in a merger or consolidation with another company or in any other extraordinary transaction, such as the sale or other transfer of all, or a substantial part, of our assets, during the past two calendar years or during the current calendar year.

     o Securities Purchases. There have not been any purchases of our Common Shares that would enable the holder to exercise control of Color Imaging, excepting our offering completed in March 2003 on form SB-2 of 4.5 million of our common shares with our foreign affiliate.

The stock purchases under the Company's stock repurchase program and by certain affiliates, as described at "Information About Color Imaging - Common Share Purchase Information" were not considered relevant because they were purchased at the then market prices. As discussed above, the market value was deemed to be not indicative of the fair value of the Company's common stock.

CONCLUSION

Since the Company's three-way merger in June 2000, the Company has disclosed its continuing interest in mergers or acquisitions with extensive disclosures being made in its Form 10-Q filed with the SEC on October 28, 2004 for the period ended September 30, 2004. Having made these disclosures and having pursued a number of such strategic alternatives, both initiated by the Company and responding to those of others, management, the Special Committee and the Board concluded that a sale of the Company, its liquidation or its merger with or acquisition by another were not viable strategic alternatives at this time and that the advantages of going private outweighed the disadvantages. After considering all of the above factors, the Special Committee concluded, and the Board concurred, that the positive factors relating to the Stock Splits outweighed the negative factors as a means by which to go private. Because of the variety of factors considered, the Special Committee and the Board did not find it practicable to quantify or otherwise assign relative weights to, and did not make specific assessments of, the specific factors considered in reaching its pre-split price per common share of $1.10 determination.

The Special Committee and the Board did not consider the market value or liquidation value of Color Imaging to be material to their conclusions regarding the fairness of the Stock Splits, because it is their view that neither market value nor liquidation value accurately reflects the value of Color Imaging in light of its business and assets.

The Special Committee and the Board believe that Color Imaging's net book value per share does not fully reflect Color Imaging's business color sales and gross profit opportunity and resultant earnings stream and cash flow, two factors it considers critical for a meaningful valuation of the Common Shares. Net book value is based upon the historical cost of a company's assets and ignores the value of a company as a going concern. The value of items such as proprietary products and intellectual property, an in-place factory, positive business reputation, a trained workforce and established customer accounts are ignored in computing net book value. As set forth in greater detail in the section of this Proxy Statement entitled "Financial Information--Summary Financial Information," Color Imaging's book value per Common Share as of December 31, 2004 was $0.92. Regarding the liquidation value of Color Imaging, CVG presented what it deemed to be an optimistic value of $0.78 per share, even lower than the net book value of the Color Imaging, realizing that major assets such as accounts receivable and inventory often do not realize their book value during liquidation. This inability to realize the book value is due in part to factors such as customers who negotiate discounts on their receivables and additional product (inventory) purchases for the loss of warranty protection, raw material restocking charges, used equipment that often loses value in relation to the costs to dismantle, remove and transport it to another and settlement costs negotiated to cancel unexpired leases obligations, including the remaining term of the non-cancelable lease for the Company's factory that does not expire until 2009 and has annual rental expense commitments of approximately $550,000 per year. The Special Committee and the Board considered the analysis performed by CVG to be an appropriate indication of the going concern value of Color Imaging, and relied upon the fairness opinion of CVG in making its determinations regarding the Stock Splits Proposal. The Special Committee recommended to the Board that the Stock Splits Proposal be adopted and approved at the pre-split Common Share price of $1.10 and the recommendation was adopted by the Board.

Pursuant to Section 141 of the Delaware General Corporation Law, the Special Committee relied on the projections and representations of management, the historical financial statements of the Company and the fairness opinion of CVG, and the Board relied on the recommendation of the Special Committee and the fairness opinion of CVG.

The Board believes that all of the factors mentioned above, both favorable and unfavorable, when viewed together support a conclusion that the Stock Splits are substantively fair to Color Imaging's stockholders, including the Cashed Out Holders and Continuing Holders, other than executive officers, directors and their affiliates.

POSITION OF THE WANGS AS TO FAIRNESS OF THE TRANSACTION

The rules of the SEC require the Wangs to express their belief as to the fairness of the Stock Splits Proposal to our stockholders. The Wangs were not part of, and did not participate in the deliberations of, the Special Committee. Based on its belief regarding the reasonableness of the conclusions and analyses of the Special Committee and the Board of Directors, the Wangs adopted the conclusions and analyses of the Special Committee and the Board of Directors described above and believe that the $1.10 per share consideration is fair to Color Imaging's stockholders owning fewer than 1500, 2500 or 5000 shares of our common stock and is fair, from a financial point of view, to the other stockholders, including the unaffiliated stockholders. In making this determination, the Board and the Wangs considered the following factors:

     o The deliberation process conducted by the Special Committee which led to the unanimous approval of the proposal by the Special Committee and the Board of Directors.

     o    The analysis and fairness opinion provided by CVG.

     o The relationship between the $1.10 price per share to be paid in the reverse stock split and the recent and historical market prices of Color Imaging's common stock. The transaction price of $1.10 per share to be paid to cashed out stockholders represents approximately a 100% premium to the closing price of Color Imaging's common stock on April 18, 2005, the last trading day before the public announcement on April 19, 2005 of the transaction, and exceeds the market prices of Color Imaging's common stock for more than 12 months prior to that date.

In reaching their determination as to fairness, the Wangs did not rank or assign specific weight to particular factors, but rather considered all of the foregoing factors as a whole to support their belief that the transaction is fair to the unaffiliated stockholders of Color Imaging. This belief, however, should not be construed as a recommendation to stockholders as to how they should vote on the proposal.

The Wangs did not consider the then current market value of the common stock or the liquidation value of Color Imaging to be material to their conclusion regarding the fairness of the transaction because it is their view the market value nor liquidation value accurately reflects the value of Color Imaging in light of the nature of its business and assets. The Special Committee, the Board and the Wangs did, however, consider the net book value of Color Imaging as representative of the in place and going concern value of the tangible assets of Color Imaging, but each are of the belief that there was value in connection with the color toner business opportunity of Color Imaging that was not reflected in the book value. While no mathematical formula was used by the Special Committee, the Special Committee concluded that $1.10 represents a fair price per pre-split share of Color Imaging's common stock, including the value attributable to the color toner opportunity, as of the time the transaction is expected to be completed.

The Wangs also have reviewed, relied upon and adopted the position of the Board of Directors, as described in this proxy statement, with respect to the reasons for, advantages of, disadvantages of, and purpose of the Stock Splits Proposal.

             SPECIAL FACTORS - OPINION OF CBIZ VALUATION GROUP, LLC

The Special Committee of the Board retained CBIZ Valuation Group, LLC ("CVG") to provide the Fairness Opinion. On May 2, 2005, CVG delivered the Fairness Opinion to the Special Committee of the Board. The Fairness Opinion states that, based upon and subject to the factors and assumptions set forth therein, the Repurchase Price to be paid to Cashed Out Holders pursuant to the Stock Splits is fair from a financial point of view as of May 2, 2005. CVG also presented to the Special Committee of the Board a summary of the analyses described below.

The Fairness Opinion was prepared for the use and benefit of the Special Committee and the Board, and was directed only to the fairness from a financial point of view, as of the date thereof, to stockholders who would not retain their interest in the Company after completion of the Transaction, and stockholders who would retain their interest in the Company after completion of the Transaction, in each case other than stockholders who are directors, or executive officers of the Company or affiliates of directors or executive officers of the Company. CVG expressed no view as to, and its opinion does not address, any other terms of the proposed transaction or the merits of the underlying decision of the Company to engage in the proposed transaction. The Fairness Opinion does not constitute a recommendation to the Board as to how it should vote on the Stock Splits or to any stockholder as to how such stockholder should vote at the Annual Meeting. In furnishing the Fairness Opinion, CVG did not admit that it is an expert within the meaning of the term "expert" as used in the Securities Act of nor did it admit that its opinion serves as a report or valuation within the meaning of the Securities Act.

The full text of the Fairness Opinion is attached as Exhibit A to this Proxy Statement and is incorporated herein by reference. The summary of the Fairness Opinion set forth in this Proxy Statement is qualified in its entirety by reference to the full text of the Fairness Opinion. Stockholders are urged to read the Fairness Opinion carefully and in its entirety for a discussion of the procedures followed, assumptions made, other matters considered and limits of the review by CVG in connection with the Fairness Opinion. A copy of the fairness opinion, as well as each of the other exhibits to the Schedule 13E-3 filed with this Proxy Statement, will be made available for inspection and copying at Color Imaging's executive offices during regular business hours by any Color Imaging stockholder or a representative of a stockholder as so designated in writing.

The Special Committee of the Board selected CVG as its financial advisor because it is a recognized valuation consulting firm that has substantial experience in business valuations and is knowledgeable and familiar with the industry and operations of Color Imaging and its business. As part of its business, CVG is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuation for corporate and other purposes.

In rendering the Fairness Opinion, CVG reviewed the terms of the Stock Splits and also reviewed financial and other information that was publicly available, or furnished to CVG by Color Imaging's management. CVG also reviewed certain publicly available operational, financial and stock market data relating to selected public companies and conducted other financial studies, analyses and investigations as CVG deemed necessary or appropriate for purposes of rendering the Fairness Opinion, as more fully set forth therein. No limitations were imposed by the Board or the Special Committee of Color Imaging upon CVG with respect to the investigations made or procedures followed by it in rendering its opinion.

CVG assumed and relied upon, without independent verification, the accuracy and completeness of all financial and other information that was publicly available, supplied or otherwise communicated to it by or on behalf of Color Imaging. CVG further relied upon the assurances of Color Imaging's management that they are unaware of any facts that would make the information provided to it incomplete or misleading. With respect to projections provided to or discussed with CVG by the Company's management, CVG assumed that such projections were reasonably prepared and reflected the best currently available estimates and judgments of the future financial performance of the Company.

CVG was not requested to make, and did not make, an independent evaluation or appraisal of the assets, properties, facilities or liabilities (contingent or otherwise) of Color Imaging, and was not furnished with any such appraisals or evaluations, excepting an equipment appraisal of then existing machinery and equipment of Color Imaging as of August 24, 2001. CVG's opinion is necessarily based upon financial, economic, market and other conditions and circumstances existing and disclosed to CVG on the date of the Fairness Opinion. The Fairness Opinion did not predict or take into account any possible economic, monetary or other changes that might occur, or information that might become available, after the date of its written opinion. Subsequent developments may affect the conclusions reached in the Fairness Opinion and CVG has no obligation to update, revise or reaffirm the Fairness Opinion.

In preparing the Fairness Opinion, CVG conducted the following two principal analyses: (i) valuations based upon discounted cash flow analyses of the future cash flows of Color Imaging, and (ii) a comparison of Color Imaging with certain publicly traded companies deemed comparable to Color Imaging. No company used in any analysis as a comparison is identical to Color Imaging, and they all differ in various ways. As a result, CVG applied its experience and professional judgment in making such analyses. Accordingly, an analysis of the results is not mathematical; rather it involves complex considerations and judgments concerning differences in financial characteristics, performance characteristics and trading value of the comparable companies to which Color Imaging is being compared. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analyses or summary description. In arriving at the Fairness Opinion, CVG considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it, though it did deem certain analysis and results to be more representative than others in determining the value of Color Imaging's common stock. CVG believes that the summary provided and the analyses described above must be considered as a whole and that selecting portions of these analyses, without considering all of them, would create an incomplete view of the process underlying its analyses and opinion. In addition, CVG may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions, therefore the range of valuations resulting from any particular analysis described above should not be taken to be CVG's view of the actual value of Color Imaging.

The following is a summary of the material financial analyses performed by CVG in connection with the preparation of the Fairness Opinion. These summaries of financial analyses alone do not constitute a complete description of the financial analyses CVG employed in reaching its conclusions. The order of analyses described does not represent relative importance or weight given to those analyses by CVG. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of CVG's financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before February 1, 2005 and is not necessarily indicative of current market conditions.

PURPOSE AND CONTENT OF THE FAIRNESS OPINION


On March 28, 2005, CBIZ Valuation Group, LLC ("CVG"), the Financial Advisor to the Special Committee, made a preliminary presentation to the Special Committee regarding the various analyses performed in evaluating strategic alternatives to enhance stockholder value. Various metrics were discussed for measuring stock value including current public market trading value, discounted cash flow valuations, comparable public company valuations, comparable acquisition values, estimated liquidation value, book value, and premiums paid by other companies in other going private transactions. They also discussed alternatives to going private including a merger or acquisitions, a potential investment from a private equity group, liquidation, and various methods of going private. CVG and the Special Committee agreed that a reverse split going private transaction was the most viable transaction available to the Company at a reasonable price and within a reasonable time frame. They also reviewed previous merger discussion the Company had engaged in, including preliminary transaction pricing of $1.25 per share discussed with a potential merger candidate. CVG and the Special Committee agreed this price was not necessarily indicative of the Company's value since no transaction had or was likely to occur at that price, and the price of $1.25 per share represented a substantially higher premium to market value than other companies had recently paid in similar going private transactions.

The Special Committee requested that CVG supplement its analysis by developing values using the discounted cash flow method using cost of equity estimates of 20% and 25%, cost of equity and return on equity like that sought by a private equity group when making an investment which resulted in weighted average cost of capital estimates of 17% and 21%.

On April 6 2005, the Special Committee met to review the merits of a per share value of $1.00, comparing this valuation to the Company's current trading price, estimated liquidation value, book value and discounted cash flow valuations based on the Company's projections and CVG's valuation analysis. On April 11, 2005, the Special Committee met again with CVG to discuss valuation of the Company's shares for the purpose of completing a reverse split going private transaction. They compared a preliminary valuation of the Company's stock of $1.00 to the Company's current book value of $0.94, and management's projected book value at the time of the going private transaction of $0.98 per share. CVG estimated that the Company's color toner opportunity was worth approximately $1.3 million, or approximately $0.10 per share. The Special Committee believed, and CVG agreed, that $1.10 per share would represent a reasonable premium over the Company's current book value, taking into account the projected value of the color toner opportunity. It also provided a reasonable premium to the Company's current market value, liquidation value, and comparable acquisition method values, and was within the range of CVG's analysis of the Company's value in comparison to other public companies and discounted cash flow projections.

On April 14, 2005, the Special Committee made a recommendation to the Board, after evaluating strategic alternatives, that Color Imaging go private in a reverse stock split at the pre-split price of $1.10 per common share, and CVG's presentation to the Board, which also outlined strategic alternatives and provided data and analyses, supported the recommendation of the Special Committee. The CVG presentation included the impact of a contemplated plan to buy out options, a plan that the Board elected not to adopt, and further assumed that Color Imaging would not realize the full value of its net operating loss carryforward. At that meeting the Board of Directors approved a plan recommended by the Special Committee to proceed with a going private transaction in a reverse stock split without the buy out of all issued and outstanding options. The Board conditioned its approval on the receipt of CVG's fairness opinion, reflecting the Company's not paying to cancel issued and outstanding stock options and allowing for the full realization of the benefit of the Company's tax loss carryforward, consistent with and supportive of the Special Committee's recommendation to the Board. CVG subsequently revised its analysis to reflect the Board's decision not to implement the option buy out plan and also made adjustments to reflect the revised estimate of the tax loss carryforward predicated on the Company's current profitability, as concurred by its auditors. The Board approved the going private transaction at the pre-split price per share recommended by the Special Committee, subject to the Special Committee receiving a fairness opinion from CVG after making the aforementioned changes to the assumptions, that was consistent with the $1.10 per share pre-split price, and the Board did not require and the Special Committee did not ask CVG to deliver an updated presentation.


On May 2, 2005, after adjusting its analysis to reflect the Board's decision not to offer certain option holders the right to receive cash for certain in the money options and after updating its analysis for the expected realizable value of certain tax loss carry forwards discussed at the April 14th Board Meeting, CVG provided to the Special Committee a written opinion (the "Fairness Opinion") that, as of the date of such opinion, the reverse stock split, as described in this Proxy Statement, is fair from a financial point of view to:

     o stockholders who would not retain their interest in the Company after completion of the Reverse Stock Split, and

     o stockholders who would retain their interest in the Company after completion of the Reverse Stock Split.

In each case, the Fairness Opinion applied to stockholders who are not directors or executive officers of the Company or affiliates of directors or executive officers of the Company.

The Fairness Opinion addressed only the fairness, from a financial point of view as of the date of the opinion, of the consideration to be paid to cashed out stockholders in lieu of issuing any fractional shares resulting from a Reverse Stock Split, and the fairness, from a financial point of view of the effect of the transaction on nonaffiliated stockholders who will remain. The Fairness Opinion did not address any other aspect of the Reverse Stock Split or constitute a recommendation to any holder of common stock as to how to vote at the Annual Meeting. In addition, the Fairness Opinion did not address the relative merits of the Reverse Stock Split or the other business strategies that the Special Committee or the Board of Directors considered, nor did it address the decisions of the Special Committee and the Board of Directors to recommend or proceed with the Reverse Stock Split.

The descriptions of the Valuation and the Fairness Opinion are only summaries and are qualified in their entirety by the full text of such documents. Holders of common stock are urged to and should read the Valuation and the Fairness Opinion in their entirety.

In connection with preparing the Fairness Opinion and the related Valuation, CVG conducted such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, CVG relied on the following sources of information in performing its analysis:

     o The Company's Annual Reports on Form 10-K for the five fiscal years ended December 31, 2000 through December 31, 2004 and the Company's Quarterly Reports on Form 10-Q for the quarters ended September 30, 2003, September 30, 2004, June 30, 2003, June 30, 2004, March 31,
          2003, and March 31, 2004.

     o Company-prepared financial projections for the fiscal years ended December 31, 2005, through December 31, 2009.

     o    Interviews of certain  members of senior  management of the Company to
          discuss  the  Company's  history,  operations,   financial  condition,
          industry and future prospects.


     o    A visit to the Company's headquarters in Norcross, Georgia.


     o A review of the historical market prices and trading volume of the common stock, an analysis of the stockholder profile of the Company and the number of stockholders, and a review of publicly available news, articles and press releases relating to the Company.

     o    A  review   of   publicly   available   financial   data  of   certain
          publicly-traded companies that CVG deemed comparable to the Company.

     o    A review of publicly  available  financial  data of certain merger and
          acquisition   transactions   involving   companies   that  CVG  deemed
          comparable to the Company.

     o    Other studies, analyses and inquiries that CVG deemed appropriate.

In addition, with the Special Committee's authorization, CVG initiated contact with a few strategic and financial parties, none of whom expressed interest in exploring a possible transaction with the Company.

The Fairness Opinion and underlying financial analyses were among the many factors considered by the Special Committee in its evaluation of the Reverse Stock Split and should not be viewed as determinative of the view of the Special Committee with respect to the Reverse Stock Split or the cash consideration payable to holders of Common Stock who will hold fractional shares immediately following the Reverse Stock Split.

The preparation of a fairness opinion involves complex considerations and various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances and, therefore, an opinion is not readily susceptible to summary description. Each of the analyses conducted by CVG was carried out in order to provide a different perspective on the Reverse Stock Split and to add to the total mix of information available. CVG did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to the fairness of the Reverse Stock Split. Rather, in reaching its conclusion, CVG relied upon the results of the analyses taken as a whole and also on application of its own experience and judgment.

Accordingly, notwithstanding the separate factors summarized below, CVG has indicated to the Special Committee that it believes that consideration of some of the relevant analyses and factors, without considering all analyses and factors, could create an incomplete or inaccurate view of the evaluation process underlying CVG's opinion.

With respect to the analyses of comparable publicly traded companies and comparable merger and acquisition transactions summarized below, such analyses reflect selected companies, but not necessarily all companies that may be considered relevant in evaluating the Company or the Reverse Stock Split. In addition, no company used as a comparison is either identical or directly comparable to the Company. These analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

The estimates of the Company's future financial performance provided by management included in or underlying CVG's analyses are not necessarily indicative of future results or values that might be significantly more or less favorable than those estimates. In performing its analyses, CVG considered industry performance, general business and economic conditions and other matters, many of which are beyond the Company's control. Estimates of the financial value of companies do not purport to reflect the prices at which companies actually may be sold.

The actual cash consideration to be paid to cashed-out stockholders in lieu of fractional shares is to be determined by the Company's Special Committee and its Board of Directors. CVG's Valuation and Fairness Opinion are only one of many factors that will be considered by the Special Committee and the Board of Directors in their evaluation of the Reverse Stock Split and should not be viewed as determinative of the views of the Special Committee or the Board of Directors with respect to the Reverse Stock Split or the consideration to be paid to cashed-out stockholders in lieu of their fractional shares.

REVIEW OF COLOR IMAGING CURRENT AND HISTORICAL MARKET PERFORMANCE

In order to develop a conceptual framework for developing its Fairness Opinion CVG conducted an analysis of the trading history of the Company's common stock. CVG took into account the following factors, which it thought would be most applicable in assessing the fair value of Color Imaging's common stock:

     o    Current and three-month average daily trading volume

     o    Percentage of Company shares owned by institutions

     o    Percentage of Company shares owned by insiders

     o    Float as a percentage of Company shares

     o    Exchange on which the stock is trading

     o    Book value of equity

                                       HISTORICAL PRICE ANALYSIS

STOCK PRICE HISTORY                              AS OF 12/31/2002   AS OF 12/31/2003   AS OF 12/31/2004
-------------------                              ----------------   ----------------   ----------------

52-Week High                                          $3.35              $1.60              $0.80

52-Week Low                                            0.80               0.30               0.41

Close price:                                           1.20               0.70               0.52

Earnings per share                                    $0.05              $0.03              $0.04

Book value per share                                   0.62               0.88               0.92

P/E ratio                                             23.51              20.58              14.21
Price/Book ratio                                       1.93               0.79               0.57

Average daily trading volume (1-year
  average)                                            4,222             12,520              3,897

Average daily trading volume (3-month
  average)                                            2,627              7,194              2,231


-----------------------------------------------------------------------------------------------------------------------------
                                                    CURRENT PRICE ANALYSIS
-----------------------------------------------------------------------------------------------------------------------------
STOCK PRICE HISTORY                              AS OF 12/31/2004     AS OF 2/1/2005     AS OF 3/31/2005      AS OF 4/14/2005
-------------------                              ----------------     --------------     ---------------      ---------------

52-Week High                                          $0.80               $0.80               $0.80               $0.80
52-Week Low                                            0.41                0.41                0.41                0.41
Close price:                                           0.52                0.56                0.47                0.55

Earnings per share                                    $0.04                 N/A               $0.02                 N/A
Book value per share                                   0.92                0.94                0.94                0.94
P/E ratio                                             14.21                 N/A               26.99                 N/A
Price/Book ratio                                       0.57                0.60                0.50                0.59

Average daily trading volume (1-year
  average)                                            3,897                3,200              3,340               3,254
Average daily trading volume (3-month
  average)                                            2,231                2,069              2,670               2,892
-----------------------------------------------------------------------------------------------------------------------------

CVG noted that the Company's common stock is characterized by limited trading volume, limited institutional ownership, a high percentage of common stock held by insiders and a trading price over the last three months at prices that are below the book value of the Company's common stock. From this analysis CVG noted that the market price of Color Imaging's common stock might not be indicative of its fair value.

GOING CONCERN FAIR VALUE ESTIMATES

In conducting its valuation of the Company and arriving at an estimate to the fair value of the Company's common stock on a going concern basis, CVG employed methods based on the following valuation analyses:

     o    Discounted cash flow method

     o    Publicly-traded company method

     o    Merger and acquisition method

CVG also considered, but did not rely on the liquidation value of the Company. CVG noted that the Company is profitable, and according to management's forecast it is expected to generate profits in the future. Based on discussions with management and the results indicated by the going concern fair value estimates it is unlikely that the liquidation value would exceed the going concern value estimates.


Adjustments For Certain Non Operating Assets. In arriving at the indicated value using the discounted cash flow method, publicly-traded company method, and the mergers and acquisition method adjustments have been made to account for cash balances in excess of normal operating needs; the anticipated cash proceeds attributable to a related party receivable under the Company's IRB Bond and the anticipated benefit of the Company's net operating loss carry forward. These adjustments are necessary to take into consideration assets whose value is not incorporated in either historical or prospective earnings or cash flows estimates used in the discounted cash flow method, public company method or the mergers and acquisition method. In aggregate these adjustment result in an incremental addition to the value indicated by each approach totaling $2,097,428 or $0.17, per share

DISCOUNTED CASH FLOW METHOD


CVG performed a discounted cash flow method to estimate the fair value of Color Imaging's common stock based on estimates of future distributable cash flows of the Company. CVG's discounted cash flow analysis included, among other assumptions, estimates of discount rates, market based terminal value multiples of EBITDA and Estimates of revenue, expense and cash flow assuming a stand alone basis and after giving effect to the reverse stock split.

CVG used Discount rates ranging from 14% to 21% to adjust the projected future cash flows to their present value equivalents based on an estimated weighted average cost of developed using the capital asset pricing model. This model is based on the theory that a company's cost of capital is a function of the required rates of return demanded by debt and equity investors in proportion to an estimate of the market based capital structure. The estimated market based cost of equity capital is based on (1)a risk free rate as represented by the return of U.S. Treasury Bonds; (2) an estimate of the company's Beta which measures the volatility of the Company's returns relative to equity markets in general;(3) an estimate of the market risk premium which is the incremental return on equity investments demanded by investors holding a diversified portfolio of equities, above the risk free rate; and (4) the unsystematic or company-specific which represents the incremental risk above the market risk.. The cost of debt is estimated by prevailing returns on debt investments in the market place plus and incremental company specific risk premium.

CVG estimated the Company's market based capital structure was based on a industry composite data for SIC (Standard Industrial Classification Code) 3577 for establishments primarily engaged in manufacturing computer peripheral equipment including printers, SIC 3861 establishments primarily engaged in manufacturing photographic apparatus including sensitized film and paper, and SIC 7389 establishments engaged in the provision of business services. The industry composite data is derived from Ibbotson's 2004 Cost of Capital Yearbook & its September-2004 Quarterly Supplement. The capital structure indicated by the industry composite data for the three SIC codes ranged from 12% debt to 22% debt. From this data CVG estimated that the appropriate market based capital structure is one that consists of 20% debt and 80% equity.

Using an estimated market based capital structure, the weighted average cost of capital is equal to the estimate cost of equity capital multiplied by the estimated percentage of equity capital in the market based capital structure plus the estimated cost of debt capital times the estimated percentage of debt capital in the market base capital structure. The results were rounded.

CVG used Terminal value EBITDA (earnings before interest, taxes, depreciation and amortization) multiples ranging from five to seven times projected 2009 EBITDA to capitalize the projected cash flows during the residual period after the five-year projection period based on EBITDA multiples exhibited by comparable publicly traded companies, Company cost of capital estimates, expected revenue and earnings growth rates, and exit multiples assumptions disclosed in merger and acquisition transactions. CVG noted that capitalization multiples indicated by taking the inverse of the weighted average cost of capital range from 5 to 7 times after rounding.
Estimates of revenues, earnings and cash flow on a stand-alone basis and after giving effect to the proposed reverse stock split including adjustments for estimated savings totaling $134,500 related to legal fees, accounting services and internal audit costs based on discussions and a range of cost estimates supplied by management are presented in the following tables:


ESTIMATES OF REVENUE, EARNINGS, AND CASH FLOW - STAND-ALONE BASIS
------------------------------------------------------------------------------------------------------------------------------------
                                                                                   P r o j e c t e d
                                                    --------------------------------------------------------------------------------

                                                      12 Months    12 Months    12 Months   12 Months     12 Months    12 Months
                                                        Ending       Ending       Ending      Ending        Ending       Ending

                                                      12/31/04     12/31/05     12/31/06     12/31/07     12/31/08      12/31/09
                                                    ------------ ------------ ------------ ------------ ------------  ------------

TOTAL REVENUES                                      $21,834,929  $24,000,039  $26,000,000  $29,500,000  $33,000,000  $36,500,000

EARNINGS BEFORE INTEREST, TAXES,
  DEPRECIATION AND AMORTIZATION (EBITDA)              1,459,224    2,576,034    2,623,150    3,360,083    3,976,912    4,567,232
INCOME AFTER TAXES                                      518,359    1,193,822    1,213,890    1,656,050    2,026,147    2,380,339



                                       37

AFTER TAX CASH FLOW (1)                                 (90,294) $   155,968  $   493,902  $   721,050  $ 1,091,147  $ 1,445,339
Outstanding shares in each period 12,690,305
(1) Represents Debt Free Net Income


DISCOUNTED CASH FLOW METHOD
ESTIMATES OF REVENUE, EARNINGS, AND CASH FLOW - REVERSE SPLIT BASIS
------------------------------------------------------------------------------------------------------------------------------------
                                                                                   P r o j e c t e d
                                                    --------------------------------------------------------------------------------

                                                      12 Months    12 Months    12 Months   12 Months     12 Months    12 Months
                                                        Ending       Ending       Ending      Ending        Ending       Ending
                                                      12/31/04     12/31/05     12/31/06     12/31/07     12/31/08      12/31/09
                                                    ------------ ------------ ------------ ------------ ------------  ------------
TOTAL REVENUES                                      $21,834,929  $24,000,039  $26,000,000  $29,500,000  $33,000,000   $36,500,000

EARNINGS BEFORE INTEREST, TAXES,
  DEPRECIATION AND AMORTIZATION (EBITDA)              1,459,224  $ 2,576,034  $ 2,757,650  $ 3,494,583  $ 4,111,412   $ 4,701,732
INCOME AFTER TAXES                                      518,359  $ 1,193,822  $ 1,294,590  $ 1,736,750  $ 2,106,847   $ 2,461,039

AFTER TAX CASH FLOW (1)                                 (90,294) $   155,968  $   574,602  $   801,750  $ 1,171,847   $ 1,526,039
(1) Represents Debt Free Net Income

Outstanding shares in each period assuming reverse splits
Reverse Stock Split       1,500 to 1            12,614,201
Reverse Stock Split       2,500 to 1            12,549,057
Reverse Stock Split       5,000 to 1            12,418,061
Reverse Stock Split     500,000 to 1            12,190,305


--------------------------------------------------------------------------------------     ----------------------------------
                     ESTIMATED WEIGHTED AVERAGE COST OF CAPITAL                                    INDUSTRY COMPOSITE
--------------------------------------------------------------------------------------     ----------------------------------
                                                                                           SIC: 3577   SIC: 3861   SIC: 7389
                                                                                           ----------  ----------  ----------
                                      14%        15%        16%        17%        21%      16%-22%     12%-16%     12%-21%
                                      ---        ---        ---        ---        ---
WEIGHTED AVERAGE COST OF
CAPITAL

Cost of Equity Capital
Rf1                                  4.7%       4.7%       4.7%       4.7%       4.7%
Beta (unlevered)2                    0.8        0.8        0.8        0.8        0.8       1.2 - 1.8   0.5 - 1.0   0.8 - 1.3
Rmp3                                 5.0%       5.0%       5.0%       5.0%       5.0%
Ru4                                  7.5%       8.5%       9.5%      10.5%      15.5%
Ke5                                 16.2%      17.2%      18.2%      19.2%      24.2%
Weight (%)                          80.0%      80.0%      80.0%      80.0%      80.0%

Cost of Debt
Kd6                                  6.9%       6.9%       6.9%       6.9%       6.9%
Weight (%)                          20.0%      20.0%      20.0%      20.0%      20.0%       0%-35%     15%-26%      5%-15%
------------------------------- ---------- ---------- ---------- ---------- ----------    ----------   ----------  ----------


1 Rf = risk-free rate of return (20-year U.S. Treasury Constant Maturities as of the valuation date).

2 The Company Beta is estimated to reflect the beta of similar companies as presented in the Ibbotson Associates 2004 Yearbook.

3 Rmp = market risk premium (excess return over Rm) (The Risk Premium selection is based upon a number of factors such as (i) a study at the University of Chicago by James H. Lorie and Lawrence Fisher, "Rates of Return on Investments in Common Stock," 1964, (ii) the work done by Ibbotson Associates, Inc. in the widely published, "Stocks, Bonds, Bills and Inflation 2004 Yearbook," (iii) other published studies and (iv) our informed judgment.)


4 Ru = unsystematic (company-specific) risk premium (Unsystematic risk addresses the business or risk premium associated with the Company. Total unsystematic risk was calculated based on our informed judgment.


5 Ke = cost of equity capital (calculated based on the CAPM).

6 Kd = cost of debt capital (The cost of debt for the Company was considered equivalent to the Baa bond rate, as of the valuation date, plus additional risk premium.)

The Company capital structure was determined to reflect the typical capital structure for the industry.

The industry composite data are derived from Ibbotson's 2004 Cost of Capital Yearbook and its September-2004 Quarterly Supplement.


DISCOUNTED CASH FLOW ANALYSIS - STAND-ALONE BASIS


CVG using the Estimates of Revenue Expenses Earnings and Cashflow, calculated present value of the cash flows expected to occur over the five fiscal years through 2009 and the present value of the terminal value estimated from the 2009 EBITDA using the estimates of the weighted average cost of capital ranging from 14% to 21% to arrive at an estimated equity value of the Company after deducting long term debt and making adjustments of non operating assets consisting of a net tax loss carryforward and cash balances in excess of anticipated corporate needs. CVG estimated the indicated range of the equity value per share ranging from $0.89 to $1.56 as shown below:


     ----------------------- --------------- ---------------- -----------------
           STAND-ALONE          5xEBITDA        6xEBITDA         7xEBITDA
     ----------------------- --------------- ---------------- -----------------
     14% WACC                   $1.16            $1.36            $1.56
     15% WACC                    1.11             1.31             1.51
     16% WACC                    1.07             1.26             1.45
     17% WACC                    1.03             1.21             1.39
     21% WACC                    0.89             1.05             1.20
     --------------------------------------------------------------------------

DISCOUNTED CASH FLOW ANALYSIS - REVERSE STOCK SPLIT BASIS


CVG calculated the present value of cash flows for the five fiscal years through December 31, 2009 with the estimated present value of residual cash flows for the periods after the projection period based on expected cash flows assuming that the Company completes the contemplated Reverse Stock Split, to arrive at an estimated equity value of the company after deducting long term debt and making adjustments for non operating assets such as the net tax loss carryforward and cash balances in excess of anticipated corporate needs less the amount expected to be expended to affect the reverse stock split. In this analysis the indicated range of the equity value ranging from $0.90 to $1.62 per share on a reverse stock split basis.


---------------------------------------------------------------------------
  REVERSE STOCK SPLIT     5xEBITDA        6xEBITDA          7xEBITDA
---------------------------------------------------------------------------
       14% WACC            $1.19           $1.40             $1.62
       15% WACC             1.14            1.35              1.56
       16% WACC             1.10            1.30              1.50
       17% WACC             1.05            1.25              1.44
       21% WACC             0.90            1.07              1.23
---------------------------------------------------------------------------


CVG noted that the proposed $1.10 per share price is within the range indicated by the discounted cash flow method, both on a stand-alone basis and after giving effect to the proposed Reverse Stock Split. CVG prepared the resulting range of values in order to gain insight into the sensitivity of the analysis to estimates of the market based cost of capital and the estimates terminal value multiples and does not represent a statistical sample of value estimates. CVG noted that the discounted cash flow method was based on estimates of future revenues, expenses and cash flows presented in management's forecast which includes sales, earning and cash flow from products that have not been developed. The sales earnings and cash flow estimate may or may not be achieved.


PUBLICLY-TRADED COMPANY ANALYSIS

CVG also employed a valuation method whereby the value of Color Imaging was estimated by comparing it to similar publicly traded companies. Publicly traded company capitalization multiples were developed by dividing each company's total market value of invested capital by appropriate measures of operating results such as EBITDA and each Company's equity value by net after-tax income. After analyzing the risk and return characteristics of the publicly traded companies relative to the Color Imaging, appropriate multiples were selected and applied to the operating results of Color Imaging to arrive at an indicated equity value.

CVG undertook a review of publicly available information and held discussions with Company management in order to identify comparable public companies. Many of Color Imaging's primary competitors include small, privately-held companies and divisions of large, multi-national conglomerates. As such, CVG found no public companies directly comparable to Color Imaging in terms of size, products and markets served. In the absence of directly comparable public companies, CVG searched for companies operating in the toner industry. Based on this search, CVG identified seven publicly-traded companies (the "guideline companies") that it deemed, when considered as a whole, provided a reasonable basis for comparison to the Color Imaging. The selected companies included:


     o    Xerox
     o    Canon
     o    Hewlett-Packard
     o    Lexmark
     o    Nashua
     o    Media Sciences
     o    OCE

TICKER                            XRX       CAJ       HPQ        LXK       NSH      GFX      OCENY
                                ---------------------------------------------------------------------
                                                                                    MEDIA
COMPANIES                        XEROX     CANON       HP      LEXMARK    NASHUA   SCIENCES   OCE         Low   Median   High
                                -------------------------------------------------------------------------------------------------
Market Capitalization at
  Month Ended                     Jan05     Jan05     Jan05     Jan05     Jan05     Jan05     Jan05
                                --------- --------- --------- --------- --------- --------- ---------

($in Millions)
Market Value Equity              $13,342   $46,218   $ 7,007    $10,635   $   70      $20   $1,340.5

Long-term Debt                    13,466     2,166     7,211        151       32        3      702.0
                                --------- --------- --------- --------- --------- --------- ---------
MARKET VALUE INVESTED CAPITAL    $26,808   $48,384   $64,218    $10,786   $  102      $23     $2,042

NORMALIZED EARNINGS MEASURES

Reporting Period Trailing
  12 Months                       Sep04     Sep04     Jan05      Dec04     Dec04     Dec04     Nov04

Revenues:                        $15,688   $31,542   $81,845   $ 5,314      $289      $19     $3,517

EBITDA                             2,639     6,795     6,850       881        14        2        361

Net Income                       $ 813.5  $3,133.0  $3,782.9   $ 631.3      $3.2     $0.7     $103.0

MARKET VALUE
INV. CAP. (MVIC) MULTIPLES:
Revenues:

   Adjusted  Trailing
     12 months                       1.7       1.5       0.8       2.0       0.4      1.2        0.6     0.4      1.2    2.0

EBITDA:
    Adjusted  Trailing
      12 months                      9.5       7.1       9.3      12.9       7.4     10.2        5.5     5.5      9.3   12.9

----------------------------------------------------------------------------------------------------------------------------
MARKET VALUE
EQUITY (PRICE) MULTIPLES:
Net Income:
    Adjusted  Trailing
    12 months                       16.8      14.2      15.3      16.7      23.0     27.9         13    13.2     16.7   27.9


Source: Standard & Poor's Compustat database as of 2/1/05, adjusted to normalized extraordinary and special items and accounting changes. Where data items were unavailable or not indicative of the company's sustainable earnings estimates have been used.


PUBLICLY-TRADED COMPANY ANALYSIS - STAND-ALONE BASIS

Using publicly available information, CVG calculated for each of the guideline companies: EBITDA multiples, as determined by dividing the guideline company's total market value of invested capital by the guideline company's EBITDA trailing; and net income multiples, as determined by dividing each guideline company's total equity value by each guideline company's net income. In selecting multiples to apply to the operating results of the Color Imaging, CVG selected the median of the range of observed multiples of the guideline companies to reflect differences between the risk and return characteristics of Color Imaging and the guideline companies, reflecting factors such as size, growth, cost structures, profitability, return on investment, liquidity and leverage. Applying the selected EBITDA multiple to the Company's 2004 EBITDA of $1,459,224, deducting long-term debt totaling $2,804,325 and adjusting for non operating assets totaling $2,097,428 produced an indicated equity value of $1.02 per share on a stand alone basis . Applying the selected net income multiple to the Company's 2004 net income of $464,263 and adjusting for non operating assets, produced an indicated equity value of $0.77 per share on a stand-alone basis.

     --------------------------------------------------------------------
                              MEDIAN PUBLIC          INDICATED EQUITY
       STAND-ALONE          COMPANY MULTIPLE         VALUE PER SHARE
     --------------------------------------------------------------------
     2004 EBITDA                   9.3                    $1.02
     2004 Net Income              16.7                    $0.77
     --------------------------------------------------------------------

PUBLICLY-TRADED COMPANY ANALYSIS - REVERSE STOCK SPLIT BASIS


CVG also developed an indication of value by applying the selected EBITDA multiple to Color Imaging's pro forma 2004 EBITDA of $1,593,724 developed by adjusting the historical results for an estimated $134,500 in cost savings attributable to the transaction . Deducting long-term debt from the result and adding the non operating assets produced an indicated reverse split equity value per share of $1.10 on a reverse split basis. Applying the net income multiple to the proforma 2004 net income of $544,963 developed by adjusting the historical results for the tax affected anticipated savings produced an indicated equity value of $0.85 per share after adjusting for non operating assets.


---------------------------------------------------------------------------
                                   MEDIAN PUBLIC         INDICATED EQUITY
          REVERSE SPLIT          COMPANY MULTIPLE         VALUE PER SHARE
---------------------------------------------------------------------------
    2004 Pro forma EBITDA               9.3                    $1.10
    2004 Pro forma Net Income          16.7                    $0.85
---------------------------------------------------------------------------

CVG considered the publicly-traded company method to have secondary emphasis in reaching its Fairness Opinion. CVG noted that the proposed $1.10 per share price is above the range indicated by the stand-alone basis and equal to the indicated value based on pro forma 2004 EBITDA after giving effect to the reverse stock split. CVG noted that all but one of the public companies used in this method are larger, have more diverse product lines, greater financial resources relative to the Company. CVG noted that the Company's 2004 fiscal year sales did not meet the anticipated growth included in Company management's forecast.

MERGER AND ACQUISITION ANALYSIS

CVG employed a valuation method whereby the value of Color Imaging common stock was estimated by identifying comparable merger and acquisitions transactions, determining transaction multiples (e.g., enterprise value to EBITDA), then applying appropriate multiples, based on the observed transactions, to the corresponding operating results of Color Imaging to produce another indication of the Company's equity value per share.


CVG reviewed publicly available information in order to identify merger and acquisition transactions involving target companies similar to Color Imaging. Based on this search, CVG found more than 100 transactions that met its initial criteria. Eliminating transactions with insufficient financial disclosure and those involving companies that were not sufficiently comparable to Color Imaging to warrant conclusion, CVG selected a group of six transactions involving target companies in the computer equipment and supplies industry that took place between 2000 and 2004. These six transactions exhibit multiples of business enterprise value to EBITDA ranging from 6.09 to 23.03. In selecting the appropriate multiple for use in the merger and acquisition analysis, CVG considered the 2004 transaction as the most meaningful transaction because it involved a company that is more closely comparable to the Company in terms of line of business, relative to the remaining five and the transaction and is more indicative of current market conditions for private transactions in the merger and acquisition market. The remaining five transactions, in the opinion of CVG, involved companies that are less comparable to the Company and occurred between 2000 and 2002, when the conditions in merger and acquisition market place, in general, supported higher valuations for technology based companies. Although CVG found the information related to the remaining five transactions informative, it did not directly use the transaction in the Mergers and Acquisitions Method.


MERGERS AND ACQUISITION METHOD
TRANSACTION DATA
--------------------------------------------------------------------------------------------------------------------------
                                                                                          Business
                                                                                           Enterprise         BEV /
 Date        Acquiree                             Acquirer                                 Value (BEV)        EBITDA
--------------------------------------------------------------------------------------  -----------------  ---------------
                                                  Richard L. Scott/Media Sciences
 6-Jul-04    Media Sciences International, Inc.   International, Inc.                           14.0            6.79
31-Aug-00    Splash Technology Holdings Inc       Electronics for Imaging Inc                  147.4           23.03
 3-Oct-00    Mesa Ridge Technologies Inc          Mobility Electronics Inc                       8.0           10.04
22-Oct-00    Miltope Group Inc                    Vision Technologies Kinetics Inc              36.3            6.09
15-Aug-00    Kontron Mobile Computing, Inc.       Kontron Embedded Computers AG                  8.2            6.69
31-May-02    E Mergent, Inc.                      ClearOne Communications Inc                   22.7           15.31


MERGER AND ACQUISITION ANALYSIS - STAND-ALONE BASIS
CVG analyzed the selected transactions to determine, among other things, the implied valuation multiples paid in these transactions and calculated the ratio of the enterprise value to EBITDA. CVG then selected an EBITDA multiple corresponding to the 2004 transaction and applied this multiple to the Company's 2004 EBITDA of $1,459,224 , to arrive at an indicated value of $0.72 per share on a stand-alone basis after deducting long-term debt and adjusting for non operating assets.

-----------------------------------------------------------------------
                          SELECTED ACQUISITION      INDICATED EQUITY
     STAND-ALONE                MULTIPLE            VALUE PER SHARE
-----------------------------------------------------------------------
2004 EBITDA                       6.8                    $0.72
-----------------------------------------------------------------------

ACQUISITION METHOD - REVERSE STOCK SPLIT BASIS

CVG then developed indications of value after giving effect to the reverse stock split. CVG determined an equity value of $0.76 per share after giving effect to the reverse stock split.

-----------------------------------------------------------------------
                          SELECTED ACQUISITION      INDICATED EQUITY
    REVERSE SPLIT               MULTIPLE            VALUE PER SHARE
-----------------------------------------------------------------------
2004 EBITDA                       6.8                    $0.76
-----------------------------------------------------------------------

CVG did not consider the results of the merger and acquisition method to be meaningful in forming its Fairness Opinion. CVG noted that the most recent transaction for which information was available took place in 2004 and, the Company's 2004 results did not include the anticipated revenue and earnings growth reflected in management's forecast.

LIQUIDATION ANALYSIS

CVG conducted a limited scope liquidation analysis adjusting the book value of the net assets to their orderly liquidation value as shown in the following table:

LIQUIDATION ANALYSIS
                                       BOOK VALUE                      ORDERLY
                                          AT                         LIQUIDATION
Assets                                 12/31/2004    ADJUSTMENTS        VALUE

  Current Assets                       $     9.5     $    1.4 (1)     $    10.9
  Fixed Assets                               6.6         (2.1)(2)           4.5
  Intangible & Other Assets                  0.6          1.7 (3)           2.3
                                       -----------------------------------------
    Total Assets                            16.7          1.0              17.7

Less:

  Current Liabilities                        2.1                             2.1
  Estimated Liabilities in Liquidation                    2.9 (4)            2.9
  Long-term Liabilities                      2.9         (0.2)(5)            2.8
                                                                    ------------
    Estimated Equity Value                                                   7.8
                                                                    ------------
                                                                      $      9.9
                                                                    ------------

                                Estimated per share value             $     0.78

(1)  To adjust for profit on liquidation of inventory
(2)  To adjust for estimated realizable value of fixed assets in liquidation
(3)  To adjust for value of intellectual property
(4) To adjust for estimated operating, severance and other cost incurred during liquidation
(5)  To adjust for lease liability net of tax benefits for liquidation

PREMIUM ANALYSIS

CVG also utilized an analysis of premiums paid in mergers and acquisitions in formulating its Fairness Opinion. Based on a survey, compiled and published by Mergerstat Review 2004, of premiums paid in transactions for industry sectors that are similar to the Company based on the SIC codes disclosed for the Company and the comparable companies used in the Public Company analysis, CVG developed indications of fair value by applying the average premium to the share price of the Company. The results of this analysis indicated per share values ranging from $0.67 to $1.08.

------------------------------------------------------------------------------
COLOR IMAGING STOCK PRICE AS OF 2/1/05                                  $0.56
------------------------------------------------------------------------------
Price with "SIC: 3861 - 3873" average premium      @         20.5%      $0.67
Price with "SIC: 3570 - 3579" average premium      @         79.4%      $1.00
Price with "SIC: 7370 - 7391" average premium      @         93.4%      $1.08
Price with manufacturing sector average premium    @         49.2%      $0.84
------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
              INDUSTRY CLASSIFICATION                         MULTIPLES                               PREMIUM PAID
------------------------------------------------------------------------------------------------------------------------------------
                                                       TIC / EBIT  TIC / EBITDA      1999        2000       2001     2002      2003
------------------------------------------------------------------------------------------------------------------------------------
SIC:   3570 - 3579 Office Equipment & Computer              12          9.2          30.6%      55.6%      28.7%     24.6%    79.4%
                   Hardware
------------------------------------------------------------------------------------------------------------------------------------
SIC:   3861 - 3873 Instruments & Photographic             11.3          9.7          56.4%      50.1%      42.0%     43.9%    20.5%
                   Equipment
------------------------------------------------------------------------------------------------------------------------------------
SIC:   7370 - 7391 Miscellaneous Services                 16.6         10.7          44.4%      54.9%      53.5%     68.7%    93.4%
------------------------------------------------------------------------------------------------------------------------------------
Average Premium for the Manufacturing Sector                                         43.2%      49.2%      51.5%     44.3%    49.2%
------------------------------------------------------------------------------------------------------------------------------------
                          Note: Total Invested Capital ("TIC") equates to market value of invested capital.

CVG noted that the transaction price of $1.10 per share price is higher than the range indicated by equity values per share developed based on the transaction survey data. CVG also noted that the proposed transaction price of $1.10 represents a premium of 96.2% over the closing price as of February 1, 2005, and a premium of 19.6% over the Company's year end book value per share. CVG further noted that the $1.10 per share represented an implied EBITDA multiple of 10.2x is within the range of the EBITDA multiples for transactions included in the survey.

OTHER CONSIDERATIONS

In its presentation to the Special Committee, CVG noted the following factors identified by Company management in support of the proposed transaction:

     o    Savings related to the suspension of SEC reporting requirements.

     o    Potential trading of CI common stock on Pink Sheets.

     o Preservation of the ability to reinstate SEC reporting in the event that future developments make it advantageous to do so or in the event that the number of stockholders rises above the 500 stockholder threshold necessitating a return to reporting company status.

     o    Immediate liquidity for small unaffiliated stockholders.

     o Potential synergistic value to remaining stockholders through enhanced merger or acquisition prospects as a private company.

CONCLUSION

The indicated values developed using the Discounted cash flow method, the public company method, and the mergers and acquisition method are summarized below.

                                                                                        Per share offer to
                                                            Indicated Equity Value      unaffiliated
Valuation Method                          Basis             per Share                   stockholders ($1.10)
------------------------------------------------------------------------------------------------------------------
Discounted Cash Flow                      Stand Alone       $0.89 to $1.56              Within Range
Discounted Cash Flow                      Reverse Split     $0.90 to $1.62              Within Range
Public Company Method                     Stand Alone       $0.72 to $1.02              Premium to range
Public Company Method                     Reverse Split     $0.85 to $1.10              Top of range
Merger and Acquisition Method             Stand Alone       $0.72                       Premium to valuation
Merger and Acquisition Method             Reverse Split     $0.76                       Premium to valuation
Liquidation Analysis                      Stand Alone       $0.78                       Premium to valuation



CVG evaluated the fairness of the transaction to the stockholders who will receive cash in exchange for their fractional shares and those unaffiliated stockholders who will continue to hold Color Imaging common stock after the reverse stock split based on the indicated values developed using the discounted cash flow method and the publicly-traded company method. CVG noted that although the discounted cash flow analysis results indicated some values that are higher than the $1.10 per share, when considered in light of the company's historic market performance, company and industry risk the $1.10 per share value is fair from a financial point of view, CVG also considered the results of the Premium analysis to support its opinion.

Based upon the foregoing analyses and the assumptions and limitations set forth in full in the text of the Fairness Opinion, CVG is of the opinion that, as of the date of the Fairness Opinion, the Repurchase Price of $1.10 per Common Share to be paid by Color Imaging for fractional shares of less than one whole share in connection with the Stock Splits is fair to the Cashed Out Holders and Continuing Holders from a financial point of view who are unaffiliated with the directors, executive officers and affiliates of Color Imaging.

ENGAGEMENT OF CBIZ VALUATION GROUP, LLC

The Special Committee of the Board of Directors of Color Imaging has agreed to pay CBIZ Valuation Group, LLC ("CVG") a fee of $50,000 for strategic advisory services and a fee of $20,000 in connection with the Fairness Opinion and to reimburse CVG for its reasonable out-of-pocket expenses related to its engagement, whether or not the Stock Splits are consummated. No compensation received or to be received by CVG is based on or is contingent on the results of CVG's engagement. Color Imaging also agreed to indemnify CVG and certain related persons and entities for certain liabilities, including liabilities under securities laws, related to or arising out of its engagement. We note that, in the opinion of the SEC, indemnification against liabilities under the U.S. federal securities laws is against public policy expressed in the Securities Act of 1933, as amended, or the "Securities Act," and, therefore, this indemnification may be deemed unenforceable. There are no other current arrangements to compensate CVG, its affiliates or unaffiliated representatives for any services rendered to Color Imaging, its executive officers, directors or affiliates. CVG has previously provided valuation consulting services to Color Imaging in connection with Color Imaging's divestiture of Logical Imaging Solutions, Inc. in 2002. None of CVG's employees who worked on the engagement has any known financial interest in the assets or equity of Color Imaging or the outcome of the engagement.

MEETING AND VOTING INFORMATION

Each properly executed Proxy received prior to the Annual Meeting and not revoked will be voted as directed by the stockholder or, in the absence of specific instructions to the contrary, will be voted FOR the approval of the Stock Splits.

TIME AND PLACE


The Annual Meeting will be held on September 19, 2005, at 10:00 a.m., local time, at the St. Ives Country Club, One Country Club Drive, Duluth, GA 30097.


REVOKING YOUR PROXY

Without affecting any vote previously taken, you may revoke your Proxy by either
(i) submitting a later dated proxy or a written revocation which is received by Color Imaging before the Proxy is exercised or (ii) by attending the Annual Meeting and voting in person or giving notice of revocation in open meeting before the Proxy is exercised. Attending the Annual Meeting will not, by itself, revoke a Proxy.

RECORD DATE


Only Color Imaging stockholders of record at the close of business on July 29, 2005 (the "Record Date") are entitled to vote at the Annual Meeting. Each stockholder will be entitled to cast one vote for each share then owned. According to Color Imaging's records, as of the Record Date, there were 12,697,805 votes entitled to be cast at the Annual Meeting.


QUORUM AND REQUIRED VOTE

The presence at the Annual Meeting in person or by proxy of the holders of at least a majority of the issued and outstanding Common Shares as of the Record Date is necessary to establish a quorum to conduct business at the Annual Meeting.

Each Color Imaging stockholder is entitled to cast one vote for each share owned on the Record Date. Under Delaware law and Color Imaging's Bylaws and Regulations, the affirmative vote of at least a majority of the issued and outstanding Common Shares as of the Record Date is necessary to approve the Stock Splits.

Stockholders holding Common Shares in "street name" should review the information provided to them by their nominee (such as a broker or bank). This information will describe the procedures to follow to instruct the nominee how to vote the street name shares and how to revoke previously given instructions. The proposal to approve the Stock Splits is a "non-discretionary" item, meaning that nominees cannot vote Common Shares in their discretion on behalf of a client if the client has not given them voting instructions. Shares held in street name that are not voted by brokerage firms or other nominees are referred to as "broker non-votes."

Broker non-votes and abstentions are counted toward the establishment of a quorum for the Annual Meeting. However, because the affirmative vote of a majority of the outstanding Common Shares is necessary to approve the Stock Splits, broker non-votes and abstentions will have the same effect as a vote "AGAINST" the proposal to approve the Stock Splits. The Board urges you to complete, date and sign the enclosed Proxy and to return it promptly in the enclosed postage prepaid envelope so that a quorum can be assured for the Annual Meeting and your Common Shares can be voted as you wish.


The enclosed Proxy, when properly signed, also confers discretionary authority with respect to other matters which may be properly brought before the annual meeting and of which the management was not aware prior to August 1, 2005, the last date that the Company considers to be a reasonable time prior to the mailing date for submitting stockholder proposals under the SEC's shareholder proposal rules. At the time of printing this proxy statement, management of Color Imaging is not aware of any other matters to be presented for action at the annual meeting. If, however, other matters which are not now known to the management should properly come before the annual meeting, the proxies hereby solicited will be exercised on such matters in accordance with the best judgment of the proxy holders.


Shares represented by executed and unrevoked proxies will be voted in accordance with the instructions contained therein or, in the absence of such instructions, in accordance with the recommendations of the Board of Directors. As stated above, abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum but will have the same effect as a vote "AGAINST" the proposal to approve the stock splits.

SOLICITATION AND COSTS

The enclosed Proxy is solicited on behalf of the Board. Proxies may be solicited by the directors, officers and other employees of Color Imaging, in person or by telephone, telegraph or mail only for use at the Annual Meeting. Color Imaging will bear the costs of preparing, assembling, printing and mailing this Proxy Statement and the enclosed Proxy and all other costs of the Board's solicitation of Proxies for the Annual Meeting. Brokerage houses and other nominees, fiduciaries, and custodians nominally holding Common Shares as of the Record Date will be requested to forward proxy soliciting material to the beneficial owners of such Common Shares, and will be reimbursed by us for their reasonable expenses.

The repurchase of fractional Common Shares in connection with the Stock Splits is estimated to cost approximately $300,000. We intend to finance the Stock Splits and repurchase of fractional shares by using cash on hand. The following is an estimate of the total costs expected to be incurred by Color Imaging in connection with the Stock Splits and the solicitation of Proxies for the Annual Meeting. Final costs may be higher or lower than the estimates shown below.

Item                                                        Approximate Cost
----                                                        ----------------

Repurchase of fractional shares held
  by stockholders with less than one whole share            $       300,000
Legal fees                                                  $       100,000
CBIZ Valuation Group, LLC fees (1)                          $        30,000
Accounting fees                                             $         5,000
Filing fees                                                 $         2,500
Printing, mailing, exchange agent
  and other costs                                           $        25,000
Directors' fees (2)                                         $        25,000
                                                            ---------------
Total                                                       $       487,500
                                                            ===============
-----------------------
Note (1)Excludes Strategic Alternative Advisory fees of $50,000 and should it be needed includes $10,000 for an updated Fairness Opinion

     (2)Excludes $20,000 of director's fees in connection with investigating strategic alternatives, including the "going private" transaction.


PROPOSAL NO. 1 - STOCK SPLITS PROPOSAL

The Board has authorized and recommends that you approve the Stock Splits Proposal, as described below:

     To approve amendments, as determined by the Board of Directors of Color Imaging in their discretion, to Color Imaging's Certificate of Incorporation to effect a reverse stock split of our common stock at one of the following ratios: 1-for-1500, 1-for-2500 or 1-for-5000 and the repurchase of the resulting fractional shares held by each stockholder with less than one share after the reverse stock split, followed immediately by an amendment of Color Imaging's Certificate of Incorporation to effect a forward stock split of Color Imaging's common shares upon the inverse of the ratio used in the reverse stock split was effected (collectively the "Stock Splits"). As a result of the Stock Splits, (a) each stockholder owning fewer than 5,000 shares, 2,500 shares or 1,500 shares, as applicable, of outstanding common stock immediately before the Stock Splits will receive $1.10 in cash, without interest, for each Color Imaging common share owned by such stockholder immediately prior to the Stock Splits and will no longer be a stockholder of Color Imaging; and (b) each stockholder owning more than the number of common shares upon which the reverse stock split was effected immediately before the Stock Splits will receive common shares equal to the number of common shares they held prior to the Stock Splits. The Stock Splits are proposed for the purpose of taking Color Imaging private and terminating its reporting obligations under the Securities Exchange Act of 1934, as amended

SUMMARY AND STRUCTURE

The Board has authorized and recommends that you approve the Stock Splits. The Stock Splits consist of two steps. First, Color Imaging will conduct a reverse stock split of the Common Shares, using one of the three ratios, 1-for-1500, 1-for-2500 or 1-for-5000. In the reverse split, (i) each lot of 1500, 2500, or 5000 Common Shares held by a stockholder of Color Imaging prior to the reverse split will be converted into one whole Common Share after the reverse split; and
(ii) any Common Shares held by a stockholder owning fewer than 1500, 2500, or 5000 shares will not be converted into a whole share and will be cancelled and exchanged for $1.10 in cash per pre-reverse split share. After the reverse split is completed, it will be followed immediately by a forward stock split of the Common Shares, which will convert each whole Common Share issued in connection with the reverse split into 1500, 2500 or 5000 Common Shares. The Stock Splits are intended to take effect on the Effective Date (the date the Delaware
Secretary  of  State  accepts  for  filing  Certificates  of  Amendment  to  the

Certificate of Incorporation). The proposed amendments to the Certificate are attached to this Proxy Statement as Exhibits B and C and are incorporated herein by reference. Generally, the effects of the Stock Splits can be illustrated by the following examples (the examples assume a 1-for-5000 Reverse Split Ratio):


Hypothetical Scenario                            Result
----------------------------------------------   -----------------------------------------------------------------------------------

Stockholder A holds 200 Common Shares in a       Stockholder A's 200 Common Shares will be converted into the right to receive $220
single record account and holds no other         in cash (200 x $1.10).  If Stockholder A wanted to continue to be a stockholder
Common Shares                                    after the Stock Splits, he could purchase an additional 4800 Common Shares far enough in  advance of the  Stock  Splits so that the  purchase is complete by the
                                                 Effective Date.

Stockholder B holds 200 shares in a              Color Imaging intends for the Stock Splits to treat stockholders holding Common
brokerage account and holds no other             Shares through a nominee the same as those holding shares in a record account.
Common Shares                                    Nominees will be instructed  to effect the Stock  Splits for their beneficial owners.  If this occurs, Stockholder B will be entitled to receive  $220 in cash
                                                 (200 x $1.10).  However, nominees may have different procedures and stockholders holding shares in street name should  contact their nominee to  determine how the
                                                 Stock  Splits will affect them.

Stockholder  C holds 5500  Common  Shares        After the reverse stock split, Stockholder C would have 1.1 Common Shares in the
in a single record  account and holds no         record account  (5500/5000 = 1.1). Because he owns more than one whole share, he
other shares                                     will not receive any cash for fractional shares.  In the forward  stock  split his
                                                 Common Shares will be converted into 5500 Common Shares (1.1 x 5000).  After
                                                 completion  of the   Stock   Splits, Stockholder   C  will continue to hold 5500
                                                 Common   Shares.   He will not  receive any cash as a  result  of the Stock Splits.

Stockholder  D holds 2600  shares in each of     Color  Imaging  intends for the Stock Splits to treat shares held by the same
two separate record accounts for a total of      stockholder in multiple  accounts as one combined total.  After
5200 Common Shares. Stockholder  D holds no      the reverse stock split, Stockholder D will hold 1.04 whole Common Shares
other Common Shares.                             (5200/5000 = 1.04) and will  receive  no cash.   After  the completion of the
                                                 forward  stock  split Stockholder   D  will hold   5200 Common Shares.

Stockholder  E  holds  10000  Common  Shares     Color  Imaging  intends  for stockholders holding shares through nominees to be
in a brokerage account.  He holds no other       treated the same as record holders and expects that Stockholder E would hold
Common Shares.                                   two whole Common Shares after   the  reverse split (10000/5000   =   2).
                                                 Stockholder  E's  two whole  Common  Shares would  be converted into 10000 Common
                                                 Shares in the forward split.  After the completion of the Stock Splits,
                                                 Stockholder E  would hold 10000  Common Shares. Stockholder E would not receive any
                                                 cash  in  the   Stock Splits.

Husband and Wife each hold 2500 Common Shares    Shares held in joint accounts will not be added to shares held individually in
in separate record accounts and hold 2500        determining whether a stockholder will receive whole shares after the reverse
shares jointly in another record account.        split. In this situation, Husband and Wife will each be entitled to receive $2,750
They own no other Common Shares.                 each for the shares held in their individual record accounts (2500 x $1.10).
                                                 Further, they will be  entitled  to receive   $2,750  for the   Common   Shares
                                                 held in  their  joint account.  Husband and Wife will  hold  no Common  Shares
                                                 after the Stock Splits.  If Husband    and   Wife  wished to continue to be
                                                 stockholders after the   Stock   Splits, they could transfer a sufficient  number
                                                 of shares from one account  into another so that at least 5000 Common Shares (or a
                                                 multiple thereof) are held in one  account. Note   that   if  the Board  elected
                                                 to use a 1-for-2500 or 1-for-1500  Reverse Split  Ratio,  rather than  the
                                                 1-for-5000 ratio, Husband  and Wife  instead   would remain  stockholders with
                                                 2500  Common Shares each individually, and another  2500  shares jointly,   and
                                                 would receive  no  cash  in the Stock Splits.

Color Imaging currently estimates that stockholders will receive payment for their Common Shares that are exchanged for cash in lieu of issuing fractional shares within approximately four weeks after the Effective Date.

At least a majority of the Common Shares outstanding and entitled to vote at the Annual Meeting must approve the Stock Splits before they can be completed. The executive officers, directors and the affiliates of Color Imaging, who together own approximately 63.7% of the Common Shares outstanding and entitled to vote at the Annual Meeting, have indicated that they will vote in favor of the Stock Splits proposal. Therefore, approval of the proposed is assured.

The Stock Splits are considered a "going-private" transaction as defined in Rule 13e-3 promulgated under the Exchange Act because they are intended to terminate the registration of the Common Shares and suspend Color Imaging's filing and reporting obligations under the Exchange Act. In connection with the Stock Splits, we have filed, as required by the Exchange Act, a Rule 13e-3 Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3") with the SEC. Please see the section entitled "Available Information."

The Board has retained for itself the absolute authority to not implement the Stock Splits, even after they are approved, if it subsequently determines that the Stock Splits for any reason are not then in the best interests of Color Imaging. Please see the section entitled "Proposal No. 1 - Stock Splits Proposal
- Reservation of Rights."



RECOMMENDATION OF THE BOARD

The Board has unanimously determined that the Stock Splits are in the best interest of Color Imaging and are fair to Color Imaging's stockholders who would not retain their interest in Color Imaging, and those who would retain their interest, after the transaction, in each case excluding executive officers, directors and the affiliates of the Company. The Board unanimously recommends that the stockholders vote "FOR" the approval of the Stock Splits.

POTENTIAL DISADVANTAGES OF THE STOCK SPLITS TO STOCKHOLDERS


As is more thoroughly described in the section entitled "Special Factors - Did the Board consider any disadvantages of going private" above, potential disadvantages to Color Imaging and Continuing Holders include decreased availability of information about Color Imaging and decreased liquidity of the Common Shares. If the Stock Splits are completed, we intend to terminate the registration of the Common Shares under the Exchange Act. As a result, we will no longer be subject to the filing and reporting requirements of the Exchange Act. In addition, the liquidity of the Common Shares will be adversely affected by the lack of publicly available information about Color Imaging following deregistration of the Common Shares. Decreased liquidity may have an adverse effect on the market value of the Common Shares.


SHARE CERTIFICATES

We have appointed the Transfer Agent to act as exchange agent to carry out the exchange of existing share certificates for cash payments in lieu of issuing fractional shares of less than one whole share and, if applicable, new share certificates. On the Effective Date, all share certificates evidencing ownership of Common Shares held by stockholders who will have fractional shares repurchased will be deemed cancelled without further action by the stockholders or Color Imaging. Thereafter, such certificates will represent only the right to receive cash in the amount of $1.10 per pre-split Common Share for repurchased fractional shares of those holders who have less than one whole share and, if applicable, the right to receive a new certificate for Common Shares issued in the forward stock split. The Common Shares acquired by Color Imaging in connection with of the Stock Splits will be retired.

The Transfer Agent will furnish Color Imaging's stockholders with the necessary materials and instructions to surrender their Common Share certificate(s) promptly following the Effective Date. The letter of transmittal will explain how the certificates are to be surrendered. Stockholders must complete and sign the letter of transmittal and return it with their certificate(s) to the Transfer Agent as instructed before they can receive any cash payments and/or new share certificates to which they are entitled. Do not send your certificates to us, and do not send them to the Transfer Agent until you have received a transmittal letter and followed the instructions therein.

No service charges will be payable by Color Imaging's stockholders in connection with the exchange of certificates or the payment of cash in lieu of issuing fractional shares. Color Imaging will pay all expenses of the Stock Splits.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

We have summarized below the material federal income tax consequences to Color Imaging and to holders of Common Shares resulting from the Stock Splits. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Department Regulations (the "Treasury Regulations") issued pursuant thereto, and published rulings and court decisions in effect as of the date hereof, all of which are subject to change. This summary does not take into account possible changes in such laws or interpretations, including amendments to the Code, applicable statutes, Treasury Regulations and proposed Treasury Regulations or changes in judicial or administrative rulings. Some of those changes may have retroactive effect. No assurance can be given that any such changes will not adversely affect this summary. This summary is not binding on the Internal Revenue Service.

This summary does not address all aspects of the possible federal income tax consequences of the Stock Splits and is not intended as tax advice to any person or entity. In particular, this summary does not consider the individual investment circumstances of holders of Common Shares, nor does it consider the particular rules applicable to special categories of holders (such as tax exempt entities, life insurance companies, regulated investment companies and foreign taxpayers) or holders who hold, have held, or will hold, Common Shares as part of a straddle, hedging or conversion transaction. In addition, this summary does not address any consequences of the Stock Splits under any state, local or foreign tax laws.

This summary assumes that you are one of the following: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate, the income of which is subject to United States federal income tax regardless of its source, or (iv) a trust, if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust. This summary also assumes that you have held and will continue to hold your Common Shares as capital assets for federal income tax purposes.

We believe that the Stock Splits will be treated as a tax-free "recapitalization" for federal income tax purposes. This treatment will result in no material federal income tax consequences to Color Imaging. However, you may not qualify for tax free "recapitalization" treatment for federal income tax purposes, depending on whether you are receiving cash or stock pursuant to the Stock Splits.

You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences applicable to your specific circumstances.

Federal Income Tax Consequences to Continuing Holders Not Receiving Cash. If you
(i) continue to hold Common Shares directly immediately after the Stock Splits and (ii) you receive no cash as a result of the Stock Splits, you will not recognize any gain or loss in the Stock Splits, and you will have the same adjusted tax basis and holding period in your Common Shares as you had in such Common Shares immediately prior to the Stock Splits.

Federal Income Tax Consequences to Holders Receiving Cash. If you receive cash, do not continue to hold directly any Common Shares and are not related to any person or entity who or which continues to hold Common Shares, you will recognize capital gain or loss. The amount of this capital gain or loss will equal the difference between the cash you receive for your Common Shares and your aggregate adjusted tax basis in such Common Shares.

If you receive cash and either (a) retain a portion of your Common Shares or (b) do not continue to hold directly any Common Shares but are related to a person or entity who or which continues to hold Common Shares (in which case you may be treated as owning constructively the Common Shares owned by such related person or entity), your receipt of cash may be treated (i) first, as ordinary taxable dividend income to the extent of your ratable share of Color Imaging's current or accumulated earnings and profits (if any), (ii) second, as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your Common Shares, and (iii) then, the remainder as capital gain.

If you fall into the category described in the immediately preceding paragraph, your tax treatment will depend upon whether your receipt of cash either (i) is "not essentially equivalent to a dividend" or (ii) constitutes a "substantially disproportionate redemption of stock," as described below. If your receipt of cash meets either of these two tests, your receipt of cash will result solely in capital gain or loss. If your receipt of cash cannot meet either of these two tests, your tax consequences will be those described in the immediately preceding paragraph.

"Not  Essentially   Equivalent  to  a  Dividend."  You  will  satisfy  the  "not essentially equivalent to a dividend" test if the reduction in your proportionate interest in Color Imaging resulting from the Stock Splits (taking into account for this purpose the Common Shares owned by persons or entities related to you) is considered a "meaningful reduction" given your particular facts and circumstances. The Internal Revenue Service has ruled that a small reduction by a minority stockholder whose relative stock interest is minimal and who exercises no control over the affairs of the corporation will satisfy this test.

"Substantially Disproportionate Redemption of Stock." Your receipt of cash in the Stock Splits will be a "substantially disproportionate redemption of stock" for you if the percentage of Common Shares owned by you (and by persons or entities related to you) immediately after the Stock Splits is (i) less than 50% of all Common Shares and (b) less than 80% of the percentage of Common Shares owned by you (and by persons or entities related to you) immediately before the Stock Splits.

If you or a person or entity related to you will continue to hold Common Shares after the Stock Splits, you should consult with your own tax advisor to determine your particular tax consequences.

Capital Gain and Loss. For individuals, net capital gain (defined generally as your total capital gains in excess of capital losses for the year) recognized upon the sale of capital assets that have been held for more than 12 months generally will be subject to tax at a rate not to exceed 15%. Net capital gain recognized from the sale of capital assets that have been held for 12 months or less will be subject to tax at ordinary income tax rates. Capital gain recognized by a corporate taxpayer will be subject to tax at the ordinary income tax rates applicable to corporations. There are limitations on the deductibility of capital losses.

Special Rate for Certain Dividends. In general, dividends are taxed at ordinary income rates. However, you may qualify for a 15% rate of tax on any cash received in the Stock Splits that is treated as a dividend as described above, if (i) you are an individual or other non-corporate stockholder; (ii) you have held the Common Shares of Color Imaging with respect to which the dividend was received for more than 60 days during the 120-day period beginning 60 days before the ex-dividend date, as determined under the Code; and (iii) you were not obligated during such period (pursuant to a short sale or otherwise) to make related payments with respect to positions in substantially similar or related property. You should consult with your tax advisor regarding your eligibility for such lower tax rates on dividend income. In addition, a corporate stockholder may be eligible for a dividends received deduction for cash received in the Stock Splits on up to 90% of the amount of such cash treated as a dividend to such stockholders.

Backup Withholding. Holders of Common Shares will be required to provide their social security or other taxpayer identification numbers (or, in some instances, additional information) to the Transfer Agent in connection with the Stock Splits to avoid backup withholding requirements that might otherwise apply. The letter of transmittal will require each holder of Common Shares to deliver such information when the Common Share certificates are surrendered following the Effective Date of the Stock Splits. Failure to provide such information may result in backup withholding.

As explained above, the amounts paid to you as a result of the Stock Splits may result in dividend income, capital gain income, or some combination of dividend and capital gain income to you depending on your individual circumstances.

UNAVAILABILITY OF APPRAISAL OR DISSENTERS' RIGHTS

No appraisal or dissenters' rights are available under Delaware law or under Color Imaging's Certificate of Incorporation or Bylaws to holders of Common Shares who vote against the Stock Splits. Other rights or actions may exist under Delaware law or federal and state securities laws for stockholders who can demonstrate that they have been damaged by the Stock Splits.

RESERVATION OF RIGHTS

Although we are requesting your approval of the Stock Splits, the Board reserves the right, in its discretion, to abandon the Stock Splits before the Effective Date even if the stockholders have approved the proposal. Although the Board presently believes that the Stock Splits are in Color Imaging's best interests and has recommended a vote for the Stock Splits, the Board nonetheless believes that it is prudent to recognize that factual circumstances could possibly change prior to the Effective Date such that it might not be appropriate or desirable to effect the Stock Splits at that time. Such reasons include any change in the nature of the stockholdings of Color Imaging prior to the Effective Date which would result in Color Imaging being unable to reduce the number of holders of record of Common Shares to below 300, including those in "street name" that could be certificated, as a result of the Stock Splits. If the Board decides to abandon the Stock Splits after the Annual Meeting and before the Effective Date, the Board will promptly file a Form 8-K to announce its decision.

ESCHEAT LAWS

The unclaimed property and escheat laws of each state provide that under circumstances defined in that state's statutes, holders of unclaimed or abandoned property must surrender that property to the state. Stockholders who are entitled to receive cash in lieu of fractional shares in connection with the

Stock Splits whose addresses are unknown to Color Imaging or who do not surrender their share certificates and request payment of the Repurchase Price generally will have a period of years from the Effective Date in which to claim the cash payment to which they are entitled. For example, with respect to stockholders whose last known addresses, as shown by the records of Color Imaging, are in Delaware the period is five years. Following the expiration of that five-year period, the relevant provisions of the Delaware Code would likely cause the cash payments to escheat to the State of Delaware. For stockholders who reside in other states or whose last known addresses, as shown by the records of Color Imaging, are in states other than Delaware, such states may have abandoned property laws which call for such state to obtain either (i) custodial possession of property that has been unclaimed until the owner reclaims it or (ii) escheat of such property to the state. Under the laws of such other jurisdictions, the "holding period" or the time period which must elapse before the property is deemed to be abandoned may be shorter or longer than five years. If Color Imaging does not have an address for a stockholder, then the unclaimed cash payment would be turned over to Color Imaging's state of incorporation, the State of Delaware, in accordance with its escheat laws.

REGULATORY APPROVALS

Color Imaging is not aware of any material governmental or regulatory approval required for completion of the Stock Splits, other than compliance with the relevant federal and state securities laws and Delaware corporate laws.


PROPOSAL 1-A -- APPROVAL OF AMENDMENT OF COLOR IMAGING'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A ONE-FOR-1500 REVERSE STOCK SPLIT

The Board is requesting stockholder approval for the amendment of our Amended and Restated Certificate of Incorporation to effect a one-for-1500 reverse stock split of all outstanding shares of our common stock. The amendment under this proposal would add the following as the first paragraph in Article V of the Amended and Restated Certificate of Incorporation:

    "Effective at the date and time this amendment to the Certificate of Incorporation is accepted by the Secretary of State of the State of Delaware (the "Effective Time"), each fifteen hundred (1,500) of the corporation's common shares then issued and outstanding shall be automatically converted into one fully-paid and non-assessable common share (the "Reverse Stock Split"). In lieu of the issuance of any fractional common shares or scrip of less than one whole common share that would otherwise result from the Reverse Stock Split, any holder of common shares who would otherwise be entitled to receive less than one share in total shall be entitled to receive the amount of One and 10/100 Dollars ($1.10) in cash for each common share held immediately prior to the Effective Time. This subsection (B) of this Certificate of Amendment shall affect only issued and outstanding shares of the corporation and shall not affect the total authorized number of shares."

All shares held by owners of less than one share after the Reverse Stock Split will be cashed at the pre-split price of $1.10 per share. The Reverse Stock Split will be immediately followed by a forward stock split at the ratio of 1500-for-one. Stockholders who did not have their shares cashed out as a result of the Reverse Stock Split will continue to hold the same number of shares as they did prior to the Reverse Stock Split. The full text of the proposed amendments of our Amended and Restated Certificate of Incorporation, is attached to this proxy statement as Exhibit B.

The affirmative vote of the holders of a majority of our outstanding common stock is required to approve this proposal. As a result, abstentions and broker non-votes will have the same effect as negative votes.

                      MANAGEMENT AND THE BOARD OF DIRECTORS
                   RECOMMEND A VOTE IN FAVOR OF PROPOSAL 1-A.


PROPOSAL 1-B -- APPROVAL OF AMENDMENT OF COLOR IMAGING'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A ONE-FOR-2500 REVERSE STOCK SPLIT

The Board is requesting stockholder approval for the amendment of our Amended and Restated Certificate of Incorporation to effect a one-for-2500 reverse stock split of all outstanding shares of our common stock. The amendment under this proposal would add the following as the first paragraph in Article V of the Certificate of Incorporation:

    "Effective at the date and time this amendment to the Certificate of Incorporation is accepted by the Secretary of State of the State of Delaware (the "Effective Time"), each two thousand five hundred (2,500) of the corporation's common shares then issued and outstanding shall be automatically converted into one fully-paid and non-assessable common share (the "Reverse Stock Split"). In lieu of the issuance of any fractional common shares or scrip of less than one whole common share that would otherwise result from the Reverse Stock Split, any holder of common shares who would otherwise be entitled to receive less than one share in total shall be entitled to receive the amount of One and 10/100 Dollars ($1.10) in cash for each common share held immediately prior to the Effective Time. This subsection (B) of this Certificate of Amendment shall affect only issued and outstanding shares of the corporation and shall not affect the total authorized number of shares."

All shares held by owners of less than one share after the Reverse Stock Split will be cashed at the pre-split price of $1.10 per share. The Reverse Stock Split will be immediately followed by a forward stock split at the ratio of 2500-for-one. Stockholders who did not have their shares cashed out as a result of the Reverse Stock Split will continue to hold the same number of shares as they did prior to the Reverse Stock Split. The full text of the proposed amendments of our Certificate of Incorporation, is attached to this proxy statement as Exhibit B. The affirmative vote of the holders of a majority of our outstanding common stock is required to approve this proposal. As a result, abstentions and broker non-votes will have the same effect as negative votes.

                      MANAGEMENT AND THE BOARD OF DIRECTORS
                   RECOMMEND A VOTE IN FAVOR OF PROPOSAL 1-B.


PROPOSAL 1-C -- APPROVAL OF AMENDMENT OF COLOR IMAGING'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A ONE-FOR-5000 REVERSE STOCK SPLIT

The Board is requesting stockholder approval for the amendment of our Amended and Restated Certificate of Incorporation to effect a one-for-5000 reverse stock split of all outstanding shares of our common stock. The amendment under this proposal would add the following as the first paragraph in Article V of the Certificate of Incorporation:

    "Effective at the date and time this amendment to the Certificate of Incorporation is accepted by the Secretary of State of the State of Delaware (the "Effective Time"), each five thousand five hundred (5,000) of the corporation's common shares then issued and outstanding shall be automatically converted into one fully-paid and non-assessable common share (the "Reverse Stock Split"). In lieu of the issuance of any fractional common shares or scrip of less than one whole common share that would otherwise result from the Reverse Stock Split, any holder of common shares who would otherwise be entitled to receive less than one share in total shall be entitled to receive the amount of One and 10/100 Dollars ($1.10) in cash for each common share held immediately prior to the Effective Time. This subsection (B) of this Certificate of Amendment shall affect only issued and outstanding shares of the corporation and shall not affect the total authorized number of shares."

All shares held by owners of less than one share after the Reverse Stock Split will be cashed at the pre-split price of $1.10 per share. The Reverse Stock Split will be immediately followed by a forward stock split at the ratio of 5000-for-one. Stockholders who did not have their shares cashed out as a result of the Reverse Stock Split will continue to hold the same number of shares as they did prior to the Reverse Stock Split. The full text of the proposed amendments of our Certificate of Incorporation, is attached to this proxy statement as Exhibit B.

The affirmative vote of the holders of a majority of our outstanding common stock is required to approve this proposal. As a result, abstentions and broker non-votes will have the same effect as negative votes.

                      MANAGEMENT AND THE BOARD OF DIRECTORS
                   RECOMMEND A VOTE IN FAVOR OF PROPOSAL 1-C.



INFORMATION ABOUT COLOR IMAGING

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON


Information regarding the Common Shares beneficially owned by the executive officers and directors of Color Imaging is set forth in the table below. The Stock Splits will not impact affiliated holders of Common Shares differently from unaffiliated holders of Common Shares on the basis of affiliate status. The executive officers and directors of Color Imaging will receive no extra or special benefit not shared on a pro rata basis by all other holders of the Common Shares. If the Stock Splits are implemented, the executive officers and directors of Color Imaging and American will not benefit by any material increase in their percentage ownership of Common Shares. Please see the sections entitled "Special Factors - Fairness of the Stock Splits" and "Special Factors - What are the interests of affiliates of Color Imaging in the reverse stock split?"

Share Ownership of Directors and Executive Officers. The following table provides certain information regarding the number of Common Shares beneficially owned by Color Imaging's directors and executive officers, and its foreign affiliate which owns more than 5% of the Common Shares, as of June 10, 2005 and the anticipated ownership percentage of such persons after the Stock Splits:

                                                                          Percent of        Number of
                                                        Number of       Shares Before     Shares After           Percent of
                                                      Shares Before      Stock Splits     Stock Splits          Shares After
      Name and Address of Beneficial Owner (1)         Stock Splits          (2)              (12)           Stock Splits (14)
     ----------------------------------------------- -----------------  ---------------  ----------------   ---------------------

     Chi Fu Investment Co Ltd (3)                        4,500,000           35.4%          4,500,000               36.2%
     Wang, Sueling (4)                                   1,811,551           13.9%          1,810,551 (13)          14.1%
     Van Asperen, Morris E. (5)                            505,906            3.9%            505,906                4.0%
     Wang, Jui-Chi (Jerry) (6) (7)                       5,508,200           43.2%          5,508,200               44.2%
     Wang, Jui-Hung (Jack) (6)(8)                        5,237,928           41.1%          5,237,928               42.0%
     Wang, Jui-Kung (Elmer) (6)(9)                       4,844,959           38.2%          4,844,959               38.9%
     Wang, Yi-Jen (10)                                      40,000            0.3%             40,000                0.3%
     Eiswirth, Richard S. (11)                              10,000            0.1%             10,000                0.1%
     Wilson, Patrick J. (12)                                52,000            0.4%             52,000                0.4%

     All executive officers and directors as a
     group (8 persons)                                   9,010,544           66.2%          9,009,544               67.5%


(1) Excludes exercisable warrants and options of others. Each of the persons listed in this table may be contacted at Color Imaging's address.
(2) Assumes a total of 12,697,805 common shares outstanding before the Stock Splits, plus the vested options held by such person or group.
(3) Wholly owned by General Plastic Industrial Co Ltd ("GPI"). GPI is controlled by Color Imaging directors Jui-Hung Wang and Jui-Chi Wang.
(4) Includes 330,000 shares owned by Sueling Wang's children and 141,204 shares owned by his spouse, Yik-Li Sih, in which Sueling Wang disclaims ownership. Also includes exercisable options to purchase 375,000 shares of common stock.
(5)  Includes  exercisable  options to purchase  375,000 shares of common stock.
(6) Includes 4,500,000 shares held by Chi Fu Investment Co Ltd ("CFI"). CFI is a wholly owned subsidiary of General Plastic Industrial Co., Ltd ("GPI"). Jui-Hung Wang, Jui-Chi Wang and Jui-Kung Wang own 8.03%, 8.39% and 1.84%, respectively, of the outstanding common stock of GPI as of December 31, 2004. Each of Messrs. Wang disclaims beneficial ownership of the shares held by CFI except to the extent of his pecuniary interest.
(7)  Includes exercisable options to purchase 43,750 shares of common stock.
(8)  Includes exercisable options to purchase 38,750 shares of common stock.
(9)  Includes  exercisable  options to purchase  28,750  shares of common stock.
(10) Includes  exercisable  options to purchase  10,000  shares of common stock.
(11) Includes exercisable options to purchase 10,000 shares of common stock.
(12) Includes exercisable options to purchase 40,000 shares of common stock.
(13) Assumes 1,000 shares held by Sueling Wang's wife in a brokerage account will be repurchased by Color Imaging.
(14) Assumes a total of 12,425,561 common shares outstanding after the stock splits, plus the vested options held by such person or group.

The directors and executive officers of Color Imaging have not engaged in any transactions involving the Common Shares in the past 60 days.

MARKET PRICE AND DIVIDEND INFORMATION


Our Common Shares are currently traded on the Nasdaq over-the-counter bulletin board under the symbol "CIMG." The following table sets lists the high and low prices for the periods indicated. Color Imaging paid neither a stock nor cash dividend during any of the below listed periods. The last sale of Common Shares reported on the Nasdaq over-the-counter bulletin board on July 21, 2005 was $0.71. Prices in the table do not reflect any retail mark-ups or mark-downs or commissions.



        Quarter Ended                       High                    Low
        ----------------------------  -----------------       -----------------

        Fiscal 2005
           March 31                    $    0.62               $    0.42
           June 30                     $    0.90               $    0.48

        Fiscal 2004
           March 31                    $    0.80               $    0.69
           June 30                     $    0.80               $    0.42
           September 30                $    0.52               $    0.41
           December 31                 $    0.58               $    0.41

        Fiscal 2003
           March 31                    $    1.58               $    0.45
           June 30                     $    0.82               $    0.40
           September 30                $    0.70               $    0.51
           December 31                 $    0.78               $    0.54

        Fiscal 2002
           March 31                    $    3.35               $    2.10
           June 30                     $    2.56               $    1.25
           September 30                $    2.35               $    1.01
           December 31                 $    1.60               $    0.80


Dividends are paid only when declared by the Board, in its sole discretion, based on Color Imaging's financial condition, results of operation, market conditions and such other factors as it may deem appropriate, including having obtained any consent that may be required under Color Imaging's credit arrangements with its lender. If the Stock Splits are completed and we deregister the Common Shares, the Common Shares will no longer be quoted on the Nasdaq over-the-counter bulletin board or be eligible to be traded on any exchange or automated quotation service operated by a national securities association, and trades in the Common Shares will only be possible through privately negotiated transactions or in the Pink Sheets.

COMMON SHARE PURCHASE INFORMATION

The following table provides information regarding Color Imaging's Common Share repurchases in the open market during the periods indicated.


                                                  Average
                                  Number         Price Per
     Quarter Ended             Repurchased         Share
     -------------             -----------       ---------

     Fiscal 2005 (1)               None             N/A
       Through

     Fiscal 2004
       December 31, 2004           2,900          $ 0.43
       September 30, 2004          5,800            0.46
       June 30, 2004              14,000            0.74
       March 31, 2004             17,500            0.75

    Fiscal 2003
       December 31, 2003          14,000          $ 0.64
       September 30, 2003         21,000            0.61
       June 30, 2003               9,500            0.74
       March 31, 2003              None              N/A

    --------------------
    (1) Market purchased halted by Color Imaging in December 2004.

Purchases by Directors and Executive Officers of Color Imaging

The table below sets forth information, by fiscal quarters, regarding purchases by directors and officers of Color Imaging common stock on the OTC Bulletin Board since January 1, 2004, including the number of shares purchased, the range of prices paid and the average purchase price.

                                                 Shares
    Date         Name of Beneficial Owner       Purchased             Price
--------------   -------------------------  ------------------   ---------------

  05/13/03       Morris E. Van Asperen             2,500          $   0.62
  05/13/03       Morris E. Van Asperen             7,500          $   0.64

  05/22/03       Jui-Chi (Jerry) Wang             10,000          $   0.73
  05/23/03       Jui-Chi (Jerry) Wang              5,000          $   0.73

  08/17/04       Patrick S. Wilson                 6,000          $   0.46

In addition, stock options have been granted by Color Imaging to certain officers and directors, as described in this Proxy Statement at "Executive Compensation." Except as disclosed above, there have been no other purchases of Color Imaging stock since January 1, 2004 by any of the directors and executive officers of Color Imaging, or by Color Imaging.

                              FINANCIAL INFORMATION

SUMMARY HISTORICAL FINANCIAL INFORMATION


The following summary consolidated financial information was derived from Color Imaging's audited consolidated financial statements as of and for each of the years ended December 31, 2002 through 2004 and from unaudited interim financial statements as of and for the six months ended June 30, 2005 and 2004. The statement of operations data for the six months ended June 30, 2005 is not necessarily indicative of results for a full year. This financial information is only a summary and should be read in conjunction with our historical financial statements and the accompanying footnotes, which are incorporated herein by reference into this Proxy Statement. Please see the section entitled "Incorporation of Certain Documents by Reference."


                                                      Six Months Ended       Twelve Months Ended
                                                           June 30,               December 31,
                                                     2005       2004       2004       2003       2002
                                                   --------   --------   --------   --------   --------

                                                       (Dollars in thousands, except per share data)
RESULTS OF OPERATIONS
Sales                                              $ 11,596   $ 11,270   $ 21,835   $ 21,058   $ 28,000
Operating income                                      1,028        388        636        667        988
Income from continuing operations                       662        300        465        433        430
Income (loss) from discontinued operations               --         --         --         --       (261)
Net income                                         $    662   $    300   $    465   $    433   $    169

PER SHARE DATA

Income from continuing operations per share:
    Basic                                          $   0.05   $   0.02   $   0.04   $   0.04   $   0.04
    Diluted                                        $   0.05   $   0.02   $   0.04   $   0.04   $   0.04
Income from discontinued operations per share:
    Basic                                          $     --   $     --   $     --   $     --   $  (0.02)
    Diluted                                        $     --   $     --   $     --   $     --   $  (0.02)
Net income (loss) per share:
    Basic                                          $   0.05   $   0.02   $   0.04   $   0.04   $   0.02
    Diluted                                        $   0.05   $   0.02   $   0.04   $   0.04   $   0.02
Weighted average number of shares of common stock
used in the calculation:
    Basic                                            12,691     12,710     12,704     11,967      9,686
    Diluted                                          12,803     12,710     12,710     11,980      9,686
Dividends per share                                    None       None       None       None       None
Book value per share                               $   0.97   $   0.92   $   0.92   $   0.94   $   0.54

FINANCIAL CONDITION
Cash and short-term investments                    $  2,233    $ 1,577   $  2,045   $  2,214   $    129
Current assets                                       11,085     11,261      9,511      9,982      7,987
Working capital                                       8,593      7,204      7,414      6,455      1,797
Net assets of discontinued operations                    --         --         --         --         --
Total assets                                         17,846     18,778     16,696     17,895     16,114
Long term debt                                        3,032      3,225      2,943      3,149      4,683
Stockholder's equity                               $ 12,322   $ 11,496   $ 11,656   $ 11,220   $  5,241

KEY FINANCIAL
Return on stockholders' equity                        10.7%       5.2%       4.0%       3.9%       3.2%
Return on assets                                       7.4%       3.2%       2.8%       2.4%       1.0%
Fixed charge coverage                                  387%       195%       210%       201%       142%



Color Imaging's book value per share, as set forth above, has been derived from financial statements prepared by Color Imaging's management relating to the fiscal periods set forth above. As required by Exchange Act Rule 13a-14(a), Color Imaging's Chief Executive Officer and Chief Financial Officer have certified that such financial statements, and the financial information included in the periodic reports in which such financial statements appear, fairly present in all material respects the financial condition, results of operation and cash flows of Color Imaging as of, and for, the periods presented in such periodic reports.

CERTAIN FINANCIAL EFFECTS OF THE STOCK SPLITS

We do not expect the Stock Splits or our use of approximately $487,500 to complete the Stock Splits (which includes payments to be made to stockholders who have fractional shares repurchased and professional fees and other expenses related to the transaction) to have any material adverse effect on our capitalization, liquidity, results of operations or cash flow. Please see the section entitled "Meeting and Voting Information - Solicitation and Costs." We expect to finance the Stock Splits with cash on hand.

If the Stock Splits are completed, stockholders who receive cash in lieu of fractional shares will receive cash in the amount of $1.10 per Common Share held immediately prior to the Stock Splits. The repurchase of the fractional Common Shares resulting from the Stock Splits is estimated to cost approximately $300,000 and would reduce the number of record holders of Common Shares, including those held in street names, from approximately 525 to approximately 200.

We expect that, as a result of the Reverse/Forward Stock Splits and the cashing out of fractional Common Shares held by stockholder after the reverse stock split:

     o Our aggregate stockholders' equity will change from approximately $11,656,000 (as of December 31, 2004) to approximately $11,168,000;
          and

     o    Book value per Common  Share would  change from $0.92 (at December 31,
          2004) to $0.89, assuming the cash out of fractional Common Shares had occurred on December 31, 2004.

PRO FORMA FINANCIAL INFORMATION


The following pro forma consolidated information has been derived from Color Imaging's financial statements. The financial statements for the year ended
December 31, 2004, have been audited by independent certified public accountants. The financial statements for the six month periods ended June 30, 2005 and 2004 are unaudited. In the opinion of Color Imaging's management, these quarterly financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the results of these periods.


The pro forma consolidated financial statements have been prepared based upon the assumption that the Stock Splits were completed effective the first day of the period presented for the income statement and as of the date of the balance sheet, and all fractional Common Shares under one whole share are repurchased. These pro forma consolidated financial statements are not necessarily indicative of the results that would have occurred had the Stock Splits actually taken place at the respective time periods specified nor do they purport to project the results of operations for any future date or period. Based on information from various external sources, Color Imaging believes that approximately 272,244 pre-split Common Shares will be repurchased at $1.10 per Common Share for a total purchase price of approximately $300,000.

The pro forma results are not indicative of future results because Color Imaging's public reporting costs for the periods presented include only the historic public costs and do not include anticipated future costs. Further, these results exclude $115,000 in estimated cost savings due to no longer being subject to periodic reporting obligations under the Exchange Act.

The unaudited pro forma financial statements should be read in conjunction with our historical financial statements and the accompanying footnotes, which are incorporated herein by reference into this Proxy Statement. Please see the section entitled "Incorporation of Certain Documents by Reference."

                        PRO FORMA CONDENSED BALANCE SHEET
                                  JUNE 30, 2005
                                   (Unaudited)
                             (Dollars in thousands)


                                                                         Pro-forma        Pro-Forma
                       ASSETS                          Historical       Adjustments       Combined
                                                     --------------    --------------   --------------
CURRENT ASSETS
   Cash                                               $   2,233          $    (488)(1)    $   1,745
   Accounts receivable, net                               2,887                               2,887
   Inventories                                            5,784                               5,784
   Other current assets                                     181                                 181
                                                     --------------    --------------   --------------
        TOTAL CURRENT ASSETS                             11,085               (488)          10,597
                                                     --------------    --------------   --------------

PROPERTY, PLANT AND EQUIPMENT- NET                        6,650                               6,650
                                                     --------------    --------------   --------------
OTHER ASSETS                                                111                                 111
                                                     --------------    --------------   --------------
                                                      $  17,846          $    (488)       $  17,358
                                                     ==============    ==============   ==============

         LIABILITIES & STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Revolving line of credit                              $       -                           $       -
Accounts payable                                          2,404                               2,404
Current portion of notes payable                              6                                   6
Current portion of bonds payable                              -                                   -
Other current liabilities                                    82                                  82
                                                     --------------    --------------   --------------
TOTAL CURRENT LIABILITIES                                 2,492                  -            2,492
                                                     --------------    --------------   --------------
LONG TERM LIABILITIES
Notes payable                                                 2                                   2
Bonds payable                                             2,075                               2,075
Deferred tax liability                                      955                                 955
                                                     --------------    --------------   --------------
TOTAL LONG TERM LIABILITIES                               3,032                  -            3,032
                                                     --------------    --------------   --------------

TOTAL LIABILITIES                                         5,524                  -            5,524
                                                     --------------    --------------   --------------

STOCKHOLDERS' EQUITY:
Common stock, $0.01 par value, authorized
  20,000,000 shares; 12,697,805 shares                      127                 (3)(2)          124
Additional paid in capital                               12,685               (485)          12,200
Accumulated deficit                                        (490)                               (490)
                                                     --------------    --------------   --------------
                                                         12,322               (488)          11,834
                                                     --------------    --------------   --------------
                                                      $  17,846          $    (488)       $  17,358
                                                     ==============    ==============   ==============


----------------------
(1) Assumes 272,244 pre-split common shares are repurchased at a pre-split price per share of $1.10 and costs of approximately $187,500, for a total expenditure, excluding $50,000 of advisory services, of approximately $487,500 (refer to "Solicitation and Costs").
(2)  Assumes 272,244 pre-split common shares are repurchased at $0.01 par value.

                        PRO FORMA CONDENSED BALANCE SHEET
                                DECEMBER 31, 2004
                             (Dollars in thousands)

                                                                                    Pro-forma          Pro-Forma
                             ASSETS                          Historical            Adjustments          Combined
                                                           -------------         -------------       -------------
      CURRENT ASSETS
         Cash                                               $   2,045             $    (488) (1)      $   1,557
         Accounts receivable, net                               2,412                                     2,412
         Inventories                                            4,855                                     4,855
         Other current assets                                     199                                       199
                                                           -------------         -------------       -------------
              TOTAL CURRENT ASSETS                              9,511                  (488)              9,023
                                                           -------------         -------------       -------------


      PROPERTY, PLANT AND EQUIPMENT- NET                        6,602                                     6,602
                                                           -------------         -------------       -------------

      OTHER ASSETS                                                583                                       583
                                                           -------------         -------------       -------------
                                                            $  16,696             $    (488)          $  16,208
                                                           =============         =============       =============

               LIABILITIES & STOCKHOLDERS' EQUITY

      CURRENT LIABILITIES
         Accounts payable                                   $   1,625                                 $   1,625
         Current portion of notes payable                           6                                         6
         Current portion of notes payable - related parties        68                                        68
         Current portion of bonds payable                         390                                       390
         Other current liabilities                                  8                                         8
                                                           -------------         -------------       -------------

              TOTAL CURRENT LIABILITIES                         2,097                     -               2,097
                                                           -------------         -------------       -------------
      LONG TERM LIABILITIES
         Notes payable                                              5                                         5
         Bonds payable                                          2,335                                     2,335
         Deferred tax liability                                   603                                       603
                                                           -------------         -------------       -------------
              TOTAL LONG TERM LIABILITIES                       2,943                     -               2,943
                                                           -------------         -------------       -------------

              TOTAL LIABILITIES                                 5,040                     -               5,040
                                                           -------------         -------------       -------------

      STOCKHOLDERS' EQUITY:
         Common stock, $0.01 par value, authorized
            20,000,000 shares; 12,690,305 shares
            issued and outstanding before the Stock Splits        127                    (3) (2)            124
         Additional paid in capital                            12,681                  (485)             12,196
         Accumulated deficit                                   (1,152)                                   (1,152)
                                                           -------------         -------------       -------------
                                                               11,656                  (488)             11,168
                                                           -------------         -------------       -------------
                                                            $  16,696             $    (488)          $  16,208
                                                           =============         =============       =============


      ----------------------
      (1) Assumes  272,244   pre-split  common  shares  ($0.01  par  value)  are
          repurchased at a pre-split price per share of $1.10 and costs of approximately $187,500, for a total expenditure, excluding $50,000 of advisory services, of approximately $487,500 (refer to "Solicitation and Costs").

      (2) Assumes 272,244 pre-split common shares are repurchased at $0.01 par value.

                      PRO FORMA CONDENSED INCOME STATEMENT
                         Six Months Ended June 30, 2005
                                   (Unaudited)
                  (Dollars in thousands, except per share data)


                                                                      Pro-forma          Pro-Forma
                                                Historical           Adjustments         Combined
                                              -------------         -------------      -------------
SALES                                         $    11,596           $         -        $    11,596
COST OF SALES                                       7,765                                    7,765
                                              -------------         -------------      -------------
GROSS PROFIT                                        3,831                     0              3,831
                                              -------------         -------------      -------------

OPERATING EXPENSES
   Administrative                                     708                   (58)(1)            650
   Deferred charge write-off                           80                   (80)(2)              -
   Research and development                           585                                      585
   Sales and marketing                              1,430                                    1,430
                                              -------------         -------------      -------------
                                                    2,803                  (138)             2,665

INCOME FROM OPERATIONS                              1,028                   138              1,166
                                              -------------         -------------      -------------

OTHER INCOME (EXPENSE)
Interest and other income                              38                    (6)(3)             32
Interest and financing costs                          (51)                                     (51)
                                              -------------         -------------      -------------
                                                      (13)                   (6)               (19)
                                              -------------         -------------      -------------

INCOME BEFORE PROVISION FOR INCOME TAXES            1,015                   132              1,147

PROVISION FOR INCOME TAXES                            353                    53 (4)            406
                                              -------------         -------------      -------------

NET INCOME                                    $       662           $        79        $       741
                                              =============         =============      =============

INCOME PER COMMON SHARE
Basic                                         $      0.05                              $      0.06
Diluted                                       $      0.05                              $      0.06

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic                                          12,691,305              (272,244)        12,419,061
Assumed conversion                                111,514                                  111,514
                                              -------------         -------------      -------------
Diluted                                        12,802,819              (272,244)        12,530,575
                                              =============         =============      =============
FIXED CHARGE COVERAGE                                 387%                      (5)            406%



-----------------------
(1) Assumes one-half of the $115,000 savings for being non-reporting (refer to "Estimated Cost Savings").
(2) The one-time charges for merger and strategic advisor services incurred during the period (refer to "Estimated Cost Savings").
(3) Assumes  one-half of the  interest  forfeited  using  $487,500 in short-term investments to fund the transaction (refer to "Solicitation and Costs").
(4) Assumes 40% effective federal and state income tax rates.
(5) Pro forma assumes the additional $132,000 of income before taxes.

                          PRO FORMA CONDENSED INCOME STATEMENT
                             Year Ended December 31, 2004
                     (Dollars in thousands, except per share data)

                                                                      Pro-forma          Pro-Forma
                                                 Historical          Adjustments         Combined
                                               --------------      --------------      --------------

SALES                                           $    21,835                   -         $    21,835
COST OF SALES                                        16,283                                  16,283
                                               --------------      --------------      --------------
GROSS PROFIT                                          5,552                   -               5,552
                                               --------------      --------------      --------------

OPERATING EXPENSES
Administrative                                        1,374                (115) (1)          1,259
Research and development                              1,171                                   1,171
Sales and marketing                                   2,371                                   2,371
                                               --------------      --------------      --------------
                                                      4,916                (115)              4,801
                                               --------------      --------------      --------------
INCOME FROM OPERATIONS                                  636                 115                 751
                                               --------------      --------------      --------------
OTHER INCOME (EXPENSE)
Interest and other income                               230                 (12) (2)            218
Interest and financing costs                            (90)                                    (90)
                                               --------------      --------------      --------------
                                                        140                 (12)                128
                                               --------------      --------------      --------------

INCOME BEFORE PROVISION FOR INCOME TAXES                776                 103                 879

PROVISION FOR INCOME TAXES                              311                  41 (3)             352
                                               --------------      --------------      --------------

NET INCOME                                      $       465         $        62         $       527
                                               ==============      ==============      ==============

INCOME PER COMMON SHARE
Basic                                           $      0.04                             $      0.04
Diluted                                         $      0.04                             $      0.04


WEIGHTED AVERAGE SHARES OUTSTANDING
Basic                                            12,703,575            (272,244)         12,431,331
Assumed Conversion                                    6,731                                   6,731
                                               --------------      --------------      --------------
Diluted                                          12,710,306            (272,244)         12,438,062
                                               ==============      ==============      ==============
FIXED CHARGE COVERAGE                                   210%                     (4)            220%


     ---------------------

(1) Assumes $115,000 savings for being non-reporting (refer to "Estimated Cost Savings").
(2) Interest forfeited using $487,500 in short-term investments to fund the transaction (refer to "Solicitation and Costs").
(3)  Assumes 40%  effective  federal and state  income tax rates.
(4) Pro forma assumes the additional $103,000 of income before taxes.

                     PROPOSAL NO. 2 - ELECTION OF DIRECTORS


The proxy holders intend to vote "FOR" election of the nominees named below, who are currently members of the board, as directors of Color Imaging, unless otherwise specified in the proxy. Directors of Color Imaging elected at the annual meeting to be held on September 19, 2005 will hold office until the next annual meeting or until their successors are elected and qualified.


Each of the director nominees below has consented to serve on the Board of Directors, if elected. Should any nominee for the office of director become unable to accept nomination or election, which is not anticipated, it is the intention of the persons named in the proxy, unless otherwise specifically instructed in the proxy, to vote for the election of such other person as the board may recommend.

The individuals listed below as nominees for the Board of Directors were directors of Color Imaging during 2004. The name and age of each nominee, and the period during which such person has served as a director, is set forth below:


        NAME                 AGE        SERVICE AS A DIRECTOR                 POSITION

Jui-Kung (Elmer) Wang        61         Since September 2001       Chief Executive Officer, Director
                                                                       and Chairman of the Board

Sueling Wang, PhD            51         Since June 2000                President, Vice Chairman
                                                                            and Director

Morris E. Van Asperen        61         Since June 2000                Executive Vice President,
                                                                        Chief Financial Officer,
                                                                        Secretary and Director

Yi-Jen (Tina) Wang           28         Since April 2003                    Director

Jui-Hung (Jack) Wang         58         Since June 2001                     Director

Jui-Chi (Jerry) Wang         48         Since June 2000                     Director

Richard S. Eiswirth          35         Since April 2003                    Director

Jui-Kung (Elmer) Wang, Chief Executive Officer and Chairman of the Board since August 2003, has served as a director of Color Imaging since September 2001. He was a founder of Color Image, Inc. in 1989 and its Chairman until its merger with Color Imaging. He is a co-founder and has served as a director of General Plastic Industrial Co., Ltd., a leading Taiwan-based manufacturer of after market injection molded cartridges and accessories for copiers and laser printers since 1978. In 1998 Mr. Wang was a founding member of Kings Brothers LLC, which leases space to Color Imaging's headquarters and manufacturing facilities in Norcross, Georgia. Mr. Wang has been a professor of management with Tung-Hai University, Taiwan for over 20 years. He received a bachelor's degree in economics, and MBA and PhD degrees in management. Jui-Kung Wang is the brother of Sueling Wang, Jui-Hung Wang and Jui-Chi Wang, and the uncle of Yi-Jen Wang.

Sueling Wang, PhD., became President and Vice-Chairman of Color Imaging in June 2000. From 1989 to 2000, he served as President and director of Color Image, Inc., which was merged with Color Imaging. Dr. Wang was also a founder of Color Image Inc. In 1998, Dr. Wang was a founding member of Kings Brothers LLC, which leases space to Color Imaging's headquarters and manufacturing facilities in Norcross, Georgia. Dr. Wang received a M.S. degree from the University of Windsor, in Ontario, Canada and a PhD degree from the University of Detroit. Dr. Wang's expertise in resin synthesis brought him into the toner industry and led to the formation of Color Image, Inc. in 1989. Sueling Wang is the brother of Jui-Kung Wang, Jui-Hung Wang and Jui-Chi Wang, and the uncle of Yi-Jen Wang.

Morris E. Van Asperen has served as Executive Vice President, Chief Financial Officer and director of Color Imaging since June 2000. In June 2001 he was made Secretary and on July 14, 2003, he was given the additional responsibilities of Marketing and Sales which he held until April 1, 2004. From 1998 he served as director of Logical Imaging Solutions and was from August 2000 its Executive Vice President, Chief Financial Officer and Secretary until it was disposed of by Color Imaging in September 2002. In 1986 he was employed by the National Bank of California as Senior Vice President, Corporate Banking, and when he left the bank in July 2000 he was its Executive Vice President and Credit Administrator.

Mr. Van Asperen also has extensive experience as a financial and management consultant to businesses of up to $50.0 million in revenues and 1,000 employees in construction, household goods, industrial glass, electronics manufacturing and software development. From 1977 to 1984, he served as Vice President & Chief Financial Officer of ATE Associates, Inc., a supplier of test fixtures and software for numerous military aircraft programs. Mr. Van Asperen received a B.S. degree in Mathematics from the University of Oklahoma and an M.B.A. degree from Pepperdine University.


Yi-Jen (Tina) Wang has served as a director of Color Imaging since April 2003. Until her resignation on January 28, 2005, to relocate outside of the country, she was an Assistant Vice President and Human Resources Manager, having first been employed by Color Imaging in February 2003. Prior to that she is attend the University of San Francisco, pursuing an MBA degree. From October 2000 to June 2001 Ms. Wang served as a property manager for Kings Brothers LLC. From June 1998 to August 2000 Ms. Wang served as controller for GPI-USA, Inc. until it discontinued its warehouse and marketing activities in the United States. From January 1997 to May 1998 Ms. Wang was a sales representative assistant for our affiliate General Plastic Industrial Co Ltd, Taiwan, R.O.C. Ms. Wang received a Bachelor of Arts degree in June 1998 from Providence University, Taiwan, R.O.C. Yi-Jen Wang is the niece of Jui-Kung Wang, Sueling Wang, Jui-Hung Wang and Jui-Chi Wang.

Jui-Hung (Jack) Wang has served as a director of Color Imaging since June 2001 and was Chairman from June 2002 through August 2003. He was a founder and director of Color Image, Inc. until its merger with Color Imaging. He is a founder and serves as Chairman of General Plastic Industrial Co., Ltd, a leading Taiwan based manufacturer of after market injection molded cartridges and accessories for copiers and laser printers. Since January 2001, Mr. Wang has served as a director of Taiwan Yu-Tzu Company, a food company. In 1998, Mr. Wang was a founding member of Kings Brothers LLC, which leases space to Color Imaging used for our headquarters and manufacturing facilities in Norcross, Georgia. From 1986 to 1994, Mr. Wang was mayor of Wu-Chi Town, Taiwan. Jui-Hung Wang is the brother of Sueling Wang, Jui-Kung Wang and Jui-Chi Wang, and the father of Yi Jen Wang.

Richard S. Eiswirth has been a Director of the Company since April 2003 and is Chairman of the Audit Committee. Since April 2002 he has been involved in capital raising efforts for several start-ups. From August 1999 to April 2002, he was Senior Executive Vice President and Chief Financial Officer of Netzee, Inc., a publicly owned affiliate of The Intercept Group. Mr. Eiswirth was responsible for the initial public offering and the identification, evaluation and negotiation of ten acquisitions that fortified Netzee's product offerings. Additionally, he facilitated the disposition of three operating units during the company's restructuring. He has extensive experience in managing investment bankers, brokers, attorneys, and accountants. For nine years prior to joining Netzee, Mr. Eiswirth worked for Arthur Andersen LLP, where he was a senior manager. In this capacity he provided audit, accounting, due diligence, merger and acquisition, and consulting services to a variety of industries including real estate, technology, banking, insurance and financial services. A certified public accountant (CPA), Eiswirth graduated cum laude from Wake Forest University in 1991 with a Bachelor of Arts degree in accounting.

Jui-Chi (Jerry) Wang has served as a director of Color Imaging since June 2000. From 1994 until 2000, he served as a director of Color Image, Inc., which was merged with Color Imaging. Since 1984, Mr. Wang has served as President of General Plastic Industrial Co. Ltd (GPI), a Taiwan-based plastics manufacturer specializing in injection moldings and more particularly toner cartridges and accessories for copiers and laser printers. In 1998, Mr. Wang was a founding member of Kings Brothers LLC, which leases space to Color Imaging used for our headquarters and manufacturing facilities in Norcross, Georgia. Mr. Wang received a Master's Degree in Computer Engineering from the University of Southern California. Jui-Chi Wang is the brother of Sueling Wang, Jui-Hung Wang and Jui-Kung Wang, and the uncle of Yi Jen Wang.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE ABOVE-NAMED DIRECTOR NOMINEES.


                    INFORMATION ABOUT THE BOARD OF DIRECTORS
                          AND COMMITTEES OF THE BOARD

DIRECTOR NOMINATIONS

In accordance with Article III, Section 3.3 of the Bylaws of the Company, nominees for election as a director may be proposed only by the directors or by a stockholder entitled to vote for directors.

A stockholder who wishes to make a director nomination at a stockholder meeting must follow these procedures. For an annual meeting, the stockholder must submit a written notice to the Secretary of the Company by the earlier of ninety days before the first anniversary of the most recent annual meeting of stockholders held for the election of directors and the close of business on the third day following the date on which notice of the annual meeting is first given to stockholders. For a special meeting, the written notice must be submitted by the close of business on the third day following the date on which notice of the meeting is first given to stockholders for the election of directors. The notice must include:

(a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated,

(b) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice,

(c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder,

(d) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, and

(e) the consent of each nominee to serve as a director of the Company if so elected.

The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with this procedure. The address for notices of nominations is Color Imaging, Inc., Attn: Corporate Secretary, 4350 Peachtree Industrial Blvd., Suite 100, Norcross, Georgia 30071.

The Board of Directors has not established a nominating committee but instead determines its director nominations as a full Board. The Board of Directors includes one director meeting the definition of "independent director" under the rules of the Nasdaq Stock Market, as well as the Chairman and Chief Executive Officer, the President, and the Chief Financial Officer of the Company, and two other directors who are not independent by virtue of their family relationships with the Chairman and the President. The Board of Directors believes that the determination of nominees is benefited by the knowledge and perspective of these corporate officers. Due to the small size of its Board, the Company does not foresee the need to establish a separate nominating committee. Future candidates for director will either be (i) recommended by a majority of the independent directors for selection by the Board or (ii) discussed by the full Board and approved for nomination by the affirmative vote of a majority of the Board, including the affirmative vote of a majority of the independent directors. The Company does not have a nominating committee charter.

The Company has not engaged, nor does it believe that it is necessary to engage, any third party to assist it in identifying director candidates, and it has never received a proposed candidate from a source outside of the Company. Historically, the Board of Directors has not entertained outside candidates for board nominees given that the Company is a "controlled" company under the rules of the Nasdaq Stock Market, with management and affiliates controlling an aggregate of approximately 65% of the voting shares. In formulating its slate of director nominees for the annual meeting each year, the Board of Directors may consider director candidates recommended by stockholders. The Board of Directors does not have a written policy for how it will consider such recommendations due to the lack of experience with such recommendations and the need to evaluate such recommendations on a case-by-case basis.

Before consideration by the Board, nominations must satisfy the requirements listed above, except that the nominations must be received no later than the date disclosed in the prior year proxy statement for inclusion of stockholder proposals for the current year proxy statement. In addition, each such written nomination must state the name, age, business or residence address of the nominee, the principal occupation or employment of the nominee, the number of shares owned either beneficially or of record by each such nominee and the length of time such shares have been so owned. Prior to further consideration, the nominee must acknowledge that he/she is willing to (i) be named as a nominee, (ii) serve as a director, and (iii) complete an officer and director questionnaire for necessary disclosure items. The Board of Directors has not established minimum qualifications that must be met by a board-recommended nominee. However, the Board evaluates candidates based on financial literacy, knowledge of the Company's industry or other background relevant to the Company's needs, status as a stakeholder in the Company, "independence" (for purposes of compliance with the rules of the SEC and the listing standards of the Nasdaq National Market), and willingness, ability and availability for service. The Board of Directors is not bound to accept any candidate proposed by a stockholder, and may reject a candidate in its sole discretion. Stockholders may submit proposed candidates to the Corporate Secretary at the above address.

STOCKHOLDER COMMUNICATIONS

Stockholders may communicate with the Company's Directors in care of the Secretary of the Company in writing to Color Imaging, Inc., Attn: Corporate Secretary, 4350 Peachtree Industrial Blvd, Suite 100, Norcross, GA 30071 or via e-mail to van@colorimaging.com. Communication by mail to any or all of the directors in care of the Secretary of the Company will be forwarded to the director(s). E-mails received by the Secretary of the Company for any or all of the Company's Directors will be forwarded by the Secretary of the Company to the director(s). All stockholder messages will be forwarded directly to the Directors specified by the stockholder.

DIRECTOR ATTENDANCE AT STOCKHOLDER MEETINGS

At last year's annual meeting of stockholders, the following directors were in attendance: Jui-Kung Wang, Sueling Wang, Morris E. Van Asperen, Yi-Jen Wang and Jui-Chi Wang. Two directors, Jui-Hung Wang and Richard S. Eiswirth, did not attend the 2004 annual meeting of the stockholders. The board does not have a formal policy on director attendance at stockholder meetings. The Company's stockholder meetings historically have had light attendance, with typically fewer than ten stockholders attending in person. All of the Directors intend to attend the 2005 meeting of the stockholders.

MEETINGS OF THE BOARD OF DIRECTORS

There were four meetings of the Board of Directors during 2004. Each incumbent director who was a director during 2004 attended 75 percent or more of the aggregate of all meetings of the Board of Directors and any committees on which that director served, except Jui-Hung Wang who attended 50% of the meetings.

DIRECTOR COMPENSATION

Each of Color Imaging's non-employee directors receives fees of $1,000 per board meeting physically or telephonically attended and $500 for other meetings of the Board of Directors. Each director who is a member of the Audit Committee receives $500.00 for each meeting of the Audit Committee attended; and in 2005 will receive $1,000 for each Audit Committee meeting attended. In addition, each director is reimbursed for certain out-of-pocket expenses incurred in connection with attendance at board and committee meetings. Each of Color Imaging's non-employee directors, on the date they are first elected or appointed to the board, receives a grant of non-qualified stock options to purchase 25,000 shares of Color Imaging's common stock at the fair market value of the common stock on the date of grant. The directors' options vest in equal annual installments over a five year period. The sole member of the Special Committee of the Board of Directors, appointed January 27, 2005, to investigate strategic alternatives to increase stockholder value, including potential mergers or acquisitions and going private, is paid an additional $5,000 per month in director fees fore these additional duties and responsibilities.

AUDIT COMMITTEE

The Audit Committee engages Color Imaging's independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and any non-audit fees, and reviews the adequacy of Color Imaging's internal accounting controls and financial management practices. Until April 2003 the entire Board of Directors constituted the Audit Committee, and thereafter the Audit Committee consisted of Richard S. Eiswirth, CPA. There were four meetings of the Audit Committee during 2004 with the incumbent member attending 100 percent of all meetings of the Audit Committee.

The  Board  of  Directors  nominates  and  appoints  the  members  of the  Audit
Committee.

NOMINATING AND COMPENSATION COMMITTEES

The Board of Directors acts as the nominating and compensation committees of Color Imaging.

Notwithstanding anything to the contrary that is or may be set forth in any of Color Imaging's filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate Color Imaging filings, including this proxy statement, in whole or in part, the following Reports and the Performance Graph, shall not be incorporated by reference into any such filings.

                           REPORT OF AUDIT COMMITTEE

Since April 2003, Color Imaging had an Audit Committee (the "Committee") composed entirely of non-management directors and the oversight responsibility, authority and specific duties of the Committee have been performed by the Committee in accordance with the Audit Committee Charter of Color Imaging. The members of the Committee, after April 2003, met the independence and experience requirements of the NASD. The Committee met with Lazar Levine & Felix LLP, the independent auditors, and management prior to issuance of Color Imaging's annual report on Form 10-K for the year ending December 31, 2004. The Committee reviewed the charter last amended on October 31, 2002, and determined that further amendments were not needed at that time. The charter, as previously amended, outlines the practices the Committee follows. A copy of the Committee charter, as amended, was attached as Appendix A to the 2003 Proxy Statement.

The Committee recommended to the Board of Directors the engagement of Lazar Levine & Felix LLP as Color Imaging's independent auditors and reviewed with Color Imaging's financial managers and the independent auditors overall audit scope and plans, the results of internal and external audit examinations, evaluations by the auditors of Color Imaging's internal controls, and the quality of Color Imaging's financial reporting.

The Committee has reviewed and discussed with management the audited financial statements in the Annual Report, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. In addressing the quality of management's accounting judgments, members of the Audit Committee asked for management's representations that the audited consolidated financial statements of Color Imaging have been prepared in conformity with generally accepted accounting principles and have expressed to both management and the independent auditors their general preference for conservative policies when a range of accounting options is available.

In its meetings with representatives of Lazar Levine & Felix LLP, the independent auditors, the Committee asks them to address, and discuss their responses to, several questions that the Committee believes are particularly relevant to its oversight. These questions include:

     o Are there any significant accounting judgments made by management in preparing the financial statements that would have been made differently had the independent auditors themselves prepared and been responsible for the financial statements?

     o Based on the independent auditors' experience and their knowledge of Color Imaging, do Color Imaging's financial statements fairly present to investors, with clarity and completeness, Color Imaging's financial position and performance for the reporting period in accordance with generally accepted accounting principles and SEC disclosure requirements?

     o Based on the independent auditors' experience and their knowledge of Color Imaging, has Color Imaging implemented internal controls and internal audit procedures that are appropriate for Color Imaging?

The  Committee   believes  that  by  thus  focusing  its  discussions  with  the independent auditors, it can promote a meaningful dialogue that provides a basis for its oversight judgments.

The Committee discussed with Lazar Levine & Felix LLP, the independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by the Auditing Standards Board of the American Institute of Certified Public Accountants. The Committee also received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit committees, by the Independence Standards Board, and have discussed the auditors' independence.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. The Committee, in its oversight role, necessarily relies on the work and assurances of Color Imaging's management, which has the primary responsibility for financial statements and reports, and of the independent auditors, who, in their report, express an opinion on the conformity of Color Imaging's annual financial statements to generally accepted accounting principles.

In reliance on these reviews and discussions, and the report of Lazar Levine & Felix LLP, the independent auditors, the Audit Committee recommended to the Board of Directors, and the board approved, that the audited financial statements be included in Color Imaging's Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission.

FEES PAID TO COLOR IMAGING'S INDEPENDENT AUDITORS

Color Imaging incurred the following aggregated fees for professional services performed by Lazar Levine & Felix LLP for audit fees, including our annual financial statements and limited reviews of financial statements included in Forms 10-Q, audit related professional fees for assurance and related services that have not been reported as audit fees, tax services and the filing of Federal and state income tax returns and professional services in connection with Color Imaging's registration statements on Form S-8, during 2004, and Form SB-2, during 2003 and 2002:

PROFESSIONAL SERVICES              2004           2003         2002
---------------------           ---------      ---------     ---------
Audit Fees                      $ 85,339       $ 78,171      $ 91,717
Audit-Related Fees                     0              0             0
Tax Fees                          14,775         15,000        12,000
All Other Fees                       500          4,895        19,236
                                ---------      ---------     ---------
Total Fees                      $100,614       $ 98,066      $122,953
                                =========      =========     =========

The Audit Committee has determined that the payments made to its independent accountants for non-audit services for 2004, 2003 and 2002 are compatible with maintaining such auditors' independence.

AUDIT COMMITTEE'S PRE-APPROVAL POLICES AND PROCEDURES

The Committee has the sole authority to appoint or replace, compensate, and oversee the work of any independent auditor, who must be, when required, a registered firm as defined by law, whose purpose is the preparation or issuance of an audit report or related work. The independent auditor's reports and other communications are to be delivered directly to the Committee, and the Committee is responsible for the resolution of disagreements between management and the independent auditor regarding financial reporting.

The Committee pre-approves all audit and non-audit services and all engagement fees and terms in connection therewith, except as otherwise permitted by regulation or the exchange.

The fees for professional services other than Audit Fees, in aggregate, for 2004, 2003 and 2002, approved by the Committee, were approximately $15,325, $19,895 and $31,236. All of the hours expended on the principal accountant's engagement to audit the financial statements of Color Imaging for the years 2004, 2003 and 2002 were attributable to work performed by full-time, permanent employees of the principal accountant.

Management is responsible for planning Color Imaging's financial reporting process and compliance of the consolidated financial statements with generally accepted accounting principles. Color Imaging's independent auditors are responsible for auditing those financial statements. The Audit Committee necessarily must rely, without independent verification, on (a) management's representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America, and (b) on the representations of the independent auditors included in their report on Color Imaging's financial statements.


                                AUDIT COMMITTEE:

                               Richard S. Eiswirth
                                FEBRUARY 18, 2005

                      REPORT OF THE BOARD OF DIRECTORS ON
                             EXECUTIVE COMPENSATION

OVERVIEW

During the year ended 2004, the Board of Directors held primary responsibility for determining the compensation for Jui-Kung Wang, Chairman of the board and Chief Executive Officer (principal executive officer), Sueling Wang, Vice Chairman of the board and President, Morris E. Van Asperen, Director and Executive Vice President, Chief Financial Officer, principal accounting and financial officer and Secretary and Patrick J. Wilson, Senior Vice President Marketing and Sales (hired April 1, 2004), and the stock based incentives for all the Named Executives. The compensation committee is comprised of Color Imaging's Board of Directors over whose name this report is also presented.

Color Imaging is engaged in a highly competitive industry. The actions of the executive officers have a profound impact on the short-term and long-term profitability of Color Imaging; therefore, the design of the executive officer compensation package is very important. In order to retain key employees, Color Imaging has an executive compensation package that is driven by an increase in stockholder value, the overall performance of Color Imaging, and the individual performance of the executive. The measures of Color Imaging's performance include revenue growth, pretax profit achievement, and pretax profit improvement over the past year.

Pursuant to the above compensation philosophy, the three main components of the executive compensation package are base salary, a cash incentive plan (discretionary bonus or commission based program), and stock-based incentive plans.

BASE SALARY

The factors subjectively used in determining base salary include the recent profit performance of Color Imaging, the magnitude of responsibilities, the scope of the position, individual and overall departmental performance improvements, and the salary received by peers in similar positions in the same geographic area. These factors are not used in any specific formula or weighting. The salaries of the Named Executives are reviewed annually. Further, in connection with the appointment of the Senior Vice President Marketing and Sales on April 1, 2004 at a base salary of $150,000 without a commission program, and the responsibilities of the Executive Vice President was reassessed and his compensation package was restructured, reducing his base salary from $150,000 to $120,000. Increases in base salary of the President is set at a minimum of 5% per annum pursuant to his employment agreement. However, for the year ended 2004, the President received no increase to his base salary and his salary remains at the reduced amount of $120,000. The base salaries, commissions, bonuses and other compensation received by the Named Executives for the year ended December 31, 2004, were summarized for and reviewed by the Committee.

CASH BASED INCENTIVE PLANS

Other than commissions based on the achievement of certain sales objectives paid to the Executive Vice President to whom it is applicable, Color Imaging does not have an annual cash based incentive compensation package for the Named Executives, and instead Color Imaging utilizes discretionary annual bonuses based upon performance objectives for the ensuing fiscal year. The Named Executives participate in a performance bonus plan designed to encourage achievement of short-term objectives. The plan's payouts are subjectively based on net income, budget objectives, and other individual specific performance objectives. The specific performance objectives relate to each executive improving the contribution of his functional area of responsibility to further enhance the earnings of Color Imaging. These performance objectives and incentive packages are then reviewed by the Board of Directors and either accepted, amended, or modified. There was, as a result, a discretionary bonus was paid at the end of 2004 to the Named Executives as follows:

        NAMED EXECUTIVE                                   BONUS AMOUNT
       --------------------------------------------      --------------

        Wang, Jui-Kung, Chairman/CEO                        $ 4,200
        Wang, Sueling, President, Director                  $ 4,000
        Van Asperen, Morris E., EVP/CFO, Director           $ 3,500
        Wilson, Patrick J., SrVP, Marketing & Sales         $ 3,000

STOCK BASED INCENTIVE PLANS

During the fiscal year 2004, the Senior Vice President Marketing and Sales, effective with his employment by Color Imaging on April 1, 2004, was granted options to purchase 100,000 shares of Color Imaging's common stock at an exercise price of $0.73 per share, with 25% vesting immediately and 25% vesting upon each anniversary date of the grant thereafter and expiring 5 years from the respective date of vesting.

On May 18, 2004, the other Named Executives and longer service non-employee directors were granted options to purchase Color Imaging's common stock at an exercise price of $0.54 as follows:

        NAMED EXECUTIVE                                      SHARES
        ------------------------------------------         -----------

        Wang, Jui-Kung, Chairman/CEO                         25,000
        Wang, Sueling, President, Director                  100,000
        Van Asperen, Morris E., EVP/CFO, Director           100,000
        Wang, Jui-Hung, Director                             25,000
        Wang, Jui-Chi, Director                              25,000

Fifty percent of the options vested immediately and the remainder vested equally upon each of the next two anniversaries of the grant and expire 5 years from the respective date of vesting.

On April 1, 2004, upon his employment by Color Imaging as Senior Vice President, Marketing and Sales, Mr. Wilson was granted an option to purchase 100,000 shares of Color Imaging's common stock at an exercise price of $0.73 per share. 20% vested immediately and the remainder vested equally upon each of the next four anniversaries of the grand and expire five years from their respective date of vesting.

The grant of awards is purely discretionary and are not based on any specific formula and may or may not be granted in any given fiscal year. The Board of Directors gives consideration to the overall performance of Color Imaging and the performance and contributions of the individual grantees.

CHIEF EXECUTIVE OFFICER COMPENSATION

Color Imaging's principal executive officer's compensation is determined by the Board of Directors. For year ended 2004, the duties of the principal executive officer were performed by Jui-Kung Wang. The cash compensation of Jui-Kung Wang, Chairman and Chief Executive Officer, was $102,008, including the $4,200 cash based incentive compensation (bonus). This represents the total compensation for Jui-Kung Wang, no portion of which was in stock based incentive plans, while payments on his behalf for benefits and other perquisites (other compensation) bring the total to $120,361 for 2004. The Chief Executive's compensation is based upon the long-term growth in net income, stockholder value improvements and the Chief Executive Officer's individual performance. The decision of the Board of Directors is subjective and is not based upon any specific formula or guidelines. The Chief Executive Officer does not consult with the board when his compensation is determined and voluntarily accepts amendments to his employment agreement, if applicable, as required.


                             COMPENSATION COMMITTEE

                                  Jui-Kung Wang
                                  Sueling Wang
                              Morris E. Van Asperen
                                  Jui-Hung Wang
                                  Jui-Chi Wang
                                   Yi-Jen Wang
                               Richard S. Eiswirth

                                JANUARY 27, 2005

                             EXECUTIVE COMPENSATION

The following Summary Compensation Table sets forth the compensation earned by our chief executive officer and the three other most highly compensated executive officers who were serving as such as of December 31, 2004, 2003 and 2002 (collectively, the Named Executive Officers), whose aggregate compensation for fiscal years 2004, 2003 and 2002 exceeded $100,000 for services rendered in all capacities to Color Imaging and its subsidiaries for that fiscal year.


                                                     Annual Compensation              Long Term Compensation
                                      ----------------------------------------------  ----------------------
                                                               Other Annual       Securities
                                                               Compensation        Underlying            All Other
Name and Principal Position    Year    Salary ($)  Bonus ($)      ($)(1)         Options/SARS(#)       Compensation
---------------------------  -------- ----------- -----------  ------------     -----------------     --------------
Jui-Kung Wang (2)              2004       97,808     4,200        18,354              25,000                --
Chief Executive Officer        2003       29,908      --           6,501                --                  --
                               2002         N/A       --           1,000                --                  --

Dr. Sueling Wang (3)           2004      115,500     4,000        12,841             100,000                --
President                      2003      136,826   140,000         4,203                --                  --
                               2002      158,439      --          38,736                --                  --


Morris E. Van Asperen (4)      2004      152,589     3,500         7,082              100,000               --
Executive Vice President,      2003      162,001      --           9,204                --                  --
Chief Financial Officer &      2002      151,200      --          14,353                --                  --
Secretary

Patrick J. Wilson (5)
Senior Vice President          2004      110,769     3,000        69,426              100,000               --
                               2003                   --                                                    --
                               2002                   --                                                    --

(1) For named executive officers the amount reported represents the cost of group insurance benefits, Color Imaging's matching contribution to the 401(k) plan for the officer, other life insurance policies maintained for him, and other compensation as further described in the notes for each officer, respectively.

(2) Mr. Wang was employed by Color Imaging on August 15, 2003, and other annual compensation included the personal benefit of his use of a company automobile of $10,273 and $4,442 during 2004 and 2003, respectively, and $5,342 for the personal use of a corporate apartment. Also included in other annual compensation are the fees paid to the named executive officer while he was an outside director which were $0, $ 2,000 and $1,000 during 2004, 2003 and 2002, respectively. The options were granted by action of the board on May 18, 2004, with 50% vesting immediately and the remainder vesting equally upon the next two anniversary dates of the grant, expiring 5 years from their respective date of vesting.

(3) Other annual compensation includes the personal benefit of his use of a company automobile of $5,000 and $1,358 during 2004 and 2003, respectively and split dollar life insurance premiums of $0, $660 and $16,773 during 2004, 2003 and 2002, respectively. During 2003 the officer repaid the loan due to the Color Imaging in connection with the split dollar life insurance policy and the collateral assignment of the policy was released by Color Imaging and the plan between Color Imaging and the officer was terminated. Options granted by action of the board on May 18, 2004. 50% vested immediately and the balance vest equally upon each of the next two anniversary dates of the grant. The options expire five years after their respective vesting date(s).

(4) Other annual compensation includes, by agreement, the reimbursement for a supplemental life insurance policy for the benefit of the officer. The life insurance premiums reimbursed or paid by Color Imaging in 2004, 2003 and 2002 were $0, $5,525, and $6,446, respectively. In 2003 the officer voluntarily terminated the life insurance reimbursement program previously funded by Color Imaging; and, subsequently, the officer's employment agreement was modified to delete the provision of the additional life insurance benefit. Options granted by action of the board on May 18, 2004. 50% vested immediately and the balance vest equally the next two anniversary dates of the grant. The options expire five years after their respective vesting date(s).

(5) Other annual compensation includes payments made to the officer prior to his employment by Color Imaging under the consulting agreement between the officer and the Color Imaging. Options granted by action of the board upon the employment of the officer on April 1, 2004. 20% vested immediately and the balance vest equally upon each of the next four anniversary dates of the grant. The options expire five years after their respective vesting date(s).

OPTION GRANTS TABLE

Options granted the Named Executive Officers during the year ended December 31, 2004 were:

----------------------------------------------------------------------------------------------------------------------------
                                             Percent of                                      Potential realizable value at
                             Number of          total                                        assume annual rate of stock
                             securities      options/SARS                                    price appreciation for the
                             underlying        granted         Exercise or                   option term
                            Options/SARS     employees in       base price     Expiration
          Name                  (#)         fiscal year (%)      ($/Share)        date       5% ($) (f)  10% ($) (g)
------------------------   --------------   ---------------   -------------- --------------  ----------- ----------- -------
Jui-Kung Wang (2)              25,000            5.4%            $0.54          05/18/11          8,490         21,516
Chief Executive Officer

Dr. Sueling Wang (3)          100,000           21.5%            $0.54          05/18/11         33,960         86,082
President

Morris E. Van Asperen
Executive Vice
President, Chief
Financial Officer             100,000           21.5%            $0.54          05/18/11         33,960         86,082
& Secretary

Patrick J, Wilson             100,000           21.5%            $0.77          04/01/13         48,425        122,718
Senior Vice President

OPTION EXERCISES AND YEAR-END VALUE TABLE

None of the Named Executive Officers exercised stock options during 2004. The following table sets forth certain information regarding unexercised options held at year-end by each of the Named Executive Officers.


   AGGREGATED OPTION EXERCISES IN 2004 AND OPTION VALUES AT DECEMBER 31, 2004


                                                          NUMBER OF SECURITIES
                                                         UNDERLYING UNEXERCISED
                            SHARES                              OPTIONS
                           ACQUIRED       VALUE     -------------------------------
NAME                     ON EXERCISE     REALIZED     EXERCISABLE     UNEXERCISABLE
----------------------   ------------   ----------   -------------   ---------------
Jui-Kung Wang                 0             0           22,500           27,500

Sueling Wang                  0             0          350,000           50,000

Morris E. Van Asperen         0             0          350,000           50,000

Patrick J. Wilson             0             0           25,000           75,000

Based on the closing price of our common stock of $0.52 on December 31, 2004, no unexercised options were in the money for the Named Executive Officers.

EMPLOYMENT AGREEMENTS

On June 28 and August 1, 2000, Color Imaging entered into employment agreements with its President and Executive Vice President. Each of the employment agreements has a 5-year term. Color Imaging is obligated to pay the President an annual salary of $150,000 with a guaranteed increase of 5% per annum over the term of the agreement. Color Imaging is obligated to pay the Executive Vice President an annual salary of $144,000 with a guaranteed increase of 5% over the term of his agreement. Each employee may terminate the agreement upon 6 months notice to Color Imaging. Color Imaging may terminate each employee upon 6 months notice by Color Imaging; provided, however, that Color Imaging is obligated to pay to the employee his annual base salary, commissions or bonuses earned, and benefits for a period of 12 months after the date of such notice.

Each of the officers voluntarily waived the annual increases to their salaries that would have otherwise been payable upon the second anniversary of their respective contracts. The President and Executive Vice President voluntarily agreed to accept reduced annual increases upon the third anniversary of their respective agreements in the amount of 2.5%. On July 14, 2003, the Executive Vice President's employment agreement was modified, giving him the additional duties of marketing and sales, provide for commissions, a reduced base salary of

$78,000 per annum and deleting the provision providing for a minimum 5% annual salary increase. On October 1, 2003, the Executive Vice President's employment agreement was again amended to return his base salary to its former level of $151,200 and his commission program on certain sales of Color Imaging was modified. On April 19, 2004, the Executive Vice President's employment agreement was again amended, reducing his base salary to $120,000 and providing for a commission or certain sales of Color Imaging.

The employment agreements with the above named officers also commit Color Imaging to purchasing, for their benefit, certain life insurance plans. Color Imaging pays the premiums and is the collateral assignee of four split dollar life insurance policies owned by the President. Pursuant to the policies, Color Imaging will, upon his death or earlier liquidation of each such policy, be entitled to the refund of all premium payments made by Color Imaging on the policies, and the balance of the proceeds will be paid to the President's designated beneficiaries. During 2003 the President repaid the loan due Color Imaging in connection with the split dollar life insurance policies, Color Imaging then released its collateral assignment of the policies and is no longer required to pay any premiums in connection with the four policies. The split dollar life insurance premiums paid by Color Imaging during 2004, 2003 and 2002 were $0, $660, $15,773, respectively. The amount due from its President in connection with these life insurance policies at the years ended December 31, 2004, 2003 and 2002 was $0, $0 and $134,877, respectively. Color Imaging paid or reimbursed the Executive Vice President for such supplemental life insurance plans $0, $5,525 and $6,446 during 2004, 2003 and 2002, respectively. On July 14, 2003, the Executive Vice President's employment agreement was amended to delete the provision requiring Color Imaging to pay or reimburse premiums in connection with his supplemental life insurance policy.

On April 1, 2004, the Company hired and entered into a two year employment agreement with the Senior Vice President of Marketing and Sales, providing the employee with an annual salary of $150,000, the lesser of three months severance or the remainder of the term of the agreement if terminated by the Company without cause and granting the employee options to purchase 100,000 shares of the Company's common stock.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The entire Board of Directors of the Company serves as the Compensation Committee of the Company. Directors Jui-Hung Wang, Jui-Kung Wang, Jui-Chi Wang, are owners in and Chairman, Auditor and President, respectively, of General Plastic Industrial Co., LTD (GPI), a Taiwanese manufacturer of all in one and injection molded cartridges and accessories for copiers and laser printers. For the twelve months ended December 31, 2004, 2003 and 2002 we purchased $4,028,303, $2,091,785 and $2,148,279, respectively, of all in one and injected molded products from GPI.

On March 6, 2003, Color Imaging received from Chi Fu Investment Co Ltd $6,075,000 of subscription proceeds for the public sale of 4,500,000 of our common shares at a price of $1.35 per share in our offering on Form SB-2 filed with the Securities and Exchange Commission. Chi Fu Investment Co Ltd is a wholly owned subsidiary of our affiliate General Plastic Industrial Co., Ltd, and as of December 31, 2004 our directors Jui-Hung Wang, Jui-Chi Wang and Jui-Kung Wang each own 8.03%, 8.39% and 1.84%, respectively, of General Plastic Industrial Co., Ltd.

On June 1, 2003, Color Imaging entered into a Marketing and Licensing Agreement (refer to Exhibit 10.14 filed with Form 10-Q on October 28, 2003) with its affiliate General Plastic Industrial Co Ltd. Per the Marketing and Licensing
Agreement General Plastic Industrial Co Ltd agrees to indemnify and hold harmless Color Imaging for any costs and expense arising from any defective licensed product, and/or any recalled licensed product including litigation arising therefrom. In addition, General Plastic Industrial Co Ltd agrees to credit Color Imaging for product cost, shipping and related expenses arising from any defective licensed product, and/or any recalled licensed product. On November 15, 2004 the Marketing and License Agreement was amended and replaced in its entirety effective April 1, 2004, and it is filed with our Annual Report on Form 10-K as Exhibit 10.13. For the periods ended December 31, 2004, 2003 and 2002, the Company paid its affiliate royalties under the Marketing and Licensing Agreement of $86,073, $0 and $0, respectively.


                               PERFORMANCE GRAPH

Set forth below is a line graph presentation comparing the cumulative stockholder return on the Color Imaging's common stock (OTC: CIMG), on an indexed basis, against cumulative total returns of the Nasdaq Stock Market (U.S. Companies) Index and the Special Chemicals Index, which is composed of 68 companies which operate in the specialty chemical industry, the industry in which the financial community has categorized Color Imaging. A list of the companies included in this index will be furnished by Color Imaging to any stockholder upon written request of the Corporate Secretary. The graph assumes that the value of the investment in the common stock in each index was $100 on

December 31, 1999 and any dividends were reinvested. The Performance Graph shows total return on investment for the period beginning December 31, 1999 through December 31, 2004.

Note: Management cautions that the stock price performance information shown in the graph below may not be indicative of current stock price levels or future stock price performance.




                                [graph omitted]



The performance graph was plotted using the following table:

                                   1999       2000       2001       2002       2003       2004
                                 --------   --------   --------   --------   --------   --------
     COLOR IMAGING, INC.          100.00     210.66     242.95      94.04      54.86      40.75

     SPECIAL CHEMICALS INDEX      100.00      98.51     105.93      87.98     113.24     157.58

     NASDAQ MARKET INDEX          100.00      62.85      50.10      34.95      52.55      56.97

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Directors, Jui-Hung Wang, Jui-Kung Wang, Sueling Wang and Jui-Chi Wang, own Kings Brothers, LLC, the landlord from which the Company leases its Norcross, Georgia, plant. The real property lease agreement between the Company and Kings Brothers, LLC, was entered into on April 1, 1999, and was amended on February 5, 2003, extending the expiration date from March 31, 2009 to March 31, 2013. The rental payments for 2004, 2003 and 2002 were $544,728, $531,444 and $518,484, respectively.

On June 1, 1999, the Development Authority of Gwinnett County (the Authority), issued $4,100,000 of industrial development revenue bonds on behalf of the Company and Kings Brothers LLC. The 3.07%, inclusive of the 1% letter of credit fee annually, revenue bonds as of December 31, 2004, are payable in varying annual principal and monthly interest payments through July 2019. The bond is secured by all the assets of the Company and by real property owned by Kings Brothers LLC. The bonds along with the line of credit and term loan are held by two related financial institutions.

A loan agreement between the Authority and the Company and Kings Brothers LLC allows funds to effectively pass through the Authority to the Company. The majority of the proceeds, $3,125,872, were used by the Company to purchase and install certain manufacturing equipment, while $974,128 was used by Kings Brothers LLC to pay down the mortgage on the real property leased to the Company. The Company and Kings Brothers LLC are jointly obligated to repay any outstanding debt. Under the Joint Debtor Agreement of June 28, 2000, between the Company and Kings Brothers LLC, each has agreed to be responsible to the other for their share of the bond obligations and that any party causing an act of default shall be responsible for 100% of the bond obligations. The amount for which Kings Brothers LLC is responsible to the Company is reflected in current and other assets of the Company. Kings Brothers LLC amounts owed to the Authority are secured by a lien on the real property leased by the Company and by personal guarantee of the managing member of Kings Brothers LLC. At this time, the Company believes that the Kings Brothers LLC portion of the bond is fully collectible. As of December 31, 2004, the bond principal outstanding was $2,725,000 and the portion due from Kings Brothers LLC was $647,428.

Directors Jui-Hung Wang, Jui-Kung Wang, Jui-Chi Wang, are owners in and Chairman, Auditor and President, respectively, of General Plastic Industrial Co., LTD (GPI), a Taiwanese manufacturer of injection molded cartridges and accessories for copiers and laser printers. For the twelve months ended December 31, 2004, 2003 and 2002 we purchased $4,028,303, $2,091,785 and $2,148,279, respectively, of injected molded products from GPI.

On March 14, 2002, the Company borrowed $500,000 from director, Sueling Wang, on an unsecured basis. The interest rate on the loan was 12% per annum, matured on March 14, 2003 and is evidenced in writing. On September 2, 2002, the note was modified to extend the term to March 1, 2005, provide for a $100,000 principal payment, decreased the interest rate to 6% per annum, provided for interest only payments through February 28, 2003, and 24 monthly payments of principal and interest beginning on April 1, 2003, in the amount of $17,735.67. The Company borrowed the $500,000 to meet a supplier commitment for product. Interest paid Sueling Wang on the note for the years ended December 31, 2004, 2003 and 2002 was $3,607, $14,641 and $36,296, respectively. As of December 31, 2004, 2003 and
2002,   the   principal   outstanding   was  $15,000,   $105,000  and  $400,000,
respectively. The loan was repaid in full in February 2005.

On August 21, 2002, the Company borrowed $100,000 from director, Jui-Chi Wang, on an unsecured basis. The loan bears interest at the rate of 6% per annum, matures on March 1, 2005 and is evidenced in writing. The Company borrowed this amount in order to repay $100,000 borrowed from director Sueling Wang on March 14, 2002. The note is interest only through February 28, 2003, and then is fully amortizing over 24 months with principal and interest payments payable monthly beginning April 1, 2003 in the amount of $4,434. As of December 31, 2004, 2003 and 2002, the interest accrued and paid on the note was $2,203, $ 5,115 and $2,170, respectively. As of December 31, 2004, 2003 and 2002 the outstanding principal balance on the note was $8,803, $59,806 and $100,000, respectively. The loan was repaid in full in February 2005.

On August 21 and September 2, 2002, the Company borrowed $200,000 and $300,000, respectively, from director, Jui-Hung Wang, on an unsecured basis. The loan bears interest at the rate of 6% per annum, matures on March 1, 2005 and is evidenced in writing. The Company borrowed this amount in order to make a principal payment due on its industrial development bond in the approximate amount of $255,000, for the acquisition of capital equipment in the approximate of $125,000 and for general corporate purposes. The note is interest only through February 28, 2003, and then is fully amortizing over 24 months with principal and interest payments payable monthly beginning April 1, 2003 in the amount of $22,169.60. As of December 31, 2004, 2003 and 2002, interest accrued and paid on the note was $11,017, $ 25,577 and $10,259, respectively. As of December 31, 2004, 2003 and 2002, the principal outstanding was $44,013,
$299,032  and  $500,000,  respectively.  The loan was repaid in full in February
2005.

We believe that the terms of the loans and borrowings from affiliates were on terms more favorable than were otherwise available from third parties.

On March 6, 2003, the Company received from Chi Fu Investment Co Ltd $6,075,000 of subscription proceeds for the public sale of 4,500,000 of its common shares at a price of $1.35 per share in its offering on Form SB-2 filed with the Securities and Exchange Commission. Chi Fu Investment Co Ltd is a wholly owned subsidiary of the Company's affiliate, General Plastic Industrial Co., Ltd, and as of December 31, 2004, Company directors Jui-Hung Wang, Jui-Chi Wang and
Jui-Kung Wang each owned 8.03%, 8.39% and 1.84%, respectively, of General Plastic Industrial Co., Ltd.

On June 1, 2003, Color Imaging entered into a Marketing and Licensing Agreement (refer to Exhibit 10.14 filed with Form 10-Q on October 28, 2003) with its affiliate General Plastic Industrial Co Ltd, which was amended and restated on November 15, 2004, effective April 1, 2004. Per the Marketing and Licensing Agreement General Plastic Industrial Co Ltd agrees to indemnify and hold harmless Color Imaging for any costs and expense arising from any defective licensed product, and/or any recalled licensed product including litigation arising therefrom. Further General Plastic Industrial Co Ltd agrees to credit Color Imaging for product cost, shipping and related expenses arising from any defective licensed product, and/or any recalled licensed product. For the periods ended December 31, 2004, 2003 and 2002, the Company paid its affiliate royalties under the Marketing and Licensing Agreement of $86,073, $0 and $0, respectively.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to Color Imaging with respect to the beneficial ownership of Color Imaging's common stock as of June 10, 2005 by:

     o each stockholder known by Color Imaging to own beneficially more than 5% of Color Imaging's common stock;

     o    each Named Executive Officer;

     o    each of Color Imaging's directors; and

     o    all directors and executive officers as a group.

Except as otherwise indicated in the footnotes, Color Imaging believes that the beneficial owners of the common stock listed below, have sole voting power and investment power with respect to such shares of common stock indicated. In computing the number of shares beneficially owned by a person and the percent ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days of the date of this report are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percent ownership of any other person.


                                                                PERCENTAGE OF
NAME OF BENEFICIAL OWNER                  NO. OF SHARES          OWNERSHIP(1)
----------------------------------     -------------------    ------------------
Sueling Wang (2)                            1,811,551                 13.9%
Morris E. Van Asperen (3)                     505,906                  3.9%
Jui-Chi Wang (4)(5)                         5,508,200                 43.2%
Jui-Hung Wang (5)(6)                        5,237,928                 41.1%
Jui-Kung Wang (5)(7)                        4,844,959                 38.1%
Patrick J. Wilson (8)                          52,000                    *
Yi-Jen Wang                                    40,000                    *
Richard S. Eiswirth (9)                        10,000                    *
Chi Fu Investment Co Ltd  (5)               4,500,000                 35.4%
General Plastic Industrial Co., Ltd (5)     4,500,000                 35.4%
Executive officers and directors
  as a group (8 persons) (10)               9,010,544                 66.2%
----------------
  * Less than 1%

(1) Percentage of ownership is calculated as required by Commission Rule 13d-3(d)(1). The table above includes the number of shares underlying options and warrants which are exercisable within 60 days after the date of this report.
(2) Includes: (a) 330,000 shares owned by Sueling Wang's four children, (b) 141,204 shares owned by Yik-Li Sih, Sueling Wang's wife, in which Dr. Wang may be deemed to have pecuniary interest. Dr. Wang disclaims beneficial ownership of such 471,204 shares. Also includes 375,000 shares subject to options that are currently exercisable.
(3)   Includes 375,000 shares subject to options that are currently exercisable.
(4)  Includes 43,750 shares subject to options that are currently exercisable.
(5) Includes 4,500,000 shares held by Chi Fu Investment Co Ltd ("CFI"). CFI is a wholly owned subsidiary of General Plastic Industrial Co., Ltd ("GPI"). Jui-Hung Wang, Jui-Chi Wang and Jui-Kung Wang own 8.03%, 8.39% and 1.84%, respectively, of the outstanding common stock of GPI as of December 31, 2004. Each of Messrs. Wang disclaims beneficial ownership of the shares held by CFI except to the extent of his pecuniary interest.
(6)   Includes 38,750 shares subject to options that are currently  exercisable.
(7) Includes 28,750 shares subject to options that are currently exercisable.
(8) Includes 40,000 shares subject to options that are currently exercisable.
(9) Includes 10,000 shares subject to options that are currently exercisable.
(10) Includes 921,250 shares subject to options that are currently exercisable.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of the Board of Directors, certain executive officers of Color Imaging and persons who hold more than 10% of Color Imaging's outstanding common stock are subject to the reporting requirements of Section 16(a) of the Exchange Act, which require them to file reports with respect to their ownership of common stock and their transactions in common, stock. Based upon the copies of
Section 16(a) reports that the Color Imaging received from such persons for their 2004 fiscal year transactions in the common stock and their common stock holdings, Color Imaging believes that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by its executive officers, board members and greater than ten-percent stockholders, excepting the late filing of (a) one late Form 4 filed on August 23, 2004, by Patrick J. Wilson disclosing the purchase of 6,000 shares of our common stock, and (b) the late filing of one Form 4 each by directors Jui-Kung Wang, Sueling Wang, Jui-Chi Wang, Jui-Hung Wang and Morris E. Van Asperen reflecting one exempt option grant.


            PROPOSAL NO. 3 - RATIFICATION OF INDEPENDENT ACCOUNTANTS

The Board of Directors has selected Lazar Levine & Felix LLP as Color Imaging's independent accountants for the year ending December 31, 2005, and has further directed that management submit the selection of independent accountants for ratification by the stockholders at the annual meeting. Lazar Levine & Felix LLP has no financial interest in Color Imaging and neither it nor any member or employee of the firm has had any connection with Color Imaging in the capacity of promoter, underwriter, voting trustee, director, officer or employee. The Delaware General Corporation Law does not require the ratification of the selection of independent accountants by Color Imaging's stockholders, but in view of the importance of the financial statements to the stockholders, the Board of Directors deems it advisable that the stockholders pass upon such selection. A representative of Lazar Levine & Felix LLP is not expected to be present at the annual meeting.

In the event the stockholders fail to ratify the selection of Lazar Levine & Felix LLP, the Audit Committee will reconsider whether or not to retain the firm. Even if the selection is ratified, the Audit Committee and the Board of Directors in their discretion may direct the appointment of a different independent accounting firm at any time during the year if they determine that such a change would be in the best interests of Color Imaging and its stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL.


                                 OTHER BUSINESS

Color Imaging does not know of any other business to be presented to the annual meeting and does not intend to bring any other matters before such meeting. If any other matters properly do come before the annual meeting, however, the persons named in the accompanying Proxy are empowered, in the absence of contrary instructions, to vote according to their best judgment.

                             STOCKHOLDER PROPOSALS


We do not currently expect to hold a 2006 annual meeting of stockholders, because upon completion of the Stock Splits, we would no longer have public stockholders or any public participation in our stockholder meetings. If the Stock Splits proposal is not completed, we will hold a 2006 annual meeting of stockholders. Appropriate proposals of stockholders intended to be presented at Color Imaging's 2006 Annual Meeting of Stockholders pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), must be received by Color Imaging by April 26, 2006 for inclusion in its proxy statement and form of proxy relating to that meeting. In addition, all stockholder proposals submitted outside of the stockholder proposal rules promulgated pursuant to Rule 14a-8 under the Exchange Act must be received by Color Imaging by July 5, 2006 in order to be considered timely. If such stockholder proposals are not timely received, proxy holders will have discretionary voting authority with regard to any such stockholder proposals that may come before the 2006 Annual Meeting.



                             AVAILABLE INFORMATION

The Stock Splits will constitute a "going-private" transaction for purposes of Rule 13e-3 of the Exchange Act. As a result, Color Imaging has filed the
Schedule 13E-3 which contains additional information about Color Imaging. Copies of the Schedule 13E-3 are available for inspection and copying at Color Imaging's principal executive offices during regular business hours by any interested stockholder of Color Imaging, or a representative who has been so designated in writing, and may be inspected and copied, or obtained by mail, by written request addressed to Color Imaging, Inc., 4350 Peachtree Industrial Blvd, Suite 100, Norcross, GA 30071.

Color Imaging is currently subject to the information requirements of the Exchange Act and files periodic reports, proxy statements and other information with the SEC relating to its business, financial and other matters. Copies of such reports, proxy statements and other information, as well as the Schedule 13E-3, may be copied (at prescribed rates) at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. For further information concerning the SEC's public reference rooms, you may call the SEC at 1-800-SEC-0330. Some of this information may also be accessed on the World Wide Web through the SEC's internet address at "www.sec.gov."

Color Imaging maintains on its website, www.colorimaging.com, recent filings on SEC Form 10-Q/K and 8-K, and these may be viewed or downloaded without charge from our website.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

In our filings with the SEC, information is sometimes incorporated by reference. This means that we are referring you to information that we have filed separately with the SEC. The information incorporated by reference should be considered part of this Proxy Statement, except for any information superseded by information contained directly in this Proxy Statement.

This Proxy Statement incorporates by reference the following documents that we have previously filed with the SEC. They contain important information about Color Imaging and its financial condition.

     o Our Annual Report on Form 10-K for the year ended December 31, 2004, as amended by Form 10-K/A;


     o    Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005;


     o    Our Current Report on Form 8-K filed on March 15, 2005; and

     o    Our Current Report on Form 8-K filed on April 19, 2005.

We also incorporate by reference any additional documents that we may file with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this Proxy Statement and the date of the Annual Meeting.


Stockholders should not rely on information other than that contained or incorporated by reference in this proxy statement (including its appendices). Color Imaging has not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated August __, 2005. No assumption should be made that the information contained in this proxy statement is accurate as of any other date, and the mailing or delivery of this proxy statement will not create any implication to the contrary.

We will provide, without charge, upon the written or oral request of any person to whom this Proxy Statement is delivered, by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all information that has been incorporated by reference, without exhibits unless such exhibits are also incorporated by reference in this Proxy Statement. You may obtain a copy of these documents and any amendments thereto by written request addressed to Color Imaging, Inc., 4350 Peachtree Industrial Blvd, Suite 100, Norcross, GA 30071. Copies of Color Imaging's Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the periods ended December 31, 2004 and March 31, 2005, may also be viewed and or downloaded from our website without charge at www.colorimaging.com.


ANNUAL REPORT ON FORM 10-K

A copy of Color Imaging's Annual Report on Form 10-K, as amended, for the calendar year ended December 31, 2004 is being mailed to stockholders with this proxy statement.

                       BY ORDER OF THE BOARD OF DIRECTORS


                           /s/ MORRIS E. VAN ASPEREN
                           Morris E. Van Asperen
                           Secretary



Norcross, Georgia
August __, 2005


Please Complete, Date, And Sign The Enclosed Proxy Card And Return It Promptly In The Enclosed Reply Envelope. No Postage Is Required If Mailed In The United States.

                                   EXHIBIT A
                                   ---------

                           CBIZ VALUATION GROUP, LLC
                          780 JOHNSON FERRY ROAD, N.E.
                                   SUITE 600
                               ATLANTA, GA 30342
                       (404) 257-2298 (404) 497-9155 FAX


                          PRIVILEGED AND CONFIDENTIAL


May 2, 2005

Mr. Richard Eiswirth
Chairman of the Special Committee of the Board of Directors of
  Color Imaging, Inc.
4350 Peachtree Industrial Boulevard, Suite 100
Norcross, Georgia 30071

Dear Mr. Eiswirth:

We understand that Color Imaging, Inc., (the "Company"), is contemplating a "going private" transaction by implementing a reverse stock split at one of the following ratios: 5,000 to 1; 2,500 to 1 or 1,500 to 1 with common shareholders of owning less than one share after the reverse stock split receiving cash in the amount of $1.10 per pre split share ("Transaction").

You have asked us to render our opinion as to whether the Transaction is fair, from a financial point of view, to stockholders who would not retain their interest in the Company after completion of the Transaction, and stockholders who would retain their interest in the Company after completion of the Transaction, in each case other than stockholders who are directors, or executive officers of the Company or affiliates of directors or executive officers of the Company. The Opinion does not address the Company's underlying business decision to effect the transaction. This opinion is based on the terms articulated in the resolution of the Board of Directors dated April 14, 2005. We have not been asked to, and did not, solicit third-party expressions of interest in acquiring all or any part of the Company's assets or securities other than for the purpose of assessing the likelihood of a merger or acquisition transaction.

In the course of our analyses for rendering this opinion, we have:

     o Reviewed the Transaction Documents, including a draft of the proxy statement for the stockholders approval of the Transaction;

     o Reviewed the Company's audited financial statements for the fiscal years ended 2001, 2002, 2003 and 2004;

     o Review minutes of the Board of Directors for fiscal years 2002 through 2005;

     o    Analyzed  certain  operating  and  financial  information,   including
          projections, provided to us by management relating to the Company's business prospects;

     o Met with certain members of the Company's senior and operating management to discuss Color Imaging, Inc.'s operations, historical financial results and future prospects;

     o    Visited the Company's facilities in Atlanta, Georgia;

     o Discussed with management its activities with respect to their contacts with other investment bankers, private equity investors and potential merger or acquisition candidates;

     o    Evaluated the stock price history and reported events of the Company;

     o    Evaluated other strategic alternatives for the Company;

     o    Evaluated the liquidation value of the Company's common stock;

     o Considered publicly available data and stock market performance data of public companies we deem comparable to the Company; and

     o Conducted such other studies, analyses, inquiries and investigations, as we deemed appropriate.

In the course of our investigation, we have assumed and relied upon the accuracy and completeness of the financial statements, forecasts, projections and other information provided to us by management and we have further relied upon the assurances of management that they were unaware of any facts that would make the information provided to us incomplete or misleading. We have not assumed any responsibility for independent verification of such information or assurances.

In arriving at our opinion, we have not performed any independent appraisal of the assets of the Company. Our analysis does not constitute an examination, review of, or compilation of prospective financial statements in accordance with standards established by the American Institute of Certified Public Accountants ("AICPA"). We do not express an opinion or any other form of assurance on the reasonableness of the underlying assumptions or whether any of the prospective financial statements are presented in conformity with AICPA presentation guidelines. Further, there will usually be differences between prospective and actual results because events and circumstances frequently do not occur as expected and those differences may be material. We have also assumed the Company is not currently involved in any material transaction other than the Transaction, and those activities undertaken in the ordinary course of conducting its business other than those disclosed.

We have acted as financial advisor to the Special Committee in connection with the Proposed Transaction and will receive a fee for these services. We will receive an additional fee upon delivery of this opinion. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our services for the Proposed Transaction.

This Opinion is furnished for the use and benefit of the Special Committee and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Transaction. This Opinion is delivered to each recipient subject to the conditions, scope of engagement, limitations and understanding set forth in this Opinion and subject to the understanding that the obligations of CBIZ Valuation Group, LLC in the Transaction are solely corporate obligations. Furthermore, no officer, director, employee or shareholder of CBIZ Valuation Group, LLC shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of you or your affiliates.


On the basis of the forgoing, it is our opinion that the Transaction is fair, from a financial point of view, to the Company's stockholders who would not retain their interest in the Company after completion of the Transaction, and stockholders who would retain their interest in the Company after completion of the Transaction, in each case other than stockholders who are directors, or executive officers of the Company or affiliates, of directors or executive officers of the Company.


Very truly yours,


  /S/ CBIZ VALUATION GROUP, LLC

CBIZ VALUATION GROUP, LLC

                                    EXHIBIT B

                                    FORM OF
                              REVERSE STOCK SPLIT
                                   AMENDMENT



(A) Article FOURTH of the Articles of Incorporation, as amended, of Color Imaging, Inc. is hereby amended and replaced in its entirety as follows:


        FOURTH:


          A. The total number of shares of stock which the Corporation shall have authority to issue is twenty thousand six hundred and [INSERT # (A) BELOW BASED ON PROPOSAL APPROVED BY STOCKHOLDERS], consisting of [INSERT # (B) BELOW BASED ON PROPOSAL APPROVED BY STOCKHOLDERS] shares of Common Stock having a par value of $0.01 per share and [INSERT # (C) BELOW BASED ON PROPOSAL APPROVED BY STOCKHOLDERS] shares of Preferred Stock having a par value of $0.01 per share.


          B. The Board of Directors is expressly authorized to provide for the issuance of the shares of Preferred Stock in one or more series by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.


(B) Effective at the date and time this amendment to the Certificate of Incorporation is accepted by the Secretary of State of the State of Delaware (the "Effective Time"), each D. [INSERT RATIO (D) BELOW ON PROPOSAL APPROVED BY STOCKHOLDERS] of the corporation's common shares then issued and outstanding shall be automatically converted into one fully-paid and non-assessable common share (the "Reverse Stock Split"). In lieu of the issuance of any fractional common shares or scrip of less than one whole common share that would otherwise result from the Reverse Stock Split, any holder of common shares who would otherwise be entitled to receive less than one share in total shall be entitled to receive the amount of One and 10/100 Dollars ($1.10) in cash for each common share held immediately prior to the Effective Time. This subsection (B) of this Certificate of Amendment shall affect only issued and outstanding shares of the corporation and shall not affect the total authorized number of shares.


(C) This Certificate of Amendment shall not change the stated capital or paid-in surplus referable to the common shares, if any.


Note:                (a)          (b)          (c)          (c)
                    Total       Common      Preferred      Ratio
                  ---------    ---------    ---------    ---------
Proposal 1-A       20,667       20,000         667         1,500
Proposal 1-B       12,400       12,000         400         2,500
Proposal 1-C        6,200        6,000         200         5,000

                                   EXHIBIT C

                                    FORM OF
                              FORWARD STOCK SPLIT
                                   AMENDMENT

(A) Article FOURTH of the Articles of Incorporation, as amended, of Color Imaging, Inc. is hereby amended and replaced in its entirety as follows:

      FOURTH:


          A. The total number of shares of stock which the Corporation shall have authority to issue is thirty-one million (31,000,000), consisting of thirty million (30,000,000) shares of Common Stock having a par value of $0.01 per share and one million (1,000,000) shares of Preferred Stock having a par value of $0.01 per share.


          B. The Board of Directors is expressly authorized to provide for the issuance of the shares of Preferred Stock in one or more series by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.


(B) Effective at the date and time this amendment to the Certificate of Incorporation is accepted by the Secretary of State of the State of Delaware (the "Effective Time"), each share of the corporation's common shares then issued and outstanding shall be automatically converted into ****[INSERT RATIO BELOW] fully paid and non-assessable common shares. This subsection (B) of this Certificate of Amendment shall affect only issued and outstanding shares of the corporation and shall not affect the total authorized number of shares.


(C) This Certificate of Amendment shall not change the stated capital or paid-in surplus referable to the common shares, if any.




****To be completed according to the Proposal adopted:

Proposal 1-A   fifteen hundred (1,500)
Proposal 1-B   two thousand five hundred (2,500)
Proposal 1-C   five thousand (5,000)

                                   EXHIBIT D

                           FORM OF TRANSMITTAL LETTER


                              COLOR IMAGING, INC.
                        4350 Peachtree Industrial Blvd
                                   Suite 100                         TELEPHONE
                               Norcross, GA 30071                 (770) 840-1090
                                  July __, 2005                      TELECOPY
                                                                  (770) 242-3494


                               September __, 2005


Dear Stockholder:


     At the recent Annual Meeting of Stockholders of Color Imaging, Inc. ("Color Imaging" or the "Company"), the stockholders approved amendment of Color Imaging's Certificate of Incorporation to effect a reverse split at a ratio of [1500 to 1 (or 2500 or 5000 to 1 as determined by the Board)] of Color Imaging's common stock, par value $0.01 per share (the "Common Stock"; the "Transaction"). The Transaction occurred on September __, 2005 (the "Effective Date"). As a result of the Transaction, stockholders with less than [1500 or 2500 or 5000] share of Common Stock in any account immediately prior to the Effective Date have had these shares cancelled and converted to the right to receive the fair market value of such shares in cash in an amount equal to $1.10 per share of Common Stock prior to the Effective Date. The Transaction has no effect upon stockholder accounts with [1500 or 2500 or 5000] or more shares of Color Imaging Common Stock, other than the change in the CUSIP number from 196245 10 4 to CUSIP number ______ __ _, since a forward split after the Effective Date means you have the same number of shares you held prior to the reverse split.


     In order to receive the cash payment for your cancelled shares you must surrender to American Stock Transfer and Trust Company, Color Imaging's transfer agent, the certificates representing such cancelled shares. Accordingly, you must complete, date, sign and return the enclosed Letter of Transmittal to American Stock Transfer and Trust Company, along with all of your share certificate(s) representing cancelled Color Imaging Common Stock. We suggest that you mail the share certificate(s) in a traceable manner (i.e., registered mail, overnight courier, etc.). Any person holding more than one certificate representing shares of Color Imaging Common Stock cancelled as a result of the Transaction must surrender all such affected certificates registered in their name in order to receive payment.

     Only upon receipt of your properly completed Letter of Transmittal and your certificate(s) representing cancelled shares of Color Imaging Common Stock will American Stock Transfer and Trust Company forward you your cash payment. Please read and follow all instructions on the Letter of Transmittal, and direct any questions you might have to American Stock Transfer and Trust Company at (877) 248-6417 or (718) 921-8317.

                          By order of the Board of Directors of the Company



                          -------------------------------------------------
                          Morris E. Van Asperen,
                          Executive Vice President, Chief Financial Officer and Corporate Secretary

PROXY

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

                              COLOR IMAGING, INC.


The undersigned hereby appoints Sueling Wang, PhD and Morris E. Van Asperen, attorneys and proxies, each with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote all of the shares of stock of Color Imaging, Inc., standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of Color Imaging to be held September 19, 2005 or any adjournment or postponement thereof.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 1 TO AMEND THE CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT AND A FORWARD STOCK SPLIT, USING ONE OF THREE RATIOS TO BE SELECTED BY, AND AT THE ELECTION OF, THE BOARD OF DIRECTORS, "FOR" THE ELECTION OF EACH NOMINEE TO SERVE AS A DIRECTOR, AND "FOR" PROPOSAL 3 TO RATIFY THE SELECTION OF LAZAR LEVINE & FELIX LLP AS COLOR IMAGING'S ACCOUNTANTS. IF NO DIRECTION IS GIVEN IN THE SPACE PROVIDED ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSALS 1 AND 3. IF ANY OTHER BUSINESS SHOULD COME BEFORE THE MEETING, AND THE BOARD DID NOT HAVE NOTICE OF SUCH MATTER PRIOR TO THE MAILING OF THIS PROXY, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXY HOLDER.

If you intend to attend the annual meeting, please be sure to check the "I plan to attend the meeting" box on the reverse side of the Proxy.


                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF STOCKHOLDERS
                              COLOR IMAGING, INC.


                                August __, 2005


- PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED -

A [X] PLEASE MARK YOUR
VOTES AS IN THIS
EXAMPLE.


Proposal    To   approve   amendments  of  Color   Imaging's   Certificate   of
1-A:        Incorporation  to  effect a  one-for-1500  reverse  stock  split of the outstanding shares of Color Imaging's common stock, followed by a 1500-for-one stock split.

            |_|       For      |_|       Against      |_|       Abstain

Proposal   To approve amendments of Color Imaging's Certificate of Incorporation
1-B: to effect a one-for-2500 reverse stock split of the outstanding shares of Color Imaging's common stock, followed by a 2500-for-one stock split.

            |_|       For      |_|       Against      |_|       Abstain

Proposal   To approve amendments of Color Imaging's Certificate of Incorporation
3-C: to effect a one-for-5000 reverse stock split of the outstanding shares of Color Imaging's common stock, followed by a 5000-for-one stock split.

            |_|       For      |_|       Against      |_|       Abstain


FOR all nominees       WITHHOLD          NOMINEES:  Jui-Kung Wang
listed at right        AUTHORITY (to                Sueling Wang, PhD
(except as marked      vote for all                 Morris E. Van Asperen
to the contrary)       nominees                     Yi-Jen Wang
                       listed at                    Jui-Hung Wang
                       right)                       Jui-Chi Wang
                                                    Richard S. Eiswirth



2. Election of [ ]     [ ]
   Directors

   (INSTRUCTION: To withhold authority to vote for any individual nominee, write the nominee's name on the line provided below.)

   --------------------------------------------      FOR      AGAINST    ABSTAIN

3. Ratify the selection of Lazar Levine &            [  ]       [  ]       [  ]
   Felix LLP as Color Imaging's Accountants for the year ending December 31, 2005.

4. In their discretion upon such other business as may properly come before the meeting or any adjournment or postponement thereof.